UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Notice of
Annual Meeting of Shareholders
and
Proxy Statement

2010

P. O. Box 248, Tecumseh, MI 49286

Notice of Annual Meeting
of Shareholders
April 27, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Bancorp, Inc. will be held at the Downing Center, United Bank & Trust, 209 E. Russell Road, Tecumseh, Michigan, on Tuesday, April 27, 2010, at 4:30 p.m., local time, for the following purposes:

1.	To elect two directors constituting Class I of the Board of Directors, to serve for three years until the 2013 Annual Meeting of Shareholders and upon the election of their successors.

2.	To consider and approve an advisory proposal to approve the Company’s executive compensation practices as disclosed in the Proxy Statement.

3.	To approve the Company’s Stock Incentive Plan of 2010.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on February 26, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

The Federal Deposit Insurance Corporation (FDIC) requires state-chartered banks that are not members of the Federal Reserve System to prepare an annual disclosure statement that must be available to the public by March 31, 2010. A copy of the disclosure statement for either of the subsidiary banks of United Bancorp, Inc. may be obtained by contacting Randal J. Rabe at the address listed below.

You are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to be present, please promptly sign and date the enclosed Proxy and mail it in the return envelope, which is enclosed for that purpose. It will assist us in preparing for the Annual Meeting, and it is important that your shares be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials For the Shareholder Meeting to Be Held on April 27, 2010. Our Proxy Statement and Annual Report are available on our website, www.ubat.com.

By Order of the Board of Directors
/s/ Randal J. Rabe
March 17, 2010	Randal J. Rabe
Executive Vice President and Chief Financial Officer

Post Office Box 248 ● 205 East Chicago Boulevard ● Tecumseh, Michigan 49286 ● Phone 517.423.8373 ● Fax 517.423.5041● www.ubat.com

2010 Proxy Statement

Proxy Statement
Annual Meeting of Shareholders
April 27, 2010

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Bancorp, Inc. (the "Company" or “UBI”) of the accompanying Proxy to be used at the 2010 Annual Meeting of Shareholders of the Company and any adjournment or adjournments thereof. The Annual Meeting will be held on April 27, 2010 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

This Proxy Statement, Proxy and Notice of Annual Meeting are being mailed to shareholders on or after March 17, 2010. If you have elected to receive your Proxy Statement and Annual Report electronically, we will mail your Proxy by that same date, along with the address of the website where you may download and view your other materials. The mailing address of the principal executive offices of the Company is P. O. Box 248, Tecumseh, Michigan, 49286.

Only shareholders of record at the close of business on February 26, 2010 will be entitled to notice of and to vote at the Annual Meeting. On February 26, 2010, there were 5,066,384 shares of the Common Stock of the Company outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. The Common Stock constitutes the only voting security of the Company entitled to vote upon the proposals to be presented at the Annual Meeting.

Shares represented by properly executed Proxies received by the Company will be voted at the Annual Meeting in the manner specified therein. If no instructions are specified in the Proxy, the shares represented thereby will be voted in favor of the proposals presented at the Annual Meeting by the Board of Directors. Any Proxy may be revoked by the person giving it at any time prior to being voted, either by giving another Proxy bearing a later date or by notifying the Secretary of the Company, Randal J. Rabe, at the Company’s principal executive offices, in writing of such revocation or by attending the Annual Meeting and voting in person.

The cost of soliciting Proxies will be borne by the Company. The solicitation of Proxies will be made primarily by mail. Officers and regular employees of the Company and its subsidiaries may also solicit proxies, personally and by telephone or other means, for which they will receive no additional compensation and at a minimal cost to the Company. Arrangements may also be made directly by the Company with banks, brokerage houses, custodians, nominees, and fiduciaries to forward soliciting matter to the beneficial owners of stock held of record by them and to obtain authorization for the execution of Proxies. The Company may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith. The Company has retained Georgeson to assist with the solicitation of proxies for a fee of not to exceed $6,500, plus reimbursement for out-of-pocket expenses.

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Planning to attend the meeting?

If your Company stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares “held in street name,” and this Proxy Statement is being forwarded to you by your broker or nominee. Your name does not appear on the register of shareholders and, in order to be admitted to the meeting, you must bring a letter or account statement showing that you are the beneficial owner of the shares. You will not be able to vote at the meeting, and should instruct your broker or nominee how to vote on your behalf, unless you have a legal proxy from the shareholder of record appointing you as its proxy. If you have any questions about the meeting or require special assistance, please call Diane Skeels at (517) 423-1760.

If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain "routine" matters. However, because of a recent rule change, your broker no longer has discretionary authority to vote your shares in the election of Directors. It is important that you promptly provide your broker with voting instructions if you want your shares voted in the election of Directors.

Vote Necessary to Approve Proposals

Election of Directors. A plurality of the shares voting is required to elect Directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee.

Non-Binding Vote on Executive Compensation. The non-binding vote on executive compensation will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

Stock Incentive Plan of 2010. The vote on approval of the Stock Incentive Plan of 2010 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted in favor of each proposal.

Proposal 1 – Election of Directors

In accordance with the Company's Articles of Incorporation and Bylaws, the Board of Directors is divided into three classes. Each year, on a rotating basis, the term of office of the Directors in one of the three classes will expire. Successors to the class of Directors whose terms have expired will be elected for a three-year term. The Directors whose terms expire at the 2010

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Annual Meeting of Shareholders ("Class I Directors") are James D. Buhr, James C. Lawson, Donald J. Martin and David E. Maxwell.

The Board of Directors has by resolution nominated two individuals for election as Class I Directors at the 2010 Annual Meeting of Shareholders, both of whom currently serve as Class I Directors. Directors Buhr and Lawson have been nominated for re-election. Directors Martin and Maxwell currently serve as Class I Directors, but have reached mandatory retirement age and will retire from the Board effective with the 2010 Annual Meeting of Shareholders.

Those persons who are elected as Class I Directors at the 2010 Annual Meeting of Shareholders will hold office for three years, until their terms expire at the 2013 Annual Meeting of Shareholders and upon the election of their successors. If any of the nominees is unable to serve, the number of Directors to be elected at the Annual Meeting of Shareholders may be reduced by the number unable to serve or the individuals named in your Proxy may vote the shares to elect any substitute nominee recommended by the Board of Directors.

It is intended that the shares represented by Proxies in the accompanying form will be voted for the election of the two Board nominees unless a contrary direction is indicated. If any of the nominees should be unable to serve, which the Board does not anticipate, the Proxies may be voted for the election of such other person or persons as the Board of Directors may nominate.

The Board of Directors of the Company recommends a vote
“FOR” the election of both nominees as Directors

Proposal 2 – Non-Binding Vote on Executive Compensation

The Company believes that our executive compensation programs appropriately align executives’ incentives with shareholder interests and are designed to attract and retain high quality executive talent. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and dialogue. In accordance with these beliefs and as required by the Emergency Economic Stabilization Act of 2009 because of the Company’s participation in the U.S. Treasury’s Capital Purchase Program, the Board of Directors has requested an advisory shareholder vote on the Company’s executive compensation.

This proposal (sometimes referred to as a “Say-on-Pay” proposal), gives you as a shareholder the opportunity to endorse or not endorse the compensation of our executives through the following resolution:

“Resolved, that the shareholders approve the Company’s compensation of executives as disclosed in the Proxy Statement, including the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure.”

The vote is not binding upon the Board, and may not be construed as overruling a decision by the board or creating an additional fiduciary duty of the Board. However, the Compensation & Governance Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors of the Company recommends a vote “FOR” the approval of the compensation of the Company’s executive officers as disclosed in this Proxy Statement.

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Proposal 3 – Stock Incentive Plan of 2010

General
The Board of Directors believes that the long-term interests of UBI are advanced by aligning the interests of its corporate and subsidiary directors, officers and key employees with the interests of its shareholders. Therefore, to attract, retain and motivate corporate and subsidiary directors, officers and key employees of exceptional abilities, and to recognize the significant contributions these individuals have made to the long-term performance and growth of the Company and its subsidiaries, on February 25, 2010, the Board of Directors adopted and approved, subject to shareholder approval, the United Bancorp, Inc. Stock Incentive Plan of 2010 (the “Incentive Plan”). The Incentive Plan is intended to supplement and continue the compensation policies and practices of our other equity compensation plans, which we have used for many years. No new options may be granted under the Company’s 2005 and 1999 stock option plans. The Board of Directors believes that approval of the Incentive Plan is advisable to make additional shares available for stock options and other equity-based awards.

We intend to use the Incentive Plan to grant equity-based incentives to eligible participants. The forms of long-term incentives include stock options, stock appreciation rights, restricted stock units, restricted stock, stock awards and other awards based on or related to shares of UBI common stock (collectively referred to as “incentive awards”). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the Incentive Plan is intended to provide the Company with a great deal of flexibility in designing specific long-term incentives to best promote the objectives of the Incentive Plan and in turn promote the interests of our shareholders.

If shareholders approve the Incentive Plan, incentive awards could be granted to eligible participants. No incentive awards would be granted under the Incentive Plan on a date that is more than ten years after the Incentive Plan’s effective date. The effective date of the Incentive Plan will be February 25, 2010, if the shareholders approve the Incentive Plan. Incentive awards would be granted under the Incentive Plan to participants for no cash consideration or for such minimum consideration as determined by the Compensation & Governance Committee. The Incentive Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974 (ERISA).

The following is a summary of the material features of the Incentive Plan; however, the summary is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Incentive Plan. The summary is qualified in its entirety by reference to the terms of the Incentive Plan, a copy of which is attached as Appendix B to this Proxy Statement. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and the Company. This information is not a complete summary of such tax laws and does not discuss the income tax laws of any state in which a participant may reside, and is subject to change. Participants in the Incentive Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving incentive awards under the Incentive Plan.

Authorized Shares
Subject to certain anti-dilution and other adjustments, 500,000 shares of UBI common stock, no par value per share, would be available for incentive awards under the Incentive Plan. Shares of common stock authorized under the Incentive Plan could be either unissued shares, shares issued

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and repurchased by the Company (including shares purchased on the open market), shares issued and otherwise reacquired by the Company or shares otherwise held by the Company. Shares subject to incentive awards that are canceled, surrendered, modified, exchanged for substitute incentive awards, or that expire or terminate prior to exercise or vesting in full, and shares that are surrendered to the Company in connection with the exercise or vesting of incentive awards, whether previously owned or otherwise subject to such incentive awards, would remain available under the Incentive Plan. The Incentive Plan would not allow any participant to receive, in any calendar year, incentive awards issued under the Incentive Plan with respect to more than 25% of the total number of shares available under the Incentive Plan. Upon the occurrence of certain corporate events (e.g., merger, stock dividend), the Compensation & Governance Committee could adjust the incentive awards appropriately. Unless the Incentive Plan is terminated earlier by the Board of Directors, incentive awards could be granted at any time before or on February 24, 2020, when the Incentive Plan will terminate according to its terms. On March 1, 2010, the closing price of UBI common stock as reported on the OTC Bulletin Board was $5.00 per share.

Eligible Participants
Directors, officers and key employees of the Company and its subsidiaries could receive incentive awards under the Incentive Plan. We anticipate that the persons who will receive incentive awards under the Incentive Plan will be primarily directors (currently 24 persons), senior officers (currently nine persons), and a select number of key employees. Additional individuals may become directors, officers or key employees in the future and could participate in the Incentive Plan. Directors, officers and key employees of the Company and its subsidiaries may be considered to have an interest in the Incentive Plan because they may in the future receive incentive awards under it.

New Plan Benefits
No incentive awards have been granted or received under the Incentive Plan through the date of this Proxy Statement. Because benefits under the Incentive Plan will depend on the Compensation & Governance Committee’s actions and the fair market value of UBI common stock at various future dates, the benefits payable under the Incentive Plan and the benefits that would have been payable had the Incentive Plan been in effect during the most recent fiscal year are not determinable.

Administration of the Incentive Plan
The Incentive Plan would be administered by the Compensation & Governance Committee of the Board of Directors. The committee would be authorized and empowered to do all things that it determined to be necessary or appropriate in connection with the administration of the Incentive Plan. The committee would determine, subject to the terms of the Incentive Plan, the persons to receive incentive awards, the nature and amount of incentive awards to be granted to each person (subject to the limits specified in the Incentive Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the Incentive Plan. The committee could amend the terms of incentive awards granted under the Incentive Plan from time to time in any manner, subject to the limitations specified in the Incentive Plan.

Stock Options
The Incentive Plan would permit UBI to grant to participants options to purchase shares of UBI common stock at stated prices for specific periods of time. For purposes of determining the number of shares available under the Incentive Plan, each stock option would count as the

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number of shares of common stock subject to the stock option. Stock options that could be granted under the Incentive Plan could be either nonqualified stock options or incentive stock options as defined in Section 422 of the Internal Revenue Code. Unless the Incentive Plan is terminated earlier by the Board of Directors, stock options could be granted at any time before or on February 24, 2020, when the Incentive Plan will terminate according to its terms. The Compensation & Governance Committee could award options for any amount of consideration or no consideration, as the committee determines.

The Compensation & Governance Committee would establish the terms of individual stock option grants in stock option agreements, certificates of award or both. These documents would contain terms, conditions and restrictions that the committee determines to be appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares.

The exercise price of a stock option would be determined by the Compensation & Governance Committee, but must be at least 100% of the market value of UBI common stock on the date of grant.

When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the Compensation & Governance Committee, shares of UBI common stock, or other consideration substantially equal to cash. The committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or installment payments, except as limited by the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations. Any promissory note or installment payments must be with full recourse and at the market rate of interest. The Board of Directors could restrict or suspend the power of the committee to permit such loans, however, and could require that adequate security be provided. In addition, the Compensation & Governance Committee may implement a program for broker-assisted cashless exercises of stock options.

Although the term of each stock option would be determined by the Compensation & Governance Committee, no stock option would be exercisable under the Incentive Plan after ten years after the date it was granted. Stock options generally would be exercisable for limited periods of time if an option holder dies, becomes disabled (as defined in the Incentive Plan), is terminated without cause, or voluntarily leaves his or her employment. If an option holder is terminated for cause, the option holder would forfeit all rights to exercise any outstanding stock options. Subject to the other terms of the Incentive Plan, if an option holder retires (as specified in the Incentive Plan) as an employee, he or she could exercise options for the remainder of their terms, unless the terms of the option agreement or award provide otherwise.

Without Compensation & Governance Committee approval, stock options granted under the Incentive Plan generally could not be transferred, except by will or by the laws of descent and distribution, unless transfer is permitted by the terms of the grant or the applicable stock option agreement. The committee could impose other restrictions on shares of common stock acquired through a stock option exercise.

Federal Tax Consequences of Stock Options
Under current federal income tax laws, an option holder would not recognize any income and UBI would not receive a deduction when a nonqualified stock option is granted. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). UBI would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the

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Internal Revenue Code apply. The option holder’s tax basis in the shares acquired would be the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Under current federal income tax laws, an employee option holder would not recognize income and UBI would not receive a deduction when an incentive stock option is granted. If an incentive stock option is exercised, the option holder would not recognize income and UBI would not receive a deduction. The difference between the market value and the exercise price is, however, a tax preference item for purposes of calculating alternative minimum tax. Upon sale of the stock, as long as the option holder held the stock for at least 1 year after the exercise of the stock option and at least 2 years after the grant of the stock option, the option holder’s basis would equal the exercise price, the option holder would pay tax on the difference between the sale proceeds and the exercise price as capital gain, and UBI would receive no deduction for federal income tax purposes. If, before the expiration of either of the above holding periods, the option holder sold shares acquired under an incentive stock option, the tax deferral would be lost, the option holder would recognize compensation income equal to the difference between the exercise price and the fair market value at the time of exercise (but not more than the maximum amount that would not result in a loss on the disposition), and UBI would receive a corresponding deduction for federal income tax purposes. Additional gains, if any, recognized by the option holder would result in recognition of short-term or long-term capital gain (or loss).

Stock Appreciation Rights
The Incentive Plan would also permit the Compensation & Governance Committee to grant stock appreciation rights. A stock appreciation right permits the holder to receive the difference between the market value of a share of common stock subject to the stock appreciation right on the exercise date of the stock appreciation right and a “base” price set by the Compensation & Governance Committee. Under the Incentive Plan, the per-share base price for exercise or settlement of stock appreciation rights must be equal to or greater than the market value of such shares on the day the stock appreciation rights are granted. Stock appreciation rights would be exercisable on dates determined by the Compensation & Governance Committee at the time of grant. The committee could award stock appreciation rights for any amount of consideration or no consideration, as the committee determines.

Stock appreciation rights would be subject to terms and conditions determined by the Compensation & Governance Committee. A stock appreciation right could relate to a particular stock option and could be granted simultaneously with or subsequent to the stock option to which it relates. Except to the extent otherwise provided in the Incentive Plan or the grant, (i) stock appreciation rights not related to a stock option would be subject to the same terms and conditions applicable to stock options under the Incentive Plan, and (ii) all stock appreciation rights related to stock options granted under the Incentive Plan would be granted subject to the same restrictions and conditions and would have the same vesting, exercisability, forfeiture and termination provisions as the stock options to which they relate and could be subject to additional restrictions and conditions. When stock appreciation rights related to stock options are exercised, such stock options are automatically cancelled with respect to an equal number of underlying shares. Unless the Compensation & Governance Committee determines otherwise, stock appreciation rights could be settled only in shares of common stock or cash. For purposes of determining the number of shares available under the Incentive Plan, each stock appreciation right would count as one share of common stock, subject to provisions for adding back shares that are not actually issued upon settlement of a stock appreciation right.

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Federal Tax Consequences of Stock Appreciation Rights
The treatment of stock appreciation rights that are payable solely in the form of UBI common stock under federal income tax laws is similar to the treatment of nonqualified stock options as described above. Under current federal income tax laws, a participant would not recognize any income and UBI would not receive a deduction at the time such a stock appreciation right is granted. If a stock appreciation right is exercised, the participant would recognize compensation income in the year of exercise in an amount equal to the difference between the base or settlement price and the market value of the stock subject to the stock appreciation right (on the date of exercise). UBI would receive a corresponding deduction for federal income tax purposes. The participant’s tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Federal income tax laws provide different rules for stock appreciation rights that are payable in cash than for those that are payable solely in the form of UBI common stock. Under current federal income tax laws, a participant would not recognize any income and UBI would not receive a deduction at the time such a stock appreciation right is granted. Depending on the terms of the stock appreciation right, a participant may recognize taxable income upon the vesting of a cash-settled stock appreciation right and may also be subject to additional excise taxes and penalties. UBI would receive a corresponding deduction in any year in which the participant recognizes taxable income.

Restricted Stock and Restricted Stock Units
The Incentive Plan would also permit the Compensation & Governance Committee to award restricted stock and restricted stock units, subject to the terms and conditions set by the committee that are consistent with the Incentive Plan. Shares of restricted stock are shares of common stock the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the Compensation & Governance Committee deems appropriate (including continued service or employment and/or achievement of performance goals established by the committee). Restricted stock units are incentive awards denominated in units of common stock under which the issuance of shares of common stock is subject to such terms and conditions as the Compensation & Governance Committee deems appropriate (including continued service or employment and/or achievement of performance goals established by the committee). For purposes of determining the number of shares available under the Incentive Plan, each restricted stock unit would count as the number of shares of common stock subject to the restricted stock unit. Unless determined otherwise by the Compensation & Governance Committee, each restricted stock unit would be equal to one share of UBI common stock and would entitle a participant to either shares of common stock or an amount of cash determined with reference to the value of shares of common stock. The Compensation & Governance Committee could award restricted stock or restricted stock units for any amount of consideration or no consideration, as the committee determines.

As with stock option grants, the Compensation & Governance Committee would establish the terms of individual awards of restricted stock and restricted stock units in award agreements or certificates of award. Restricted stock and restricted stock units granted to a participant would “vest” (i.e., the restrictions on them would lapse) in the manner and at the times that the Compensation & Governance Committee determines.

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Unless the Compensation & Governance Committee otherwise consents or permits or unless the terms of a restricted stock or restricted stock unit agreement or award provide otherwise, if a participant’s service or employment is terminated during the restricted period (i.e., the period of time during which restricted stock or a restricted stock unit is subject to restrictions) for any reason other than death, disability or retirement, each restricted stock and restricted stock unit award of the participant still subject in full or in part to restrictions at the date of such termination would automatically be forfeited and returned to UBI. If the participant’s service or employment is terminated during the restricted period because of death, disability or retirement, then the restrictions on the participant’s shares of restricted stock and restricted stock units would terminate automatically with respect to that respective number of such shares or restricted stock units (rounded to the nearest whole number) equal to the respective total number of such shares or restricted stock units granted to such participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective restricted period. All of the remaining shares of restricted stock and restricted stock units would be forfeited and returned to UBI; however, the Compensation & Governance Committee could, either before or after a participant dies, becomes disabled or retires, waive the restrictions remaining on any or all of his or her remaining shares of restricted stock and restricted stock units.

Without Compensation & Governance Committee authorization, until restricted stock or restricted stock units vest, the recipient of the restricted stock or restricted stock units would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of restricted stock or restricted stock units other than by will or the laws of descent and distribution. All rights with respect to restricted stock and restricted stock units would only be exercisable during a participant’s lifetime by the participant or his or her guardian or legal representative. The Compensation & Governance Committee could impose additional restrictions on shares of restricted stock and restricted stock units. Except for restrictions on transferability, holders of restricted stock would enjoy all other rights of a shareholder with respect to the restricted stock, including dividend and liquidation rights and full voting rights. Holders of restricted stock units would enjoy dividend and liquidation rights with respect to shares of common stock subject to unvested restricted stock units, but would not enjoy voting rights with respect to such shares. Unless the Compensation & Governance Committee determines otherwise, any noncash dividends or distributions paid with respect to shares of unvested restricted stock and shares of common stock subject to unvested restricted stock units would be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

Federal Tax Consequences of Restricted Stock and Restricted Stock Units
Generally, under current federal income tax laws a participant would not recognize income upon the award of restricted stock or restricted stock units. However, a participant would be required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, UBI would be entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock or restricted stock units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and UBI would not receive a corresponding deduction. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock and restricted stock units would be reported as compensation income to the participant and

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UBI would receive a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income would be equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the shares subject to the award of restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant would recognize capital gain (or loss) in the amount of the difference between the sale price and the participant’s basis in the stock.

Stock Awards
The Incentive Plan would also permit the Compensation & Governance Committee to make stock awards. The committee could make stock awards for any amount of consideration, or no consideration, as the committee determines. A stock award of UBI common stock would be subject to terms and conditions set by the Compensation & Governance Committee at the time of the award. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to awarded shares of UBI common stock. However, the committee could impose restrictions on the assignment or transfer of common stock awarded under the Incentive Plan.

Federal Tax Consequences of Stock Awards
The recipient of a stock award generally would recognize compensation income equal to the difference between the fair market value of the stock when it is awarded and the amount paid for the stock (if any). The recipient’s tax basis in the stock would equal the amount of compensation income recognized on the award plus the amount paid by the recipient for the stock (if any). UBI would be entitled to a corresponding deduction equal to the amount of compensation income recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Upon a subsequent sale of the stock, the recipient would recognize capital gain or loss equal to the difference between the amount realized on the sale and his or her basis in the stock. Different rules may apply where the stock is transferred subject to a “substantial risk of forfeiture.”

Other Stock-Based Awards
Finally, the Incentive Plan would also permit the Compensation & Governance Committee to grant a participant one or more types of awards based on or related to shares of UBI common stock, other than the types described above. Any such awards would be subject to such terms and conditions as the Compensation & Governance Committee deems appropriate, as set forth in the respective award agreements and as permitted under the Incentive Plan.

Effects of a Change in Control of UBI
Upon the occurrence of a “change in control” of UBI (as defined in the Incentive Plan), all outstanding stock options and stock appreciation rights would vest and become exercisable in full immediately prior to the effective time of the change in control and would remain exercisable in accordance with their terms. All other outstanding incentive awards under the Incentive Plan would immediately become fully vested, exercisable and nonforfeitable. In

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addition, the Compensation & Governance Committee, without the consent of any affected participant, could determine that some or all participants holding outstanding stock options and/or stock appreciation rights would receive, in lieu of some or all of such awards, cash in an amount equal to the greater of the excess of (i) the highest sale price of the shares on the applicable quotation system or stock exchange on which UBI common stock is listed on the day before the effective date of the change in control, or (ii) the highest price per share actually paid in connection with the change in control, over the exercise price of the stock options and/or the base price per share of the stock appreciation rights.

Tax Withholding
If incentive awards are made under the Incentive Plan, UBI could withhold from any cash otherwise payable to a participant or require a participant to remit to UBI amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the Compensation & Governance Committee determines otherwise, tax withholding obligations could also be satisfied by withholding UBI common stock to be received upon exercise or vesting of an incentive award or by delivering to UBI previously owned shares of common stock. UBI may reasonably delay the issuance or delivery of shares of UBI common stock pursuant to an incentive award as it determines appropriate to address tax withholding and other administrative matters.

Termination and Amendment of the Incentive Plan or Awards
The Board of Directors could terminate the Incentive Plan at any time and could from time to time amend the Incentive Plan as it considers proper and in the best interests of UBI, provided that no such amendment could be made (except adjustments expressly permitted by the Incentive Plan) without the approval of shareholders of UBI if it would (i) reduce the exercise price of a stock option or the base price of a stock appreciation right below the market value of the underlying stock on the date of the grant, (ii) increase the individual annual maximum award limit, (iii) otherwise amend the Incentive Plan in any manner requiring shareholder approval by law or under applicable stock market or exchange listing requirements or rules, or (iv) cause the Incentive Plan to fail to be exempt under Section 409A of the Internal Revenue Code. In addition, no amendment to the Incentive Plan or to a previously granted incentive award could impair the rights of a holder of any outstanding incentive award without the consent of the participant, except in certain circumstances in which such amendment is necessary to satisfy a law or regulation or to meet the requirements of or avoid adverse tax or financial accounting consequences under any tax or accounting standard, law or regulation.

Subject to certain limitations, the Compensation & Governance Committee could amend or modify the terms of any outstanding incentive award in any manner not prohibited by the Incentive Plan. UBI could also suspend a participant’s rights under the Incentive Plan for a period of up to sixty days while a participant’s termination for cause is considered.

Effective Date of the Incentive Plan
Subject to shareholder approval, the Incentive Plan would take effect on February 25, 2010, and, unless terminated earlier by the Board of Directors, no awards could be made under the Incentive Plan after February 24, 2020.

If the Incentive Plan is not approved by the shareholders, no incentive awards will be made under the Incentive Plan to any employee.

Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its

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chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified “performance-based” compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The Incentive Plan is intended to provide for the ability to grant incentive awards that qualify as performance-based compensation under Section 162(m), to permit compensation associated with such awards under the Incentive Plan to be tax deductible to UBI while allowing, as nearly as practicable, the continuation of UBI’s pre-existing practices with respect to the award of equity compensation.

Stock options and stock appreciation rights awarded under the Incentive Plan would automatically qualify as performance-based compensation.

For a stock award, restricted stock, restricted stock unit or other stock-based or stock-related award to qualify as performance-based compensation, the vesting or payment of such incentive award must be contingent upon the achievement of one or more performance goals established by the Compensation & Governance Committee and must otherwise satisfy the requirements of Section 162(m). The performance goals for incentive awards must meet certain other criteria as well to qualify as performance-based compensation, including (i) the performance goals must be established in writing by the Compensation & Governance Committee during the first 90 days of the applicable performance period and before 25% of the performance period has elapsed, (ii) the satisfaction of the performance goals must be substantially uncertain when established by the committee for the performance period, and (iii) the performance goals must be based solely upon objective criteria from which an independent third party with knowledge of the facts could determine whether the performance goal or set of goals is satisfied and from that determination could calculate the performance-based compensation to be paid.

Under the Incentive Plan the performance goals that may be established by the Compensation & Governance Committee with respect to performance-based compensation would be limited to any one or more of the following measurements of performance, either individually or in any combination, applied to either UBI as a whole or to a UBI subsidiary, either individually or in any combination, and measured against pre-determined levels, the performance of a pre-established peer group or a published or special index: net income; net income per share; return on equity; cash earnings; cash earnings per share, reflecting dilution of the common stock as the committee deems appropriate and, if the committee so determines, net of or including dividends; cash earnings return on equity; core earnings; ratios of core earnings to assets or shareholders’ equity; operating income; operating income per share; operating income return on equity; return on assets; cash flow; cash flow return on capital; return on capital; productivity ratios; share price (including without limitation growth measures or total shareholder return); expense or cost levels; margins; operating efficiency; efficiency ratio; customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey; economic value added measurements; market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas; reduction of losses, loss ratios, expense ratios, fixed costs or credit risk measurements; nonperforming assets and nonperforming asset ratios; employee turnover; and specified objective social goals.

An incentive award intended to qualify as performance-based compensation could provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the performance period, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in

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management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; acquisitions, mergers, divestitures or accounting changes; amortization of goodwill or other intangible assets; discontinued operations; and other special charges or extraordinary items.
No participant in the Incentive Plan may be granted, in any calendar year, awards representing more than 25% of the total number of shares of UBI common stock available for awards under the Incentive Plan. Performance-based compensation would be paid only after written certification by the Compensation & Governance Committee that the applicable performance goals have been satisfied.

Registration of Shares
UBI intends to register shares covered by the Incentive Plan under the Securities Act of 1933 before any stock options or stock appreciation rights could be exercised and before any shares of restricted stock, restricted stock units, stock awards or other stock-based or stock-related awards are granted.

The Board of Directors of the Company recommends a vote
FOR approval of the Stock Incentive Plan of 2010.

Directors and Executive Officers

The Compensation & Governance Committee considers various potential candidates for director that may come to its attention through current board members, shareholders or other persons. The Compensation & Governance Committee will review and evaluate candidates recommended by shareholders in the same manner as it evaluates all other nominees. When considering and evaluating candidates for nomination to the Board, the Committee considers a number of factors. The Compensation & Governance Committee considers board diversity as a factor in identifying nominees for Director, but is not a dispositive factor and the Compensation & Governance Committee has no formal diversity policy. In addition, the Compensation & Governance Committee believes that a viable Board candidate should:

•	Be a shareholder of United Bancorp, Inc.

•	Be willing and able to devote full interest and attendance to the Board and its committees

•	Bring their financial business to the Company, including personal and business accounts

•	Lend credibility to the Company and enhance its image

•	Help develop business and promote the Company and its subsidiaries

•	Provide advice and counsel to the CEO

•	Maintain integrity and confidentiality at all times.

Information Concerning Nominees and Incumbent Directors
The following table discloses the name and age of each incumbent Director and Director Nominee, his or her five year business experience, the specific experience qualifications, attributes and skills that led to the conclusion of the Compensation Committee and the Board of Directors that the person should serve as a Director, and the year each became a Director of the Company.

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Name, Age, and Five Year Business Experience	Director Since
Director Nominees – Terms to Expire in 2013 (Class I)
James D. Buhr, age 62; Owner, J.D. Buhr & Company, LLC, corporate finance advisors, Ann Arbor, MI; Director of United Bank & Trust – Washtenaw ("UBTW"). Mr. Buhr has an extensive financial background, including experience as a bank credit analyst, commercial lender and investment banker. He is a native of Washtenaw County, is a registered stock broker, and holds an MBA from the University of Michigan. Mr. Buhr currently owns his own corporate finance advisory practice, which provides corporate finance advisory services to Michigan and Midwestern based companies.	2004
James C. Lawson, age 62; General Manager, Avery Oil & Propane, Tecumseh, MI; Director of United Bank & Trust ("UBT"). Mr. Lawson is an entrepreneur in Lenawee County, serving as owner or partner in a number of local businesses. These experiences have provided a diverse background into the formation and operation of a successful business. He is a lifelong resident of Lenawee County, and brings leadership, strategic planning, human resources and administrative skills and background to the Board.	1986
Incumbent Directors – Terms Expiring in 2011 (Class II)
Stephanie H. Boyse, age 41; President (since 2001) and Chief Executive Officer (since 2006), Brazeway, Inc., manufacturer of extruded aluminum tubing and related products, Adrian, MI; Director of UBT. Ms. Boyse brings a diverse range of experiences to the Board, including sales, marketing, operations, human resources, licensing and acquisitions as well as international experience. Her leadership is exhibited not only through her role as President of the world’s largest manufacturer of frost-free evaporators for household refrigeration, but also through board positions with many other local organizations.

2008
John H. Foss, age 67; Director, La-Z-Boy Incorporated; Retired Director, Vice President, Treasurer and Chief Financial Officer, Tecumseh Products Company, manufacturer of compressors and refrigeration components, engines, and power train components, Tecumseh, MI; Director of UBT. Mr. Foss is a CPA, and his work experience includes financial management and auditing. He has served as CFO of two publicly traded companies and as Chairman of the Audit Committee of La-Z-Boy. He provides practical experience and understanding in the areas of strategic planning, compensation management, internal controls, mergers and acquisitions and corporate governance.

1992
David S. Hickman, age 69; Chairman of the Company; Chief Executive Officer of the Company (1991 –2005); Tecumseh, MI; Chairman of the Board and Director of UBT; Director of UBTW (2001–2005) Mr. Hickman has a broad background of business experience in multiple fields. The past twenty-four years have been with United, where he has served in leadership roles including chief lending officer, chief operating officer and Chief Executive Officer. Mr. Hickman is a CPA, and serves on the boards of many local and regional institutions, including colleges, health care and nonprofit organizations. He has served as Chairman of the Michigan Bankers Association and Treasurer of the American Bankers Association.

1985
Incumbent Directors – Terms Expiring 2012 (Class III)
Robert K. Chapman, age 66; President (since 2003) and Chief Executive Officer (since 2006) of the Company; President (2001–2005) and Chief Executive Officer (to December, 2007) of UBTW. Mr. Chapman is a CPA, and brings over thirty years of experience in the financial industry to the Board. More than twenty of those years were in a financial role, and five years were spent in mergers and acquisitions. Mr. Chapman has a strong background in risk management.	2001
Norman G. Herbert, age 67; Independent financial consultant to Michigan Information Technology Center Foundation, Ann Arbor (since 2002) and Ann Arbor Public Schools Board of Education (2006 – 2009). Director of UBTW since 2006. Mr. Herbert has an extensive financial background. For thirty-five years, he was a part of the financial management team for the University of Michigan, with responsibilities including management of endowment and working capital, real estate acquisitions and dispositions, external financing activities and risk management. He has long been active with a number of professional, civic and non-profit organizations. He brings an analytical background and a meticulous attention to detail to the Board.

2009

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Len M. Middleton, age 46: Professor of Strategy and Entrepreneurship, Ross School of Business at the University of Michigan (since 1999). Director of UBTW since 2009. Trustee at the Ann Arbor Hands-On Museum. In his role as a faculty member in the business school of the University of Michigan, Mr. Middleton works with entrepreneurial companies, non-profit organizations and major corporations. He holds an MBA, and is founder of a private equity firm that specializes in buyouts and other investment opportunities. He has worked in a family business and has a broad range of entrepreneurial experience.

2010

None of the Director nominees or incumbents, with the exception of John H. Foss, serves as a director, or at any time during the past five years served as a director, of any other Company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such act, or any Company registered as an investment company under the Investment Company Act of 1940, as amended. Mr. Foss is a director of La-Z-Boy Incorporated. With the exception of Directors Hickman and Chapman, each Director and Director Nominee, and each person who served as a Director at any time during the last fiscal year, is or was independent as that term is defined in NASDAQ Stock Market rules for service on the Board of Directors and each committee on which the Director serves.

The Board of Directors reviewed transactions in 2009 and 2008 with companies owned or managed by Directors, for the purpose of determining whether those transactions impacted the independence of the Directors. The Company conducted transactions in the normal course of business with companies affiliated with Mr. Buhr, Mr. Martin, and Mr. Lawson during 2009 and 2008, none of which exceeded $30,000. The Board determined that these transactions did not impact the independence of these Directors.

Communicating with the Board of Directors
Shareholders may communicate with the Board of Directors, its Committees or any member of the Board of Directors by sending a letter to David S. Hickman, Chairman of the Board, United Bancorp, Inc., P.O. Box 248, Tecumseh, Michigan 49286. All shareholder communications will be forwarded to the Board, the Committee or the Director as indicated in the letter. The Board of Directors reserves the right to revise this policy in the event that this process is abused, becomes unworkable or otherwise does not efficiently serve the purpose of the policy.

Committees and Meetings of the Board of Directors
During the year ended December 31, 2009, the Board of Directors of the Company met a total of ten times. Each of the Directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board Committees of which he/she is a member. The Company has an Audit Committee and a Compensation & Governance Committee. The Compensation & Governance Committee also performs the functions of a nominating committee.

Audit Committee Report, Charter, and Independence
The Audit Committee consists of John H. Foss, David E. Maxwell and Norman G. Herbert. The Audit Committee met seven times during the year ended December 31, 2009. Each of the current members meets the requirements for independence set forth under the NASDAQ Stock Market rules. While the Company is not subject to these standards, it has chosen to comply with them voluntarily. In addition, the Board of Directors determined that Mr. Foss has met the qualifications to be considered an “audit committee financial expert” as set forth under rules adopted by the Securities and Exchange Commission.

The Audit Committee has selected BKD LLP (“BKD”) as its independent registered public accounting firm for 2010. BKD has served in that capacity since 2002. The services provided by

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BKD are limited by the Audit Committee to audit services and certain permitted audit related and tax services.

The Board of Directors has adopted a written charter for the Audit Committee a copy of which is available on the Company's website at www.ubat.com. The Board of Directors reviews and approves changes to the Audit Committee charter annually.

The Audit Committee is responsible for assisting the Board in its oversight responsibilities of the integrity of the company’s financial statements and its system of internal controls. Management is responsible for the Company’s financial statements and the financial reporting process, and for establishing and maintaining the Company’s system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles.

The Audit Committee reports that with respect to the audit of the Company's consolidated financial statements for the year ended December 31, 2009:

•	The Audit Committee has reviewed and discussed the Company's 2009 audited consolidated financial statements with the Company's management.

•
The Audit Committee has discussed with its independent registered public accounting firm, BKD, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
The Audit Committee has received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD’s communications with the Audit Committee concerning independence, and has discussed with BKD its independence.

Based on the review and the discussions referenced above, the Audit Committee recommended to the Board of Directors that the Company's 2009 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee
David E. Maxwell, Chairman
John H. Foss
Norman G. Herbert

Compensation & Governance Committee
The Board of Directors of the Company has established a Compensation & Governance Committee, which addresses matters relating to employment, compensation, and management performance while maintaining appropriate interaction with the Company’s subsidiary bank boards. The Compensation & Governance Committee performs the functions of a nominating committee for the Board of Directors of the Company. The Board of Directors has adopted a written charter for the Compensation & Governance Committee, a copy of which is Compensation & Governance Committee available on the Company’s website at www.ubat.com.

The Compensation & Governance Committee recommends the compensation for executive officers and directors of the Company and the Banks. The chief executive officer of the Company provides input into the recommended compensation of the other executive officers to the Compensation & Governance Committee, but does not participate or deliberate in compensation decisions regarding his own compensation. The Committee also recommends

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targets for bonuses and profit sharing. The Boards of Directors of the Company and the Banks have final authority over compensation of executives and the targets for bonuses and profit sharing. The Compensation & Governance Committee has sole authority to grant stock options to plan participants. The Board of the Company approves compensation levels for directors of the Company and for Directors of the Banks.

The Compensation & Governance Committee met ten times during 2009, and is composed of the following Directors of the Company: Stephanie H. Boyse, James D. Buhr, John H. Foss, James C. Lawson and David E. Maxwell. All members of the Company’s Compensation & Governance Committee meet the requirements for independence under NASDAQ Stock Market rules. While the Company is not subject to these standards, it has chosen to comply with them voluntarily.

The Compensation & Governance Committee will consider shareholder nominations for candidates for membership on the Board when properly submitted in accordance with the Company’s bylaws. The bylaws provide that no less than120 days prior to the date of the meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting, any shareholder who intends to make a nomination at the meeting shall deliver a notice to the secretary of the Company setting forth (i) the name, age, business address and residence of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of each class and series of capital stock of the Company which are beneficially owned by each such nominee and (iv) such other information concerning each such nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee.

The Compensation & Governance Committee considers various potential candidates for director that may come to its attention through current board members, shareholders or other persons. The Compensation & Governance Committee will review and evaluate candidates for Director nominated by shareholders in the same manner as it evaluates all other candidates. When considering and evaluating candidates for nomination to the Board, the Committee considers a number of factors. The Compensation & Governance Committee considers board diversity as a factor in identifying nominees for Director, but is not a dispositive factor and the committee has no formal diversity policy. In addition, the Compensation & Governance Committee believes that a viable Board candidate should:

•	Be a shareholder of United Bancorp, Inc.

•	Be willing and able to devote full interest and attendance to the Board and its committees

•	Bring their financial business to the Company, including personal and business accounts

•	Lend credibility to the Company and enhance its image

•	Help develop business and promote the Company and its subsidiaries

•	Provide advice and counsel to the CEO

Board Leadership Structure and Role in Risk Oversight
The Board of Directors of United is led by its Chairman of the Board, who is not the Chief Executive Officer of the Company. The Compensation & Governance Committee believes that separation of the positions of Chairman of the Board and Chief Executive Officer reflects good corporate governance practice. Chairman of the Board David S. Hickman is the Company’s retired Chief Executive Officer, and provides strength and experience as Chairman of the Board. Robert K. Chapman serves as the Company’s President and Chief Executive Officer, and brings a broad banking background and leadership in the Washtenaw County market to his role.

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The Board receives regular reports from Management regarding risks of the Company, as well as through the involvement of the Company’s Audit Committee in assessing and evaluating that risk. The Company began development of an enterprise risk management process in 2009, and the Chief Financial Officer reports on the results of that process to the Board of Directors.

Information Concerning Executive Officers
Following is a current listing of executive officers of the Company, setting forth the name, age, five year business experience, and year each became an executive officer of the Company. Officer appointments for the Company are made or reaffirmed annually at the Organizational Meeting of the Board of Directors. The Board may also designate executive officers at regular or special meetings of the Board.

Name, Age, and Five Year Business Experience	Executive Officer Since
Robert K. Chapman, age 66; President (since 2003) and Chief Executive Officer (since 2006) of the Company; President (2001–2005) and Chief Executive Officer (to December, 2007) of UBTW; Director of UBTW and UBI.	2001
Randal J. Rabe, age 51; Executive Vice President (since 2003) and Chief Financial Officer (since December, 2007) of the Company; President (2003–2007) & Chief Executive Officer (2005–2007) and Director (2003–2007) of UBT	2003
Todd C. Clark, age 40; Executive Vice President of the Company (since 2006); President (since 2006) and Chief Executive Officer (since December, 2007) of UBTW; Director (since 2006) of UBTW; Executive Vice President (2001–2005) of UBTW	2005
Gary D. Haapala, age 46; Executive Vice President of the Company (since 2006); Executive Vice President – Wealth Management Group of UBT (since 2006). Regional Manager, Vice President, Private Client Group, Fifth Third Bank, East Lansing, MI (2003–2006)	2006
Joseph R. Williams, age 45; Executive Vice President of the Company (since December, 2007); President and Chief Executive Officer of UBT (since December, 2007); Executive Vice President – Community Banking of UBT (2003–2007)	2007

Compensation of Directors and Executive Officers

Compensation Discussion and Analysis
This discussion describes our compensation program primarily for our Chief Executive Officer and the two other most highly compensated executive officers who earned more than $100,000 in 2009.

Compensation Philosophy and Objectives
Our executive compensation program is overseen by our Compensation & Governance Committee, which annually reviews and approves our compensation program, evaluates the performance of our chief executive officer and, with input from the chief executive officer, reviews the performance of the executives on our Management Committee in achieving our corporate objectives, and recommends their compensation to our Board of Directors for its approval. Although input from the chief executive officer is considered by the Compensation & Governance Committee and the Board, it is not given any disproportionate weight. The Compensation & Governance Committee and the Board have the final authority on compensation matters.

The Compensation & Governance Committee believes that our compensation programs should be designed to tie annual and long-term cash and stock incentives to achievement of measurable corporate, bank subsidiary and individual performance objectives. The Compensation &

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Governance Committee believes that this approach aligns executives’ incentives with shareholder value creation and allows the Company to attract and retain high quality executive talent. Accordingly, a portion of our executives’ overall compensation is tied to our financial performance (including our return on equity and net income). Our compensation philosophy is intended to compensate our executives with base salary targeted at the midrange of market competitive levels, while rewarding for outstanding corporate performance with our performance based plans. If performance goals are achieved, they will result in above-average total compensation based on a market comparison.

In 2009, we did not meet our performance targets, and we did not pay management committee incentive compensation payments to our executive officers. A discussion of the various performance objectives we use relative to specific components of compensation follows below under the heading "Compensation Components."

Compensation Process
In its process for deciding how to compensate our named executive officers, the Compensation & Governance Committee considers competitive market data. During the past three years, we have engaged the services of compensation consultants to help the Compensation & Governance Committee evaluate our executive compensation and to help select appropriate market data for comparison. Some of the resources considered were the ABA Executive Compensation Standard Report, American Bankers Association Compensation Benefits Survey, BAI Bank Cash Compensation Survey, Crowe Chizek Financial Institutions Compensation Survey, Mercer Benchmark Database Human Resource Management, Michigan Bankers Association Compensation Survey and Watson Wyatt Benchmark Compensation Report for Financial Institutions. None of the resources was specifically prepared or customized for the Company and each resource contained only aggregate data with regard to the institutions surveyed. While the Compensation & Governance Committee considered these resources, it determined compensation levels in its judgment based on what it considered to be reasonable and appropriate for the Company.

During 2007 and 2008, the Committee engaged the services of Rahmberg, Stover and Associates, LLC (“Rahmberg Stover”). For 2009, the Committee engaged the services of Findley Davies. These consultants have assisted the Compensation & Governance Committee in evaluating the mix of cash and equity compensation for our executives. Based on their recommendations and comparison to the market data they have provided, we believe that our mix of cash and equity compensation assuming the achievement of our performance goals is appropriate and is consistent with that of similar financial institutions. Neither Rahmberg nor Findley Davies provides any other services to the Company.

In 2009, the Compensation & Governance Committee engaged the services of Findley Davies to:

•	Review current management compensation structure,

•	Review prevalent market practices and trends,

•	Review competitiveness of the Company’s long term incentive compensation,

•	Review long-term incentive compensation delivery strategy, and

•	Prepare a new equity plan for shareholder approval.

Recommendations of Findley Davies were evaluated, and the Stock Incentive Plan of 2010 is being recommended for approval by shareholders as a result of those recommendations.

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The Compensation & Governance Committee also uses tally sheets prepared by our payroll department with respect to each of our named executive officers. Tally sheets include the dollar value of each component of the named executive officers’ compensation, including current cash compensation, accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. The primary purpose of the tally sheets is to bring together in one place, all of the elements of compensation of our named executive officers so that the Compensation & Governance Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of compensation. The Compensation & Governance Committee generally compares the information on the tally sheets, on an individual and aggregate basis, to the extent comparisons are available, to market data. In addition, such tallies are also used to determine internal equity conformance.

Targets and Peer Data
The Compensation & Governance Committee has the authority to set targets at other than those contained in the current year Board-approved financial plan. For 2009, the targets for payouts under the management committee bonus plan and the stakeholder bonus plan were set at a level that was considerably higher than the 2009 financial plan. The Compensation & Governance Committee has utilized comparison to a number of peer groups for the purpose of ranking our financial performance with peers in order to validate our performance targets. However, these peer groups were not used specifically to compare our compensation practices and levels to peer companies.

Limitations on Executive Compensation
The Company has participated in the United States Department of the Treasury’s (“Treasury”) Capital Purchase Program (“CPP”) effective January, 2009. Treasury implemented the CPP under the Emergency Economic Stabilization Act of 2008. The Company made immaterial, technical amendments to certain employment agreements and plans with the Corporation’s executive officers to comply with the limits on executive compensation as required by the CPP and the Emergency Economic Stabilization Act of 2008 as that Act existed at the time of the Company’s participation in the CPP.

The Company’s compensation plans are in compliance with the requirements of the American Recovery and Reinvestment Act of 2009 (the “Recovery Act”), which significantly amended the executive compensation requirements for all CPP participants. The Recovery Act prohibits the following practices:

•	making any payments (other than accrued wages and benefits) to senior executive officers and the five most highly-compensated employees upon departure from United for any reason;

•	paying or accruing any bonus, retention award or incentive compensation to our highest-compensated employee (subject to certain exceptions); and

•	using any compensation plan that would encourage earnings manipulation to enhance the compensation of any employee.

On September 15, 2009, the Company approved certain amendments to its compensation plans to comply with applicable requirements under the Economic Stabilization Act of 2008 as amended by the Recovery Act and related regulations.

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Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies participating in the CPP for taxable compensation in excess of $500,000 paid to their chief executive officer or certain other highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. We consider the impact of Section 162(m) when structuring the performance based portion of our Executive Compensation, but Section 162(m) is not a dispositive consideration. We do not expect any compensation to be non-deductible because of Section 162(m) in 2009.

Compensation Components
The key components of our executive compensation program consist of a base salary and participation in various performance-based compensation plans including our Management Committee Bonus Plan, Senior Management Bonus Deferral Stock Plan, Stakeholder Bonus Plan, 401(k) Plan, and our 2005 stock option plan. Base salary and bonus, if any, comprise a substantial portion of our executives’ total compensation. Our executives can defer cash base salary and bonus payments and invest in our common stock through our 401(k) plan and Senior Management Bonus Deferral Stock Plan. Our executives also invest in our common stock through our stock option plan. In addition, we have entered into employment agreements with our executive officers. Details of the employment agreements are discussed under “Employment Contracts” in the “Compensation of Executive Officers” section below.

Base Salary
We use the base salary portion of compensation to attract and retain executive officers near the midpoint of market rates, and rely on our performance-based plans to reward for performance. The Company generally hires executive officers at market rates necessary to attract talent. Raises and salary adjustments for existing executive officers are provided primarily to allow us to retain our existing talent.

Management Committee Bonus Plan
The named executive officers participate in the Management Committee Bonus Plan. Under the plan, a participant is paid a percentage of his or her base salary based on the achievement of corporate, bank and/or individual performance objectives. Bonuses under the plan are based all or in part on our achieving a target return on equity as established annually by the Board of Directors. For 2009, our target return on average equity was 9.8%.

The Management Committee Bonus Plan is divided into groups, each with differing payout levels based on a percentage of base salary. Participants in the plan may earn more or less than the prescribed bonus percentages at target levels, with threshold and maximum bonus levels established. The table below details the range of minimum, target and maximum thresholds and payouts for each group of the plan, relating to the named executive officers.

	NO BONUS IS EARNED IF PERFORMANCE IS BELOW:	BONUS EARNED AT MINIMUM THRESHOLD (1)	BONUS EARNED AT 100% OF TARGET	MAXIMUM BONUS THAT CAN BE EARNED	MAXIMUM BONUS IS EARNED AT OR ABOVE:
Group 1	6.66% ROE	18.75%	45%	90%	13.72% ROE
Group 2	6.66% ROE	15.30%	35%	70%	13.72% ROE

Targets for 2009 for all participants were based 100% on ROE, as they each have responsibilities with regard to the overall performance of the Company. Targets were not achieved in 2009, and as a result, no Management Committee Bonus incentive compensation was paid to any of the executive officers.

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The table below details the respective named executive officers in each group, the group within the plan that each participates in, the basis upon which the bonus is determined, and the payout percentages for calendar year 2009.

EXECUTIVE OFFICER	GROUP	BASED ON:	2009 PAYOUT
Chapman	1	Target ROE (100%)	0%
Rabe	2	Target ROE (100%)	0%
Clark	2	Target ROE (100%)	0%

Under the Senior Management Bonus Deferral Stock Plan adopted in 1996, participating officers are eligible to elect cash bonus deferrals and, after employment termination, to receive payment in the form of shares of Company stock. During 2009, none of the named executive officers received bonuses eligible to be deferred under the plan nor have a balance in the deferred bonus plan.

Stakeholder Bonus Plan
Executive officers and all other full-time non-commissioned employees of our Company participate in our Stakeholder Bonus Plan. Payouts from the plan are based on target net income for the Company as established annually by our Board of Directors, and payouts are based on a sliding scale that is set by the Board. All participants are paid at the same percentage level, and eligible co-workers receive a percentage of their base salary in the form of cash bonuses. No payouts are made if the Company falls below a minimum established by the Board, and maximum bonuses of 20% are paid at the highest level. The share of profits distributed to Stakeholder Bonus Plan participants is structured to provide awards consistent with the increase in profits as measured by net income, and is subject to change annually upon the recommendation of the Compensation & Governance Committee and the approval of the Board of Directors.

For 2009, minimum payouts would have been achieved at net income of $6 million, and maximum payouts would have been achieved at net income of $12 million. Payouts are made quarterly based on year to date performance. As we did not meet our minimum target, there was no payout for 2009. The payout levels for the Stakeholder bonus plan is not based on comparison to other companies, but are set annually by the Board at the levels the Board believes necessary to provide incentives for our staff to meet or exceed our annual financial plan.

401(k) Plan
Under our 401(k) plan, executives and other participants may defer a portion of their compensation, and the Company’s 401(k) plan provides for a match of up to 4% of their salaries, subject to IRS regulations. In addition to the match contributions, the plan includes a profit-sharing feature based on achievement of a net income target as established annually by the Board of Directors. Effective July 1, 2009, the Company discontinued its match and profit sharing contributions to the 401(k) plan as a cost-cutting measure.

Stock Options
In addition to issuing common stock under our Senior Management Bonus Deferral Stock Plan, we have granted options under our stock option plans. Options were granted at the then-current market price at the time the option was granted. The options have a three-year vesting period and with certain exceptions, expire at the end of ten years from the date of grant, or three years after retirement. Options granted under our plans are non-qualified stock options as defined under the Internal Revenue Code. Options granted under the 2005 and 1999 plans and not exercised are still outstanding, and no new options may be granted under either plan. The 2005 stock option plan expired at the end of 2009.

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Stock options are awarded by our Compensation & Governance Committee, which administers the stock option plans. Option grants for any certain year are generally determined by evaluating the number of option grants available under the plan, divided by the number of years remaining in the plan. The Committee allocates some or all of the options available for the year to eligible participants, based on a number of factors, including the relative rank of the executive within our Company and his or her specific contributions to the success of the Company for the prior year. We believe the options serve to enhance shareholder value by aligning the interest of our executives with those of the shareholders and also by acting to retain our executives through the vesting of the options.

The Company’s stock option plan does not specify when options are granted, and annual options are granted by the Compensation & Governance Committee each year following release of year-end earnings. In addition, in the event a new officer is hired during the year, a grant may be made at the time of his or her commencement of employment. The Committee does not time the grant of stock options to take advantage of material non-public information, or time the release of material non-public information to increase the value of option grants.

The exercise price of substantially all options granted is higher than the Company’s current stock price, and accordingly, unless the stock price significantly improves, the ability of those options to assist in retention of our executives may not be realized. Accordingly, as noted, the Compensation & Governance Committee has adopted the recommendation of Findley Davies to recommend to shareholders approval of a plan that would permit the issuance of restricted stock in addition to stock options. As noted, future awards will continue to include stock options since we believe that options, in addition to restricted stock, align the interests of our executives with those of our shareholders and help to incentivize our executives to perform and increase the value of our shares.

Severance Arrangements
Each executive officer enters into an employment agreement with the Company. As part of our goal to attract and retain our executives, such employment agreements provide that if the Company terminates the employee’s employment before a Change in Control (as defined in the agreement) other than for Cause (as defined in the agreement), the employee will receive severance pay consisting of six months’ salary continuation and six months of COBRA payments, provided that the severance pay will end if the employee secures other employment. If the Company terminates the employee’s employment other than for Cause within 12 months after a Change in Control, or if the employee resigns for Good Reason (as defined in the agreement) within 12 months after a Change in Control, the employee will receive severance pay consisting of a lump sum payment equal to one year’s salary, and will also receive 12 months of COBRA payments. However, no severance payments will be made either before or after a Change in Control during the period in which any obligation arising from financial assistance under the Troubled Assets Relief Program remains outstanding, if such payments would be prohibited as to any employee of the Company under Section 111 of the Emergency Economic Stabilization Act of 2008 as amended by Section 7001 of the American Recovery and Reinvestment Act of 2009.

The contracts provide for a general release from the employee as a condition to eligibility for severance pay. The contracts also provide that to be eligible for severance pay the employee must comply with confidentiality requirements and 12-month non-solicitation and non-competition commitments included in the contracts. The purpose of the severance arrangements is to minimize the uncertainty and distraction caused by the current climate of bank acquisitions, and

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to allow our executive officers to focus on performance by providing transition assistance if we are acquired or if there is a change in control.

Additional information regarding compensation and benefits payable to the officers on termination of employment under the terms of the employment agreements is included below under the heading “Potential Payments Upon Termination or Change In Control.”

Inter-Relationship of Elements of Compensation Packages
The various elements of the compensation package are not inter-related. There is no significant interplay of the various elements of total compensation between each other. While the Compensation & Governance Committee may recommend, and the Board has discretion to make exceptions to any compensation or bonus payouts under existing plans, the Compensation & Governance Committee has not recommended, and the Board has not approved, any exceptions to the plans with regard to any executive officer.

Other Information
We believe that stock ownership by our executive officers is the clearest, most direct way to align their interests with those of our stockholders and that, by holding an equity position in the Company, officers demonstrate their commitment to and belief in the long-term profitability of the Company. Accordingly, guidelines for stock ownership by executive officers were adopted in 2008. All of the executive officers own common stock and options to purchase common stock pursuant to our stock option plans. We currently have no policies regarding hedging the economic risk of any ownership of our common stock.

As a condition to participation in the CPP, we are required to recover from any named executive officer and any of the next twenty highest-compensated employees any bonus or incentive compensation paid to such named executive officer if the financial statement or payment method on which the payment was based later proves to be materially inaccurate. Each named executive officer has consented to provisions which require him to repay any such amount. This obligation will continue for as long as the U.S. Treasury holds a debt or equity position in the Company. It is anticipated that actions to be taken under such circumstances would be determined by the Compensation & Governance Committee. We offer minor perquisites to some executive officers, none of which have an annual aggregate incremental cost to us of more than $10,000 per executive.

Compensation Committee Report
The Compensation & Governance Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section with Company management. Based on our review and discussion with management, the Compensation & Governance Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2009.

The Compensation & Governance Committee has reviewed the Company's compensation plans for its senior executive officers ("SEOs"), and has determined that the plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company. The Committee does not believe that the structure of the SEO incentive compensation plans, when considered within the overall compensation of the SEOs, is likely to encourage the SEOs to take risks, for the following reasons:

•	Compensation Mix – Because SEO salary makes up the majority of the overall compensation, there is inherently less risk to the Company’s shareholders that the

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SEOs would undertake unnecessary and excessive risks than if short-term incentives comprised the majority of the SEO’s compensation.

•
Stock Option Plan – The committee has determined that this plan does not encourage unnecessary and excessive risk taking because: 1) the awards are determined subjectively based upon overall performance, including maintaining adequate capital and liquidity, and 2) the exercise of the option aligns the SEO with shareholders in the desire to build long-term value.

•
Management Committee Incentive Compensation Plan – For the SEOs, the primary component of this plan is the Company’s return on equity. Increasing leverage is a method to improve the performance of this metric while, at the same time, increasing risk; however, SEOs do not have the ability to increase leverage without Board approval (share buybacks, increasing dividends, etc). Therefore, increasing net income is the best method for SEOs to maximize this short-term incentive. While there is some chance that SEOs could take on unnecessary risk to maximize net income, this risk is mitigated by Company policies and procedures and Board oversight. Significant windfalls provided by new or changed accounting standards or large one-time events that were not included in the plan can be excluded at the discretion of the Compensation & Governance Committee, so SEOs do not have an incentive to undertake these potentially risky events.

•	Stakeholder and Profit Sharing Plans – Both of these plans are based on net income. Therefore, the same items covered in the paragraph above apply to these plans.

The Compensation & Governance Committee certifies that

1.
It has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

2.	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3.
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Compensation & Governance Committee
James D. Buhr, Chairman
Stephanie H. Boyse
John H. Foss
James C. Lawson
David E. Maxwell

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement in whole or in part, the foregoing Compensation & Governance Committee Report shall not be incorporated by reference into any such filings.

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Compensation of Executive Officers
The following table sets forth information concerning the compensation earned by each person who served as Chief Executive Officer during 2009 and the two most highly compensated executive officers other than the Chief Executive Officer during 2009.

summary compensation table

NAME AND PRINCIPAL POSITION	YEAR	SALARY (1)	BONUS	OPTION AWARDS (2)	NON-EQUITY INCENTIVE COMP (3)	ALL OTHER COMPENSA- TION (3)	TOTAL COMPENSA- TION
Robert K. Chapman, President and Chief Executive Officer	2009	$260,000	$0	$20,813	$0	$15,507	$296,320
	2008	257,308	0	15,012	7,333	17,400	297,053
	2007	250,000	0	18,222	5,269	17,850	291,341
Randal J. Rabe, Executive Vice President & Chief Financial Officer	2009	$190,000	$0	$11,655	$0	$7,384	$209,039
	2008	190,000	0	8,340	5,919	9,425	213,684
	2007	190,000	0	12,861	5,085	9,470	217,416
Todd C. Clark, Executive Vice President	2009	$195,000	$0	$11,655	$0	$6,156	$212,811
	2008	192,308	0	10,425	5,909	8,019	216,661
	2007	170,000	0	12,825	5,023	7,700	195,548
(1)
Generally, we believe that our executives’ base salary should be set at mid-level market competitive levels. Base salaries are reviewed annually and are compared to several databases and public information, and adjusted from time to time. Salary amounts include amounts deferred under the Company’s 401(k) plan.

(2)
Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). Further information regarding option valuation is contained in Note 16 of the Notes to Consolidated Financial Statements.

(3)
The awards listed above as “Non-Equity Incentive Compensation” include amounts paid under the Management Committee Bonus Plan, the Stakeholder Bonus Plan and as a profit-sharing contribution under the Company’s 401(k) plan as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. Amounts listed above under "All other Compensation" include matching contributions made by us under our 401(k) plan and life insurance premiums paid by the Company for the benefit of the executives. Detail is shown in the table below.

NAME	YEAR	MANAGE- MENT COMMITTEE BONUS	STAKE- HOLDER BONUS	401(k) PROFIT SHARING	TOTAL NON-EQUITY INCENTIVE PAY	401(k) MATCH CONTRIBU- TIONS (a)	LIFE INSURANCE PREMIUMS	TOTAL OTHER COMPENSA- TION
Chapman	2009	$0	$0	$0	$0	$5,007	$10,500	$15,507
	2008	0	2,733	4,600	7,333	6,900	10,500	17,400
	2007	0	769	4,500	5,269	6,750	11,100	17,850
Rabe	2009	$0	$0	$0	$0	$3,659	$3,725	$7,384
	2008	0	2,077	3,842	5,919	5,700	3,725	9,425
	2007	0	585	4,500	5,085	5,700	3,770	9,470
Clark	2009	$0	$0	$0	$0	$3,756	$2,400	$6,156
	2008	0	2,022	3,887	5,909	5,769	2,250	8,019
	2007	0	523	4,500	5,023	5,100	2,600	7,700
(a)	We have historically matched a maximum of 3% of our executives’ salaries. The maximum match was increased to 4% in 2009, and was discontinued July 1, 2009.

Employment Contracts
We have entered into employment contracts with our executive officers. The contracts are effective from June 1, 2009 through March 31, 2010, and thereafter for successive one year terms unless either party gives timely notice of non-renewal. Except for the differences in base salaries and annual bonuses and the fact that some of the agreements are with the Company and some are with the Banks, the agreements are substantially identical.

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Under the contracts, if the Company terminates the employee’s employment before a Change in Control (as defined in the agreement) other than for Cause (as defined in the agreement), the employee will receive severance pay consisting of six months salary continuation and six months of COBRA payments, provided that the severance pay will end if the employee secures other employment. If the Company terminates the employee’s employment other than for Cause within 12 months after a Change in Control, or if the employee resigns for Good Reason (as defined in the agreement) within 12 months after a Change in Control, the employee will receive severance pay consisting of a lump sum payment equal to one year’s salary, and will also receive 12 months of COBRA payments. However, no severance payments will be made either before or after a Change in Control during the period in which any obligation arising from financial assistance under the Troubled Assets Relief Program remains outstanding, if such payments would be prohibited as to any employee of the Company under Section 111 of the Emergency Economic Stabilization Act of 2008 as amended by Section 7001 of the American Recovery and Reinvestment Act of 2009.

The contracts provide for a general release from the employee as a condition to eligibility for severance pay. The contracts also provide that to be eligible for severance pay the employee must comply with confidentiality requirements and 12-month non-solicitation and non-competition commitments included in the contracts.

Grants of Plan-Based Awards
Payment under Non-Equity Incentive Plans – Payments under non-equity incentive plans include payments from the Management Committee Bonus Plan and the Stakeholder Bonus Plan as described above in the “Compensation Discussion and Analysis” section of this Proxy Statement. Under the Management Committee Bonus Plan, an executive is paid a percentage of his base salary based on the achievement of corporate performance objectives. All the executives’ bonuses are based all or in part on our achieving a target return on equity as established annually by the Board of Directors.

Under the Stakeholder Bonus Plan, payouts are based on target net income for the Company as established annually by the Board of Directors. The plan is described above in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Under our 401(k) plan, we include a profit sharing feature based on achievement of the 2009 net income target as established by the Board of Directors. As a result of our 2009 net loss, we made no profit sharing contribution to the 401(k) of our executives.

Grants of Equity-Based Awards – In 2005 through 2009, we granted options under our 2005 stock option plan. Previously, options were granted under our 1999 stock option plan. Options granted under the 2005 and 1999 plans and not exercised are still outstanding, and no new options may be granted under the 2005 and 1999 plans.

We believe that our long-term interests are best advanced by our stock option plans by aligning the interest of our executive officers with the interests of our shareholders. Options under our 2005 stock option plan were granted at the then-current market price at the time the option is granted. The options have a three-year vesting period and with certain exceptions, expire at the end of ten years from the date of grant, or three years after retirement. The 2005 stock option plan expired at the end of 2009. Options granted under our plans are non-qualified stock options as defined under the Internal Revenue Code.

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Options were granted by our Compensation & Governance Committee, which administers the Plan The Compensation & Governance Committee determined which executives were awarded options based on a number of criteria including the relative rank of the executive within our Company and his or her specific contributions to the success of the Company for the prior year. See the “Compensation Discussion and Analysis” section for additional detail. We believe the options served to enhance shareholder value by aligning the interest of our executives with those of the shareholders and also by acting to retain our executives through the vesting of the options.

Outstanding Equity Awards at Fiscal Year End 2009
The following table provides information as of December 31, 2009 regarding the Company’s outstanding equity awards under the Company’s Stock Option Plans. The exercise price of all of the options shown below is higher than the Company’s current stock price, and accordingly, the options cannot be exercised profitably at this time. All shares issuable under the Senior Management Bonus Deferral Stock Plan are fully vested, and are not included in the table below. There were no other outstanding equity awards as of December 31, 2009.

NAME	GRANT DATE (1)	# OF SHARES UNDERLYING UNEXERCISED OPTIONS AT YEAR END (2)		OPTION EXERCISE PRICE (2)	OPTION EXPIRATION DATE
		EXERCISABLE	UNEXERCISABLE
Robert K. Chapman	01/09/02	4,135	- -	$19.98	01/09/12
	01/10/03	5,348	- -	22.21	01/10/13
	01/09/04	5,788	- -	27.21	01/09/14
	01/03/05	5,512	- -	30.39	01/03/15
	01/03/06	5,880	- -	29.52	01/03/16
	01/02/07	6,000	- -	22.50	01/02/17
	02/15/08	2,376	4,824	19.75	02/15/18
	03/04/09	- -	12,500	7.24	03/04/19
Randal J. Rabe	02/17/03	2	- -	$23.04	02/17/13
	01/09/04	4,630	- -	27.21	01/09/14
	01/03/05	4,410	- -	30.39	01/03/15
	01/03/06	3,990	- -	29.52	01/03/16
	01/02/07	3,800	- -	22.50	01/02/17
	02/15/08	1,320	2,680	19.75	02/15/18
	03/04/09	- -	7,000	7.24	03/04/19
Todd C. Clark	01/10/01	2	- -	$18.66	01/10/11
	01/10/03	992	- -	22.21	01/10/13
	01/09/04	2,018	- -	27.21	01/09/14
	01/03/05	3,528	- -	30.39	01/03/15
	01/03/06	4,200	- -	29.52	01/03/16
	01/02/07	4,600	- -	22.50	01/02/17
	02/15/08	1,650	3,350	19.75	02/15/18
	03/04/09	- -	7,000	7.24	03/04/19
(1)	Option grants are fully vested at the end of the first three years following the grant date; 33% per year at the end of each of the first two years and 34% at the end of the third year.
(2)	The number of shares granted and the exercise price for each option is adjusted in accordance with the Company’s stock option plans to reflect stock dividends paid.

The Company has not adjusted or amended the exercise price of options previously awarded to any executive officer.

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Option Exercises in 2009
During 2009, no options under the Company’s stock option plans were exercised by the named executive officers.

Retirement, Termination or Change of Control Payments.
As discussed in the Compensation Discussion & Analysis section of this Proxy Statement, the Recovery Act directs the Secretary of the Treasury to establish standards that would prohibit the Company from making payments (other than accrued wages and benefits) to any named executive officer who departs the Company for any reason for as long as Treasury owns an equity position in United. The Company modified its employment agreements in 2009 to comply with Treasury requirements.

The company has entered into employment agreements with each of the named executive officers. For any termination before a Change in Control (as defined in the agreement) other than for Cause (as defined in the agreement), the employee will receive severance pay consisting of six months’ salary continuation and six months of COBRA payments, provided that the severance pay will end if the employee secures other employment. If the Company terminates the employee’s employment other than for Cause within 12 months after a Change in Control, or if the employee resigns for Good Reason (as defined in the agreement) within 12 months after a Change in Control, the employee will receive severance pay consisting of a lump sum payment equal to one year’s salary, and will also receive 12 months of COBRA payments. However, no severance payments will be made either before or after a Change in Control during the period in which any obligation arising from financial assistance under the Troubled Assets Relief Program remains outstanding, if such payments would be prohibited as to any employee of the Company under Section 111 of the Emergency Economic Stabilization Act of 2008 as amended by Section 7001 of the American Recovery and Reinvestment Act of 2009.

Under the terms of the Company’s 2005 Stock Option Plan, upon the earlier of the occurrence of an Applicable Event, the death of Participant or total disability, all Options granted to the Participant shall be fully exercisable in accordance with terms of the Plan. “Applicable Event” is defined by the plan as the expiration of a tender offer or exchange offer (other than an offer by the Company) pursuant to which more than 25% of the Company’s issued and outstanding stock has been purchased, or the entry into an agreement by the Board of Directors of the Company to merge or consolidate the Company with or into another entity where the Company is not the surviving entity, an agreement to sell or otherwise dispose of all or substantially all of the Company’s or the Banks’ assets (including a plan of liquidation), or the approval by the shareholders of the Company of an agreement to merge or consolidate the Company with or into another entity where the Company is the surviving entity, pursuant to which more than 25% of the stock of the surviving company will be owned by persons who were not holders of the Company’s issued and outstanding stock at the time of the agreement. At December 31, 2009, the exercise price of all of the options granted to our named executive officers was higher than the Company’s stock price, and therefore, the options could not have been exercised profitably.

Executive officers may participate in the Company’s 401(k) plan, which will provide payment following retirement dependent on contributions by the officer and the Company during their term as an employee. Terms of the plan are disclosed above in the “Compensation Components” section. Executive officers are not eligible for other Company benefits following retirement.

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 Equity Compensation Plan Information
The following table provides information regarding equity compensation plans approved by shareholders as of December 31, 2009.

Equity compensation plans approved by security holders
PLAN CATEGORY	EXERCISABLE (A)	PRICE (B)	REMAINING (C,D)
Stock Option Plans	435,561	$20.98	-
Director Retainer	64,495	5.25	55,085
Deferred Bonus	4,568	5.25	21,373
Total	504,624	$18.83	76,458
(A)	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of 12/31/09.
(B)
Weighted-average exercise price of outstanding options, warrants and rights. Shares represented by the Director Retainer Stock Plan and the Senior Management Bonus Deferral Stock Plan are shown at the market closing price of the common stock of the Company on December 31, 2009.

(C)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)).
(D)	The Company's 2005 Stock Option Plan expired on January 1, 2010, and no additional options can be issued under the plan.

The Company has no equity compensation plans not approved by shareholders.

Compensation of Directors
For 2009, the non-officer Directors of our Company were paid an annual retainer of $1,000, and were paid $450 per meeting of the Board and $250 per meeting of each committee. Non-officer chairpersons of committees were paid an annual retainer of $2,000 in addition to the board retainer and meeting fees. All of the Company’s Directors are Directors of one of our Banks. The non-officer Directors of our Banks received an annual retainer of $4,000 in 2009. In addition, the non-officer Directors of our Banks received $450 per meeting of the board of the Bank and $250 per meeting of each committee of the Bank. Non-officer chairpersons of committees of the Bank were paid an annual retainer of $2,000 in addition to board retainer and meeting fees. As of January 1, 2010, payment of the annual retainer for non-officer Directors of the Company and the Banks was suspended. Retainers for non-officer chairpersons of committees remain in effect. Directors of our Company and Banks (who are not otherwise employees) do not participate in our employee benefit programs, and receive no direct or indirect compensation, except for certain life insurance benefits. Three directors are included in the Company’s group life insurance program on a grandfathered basis. The amounts paid by the Company are less than $100 for each of the Directors, and those amounts are included in the table below under “All Other Compensation”.

Under the Director Retainer Stock Plan originally adopted in 1996, a Director may elect to defer all or a portion of the payments received for serving as a Director except for fees for serving on or as chairman of a committee. A Director who elects to defer payment will instead be awarded units equal to the cash payment that was earned divided by the market price of the common stock on such date. The common stock earned will be issued to the director on the date on which such Director no longer is serving on our Board or on the board of the Banks. An election to defer made no later than 30 days after a Director is eligible is generally given effect commencing as of the next calendar quarter after the election. An election to defer made after 30 days from the date that a Director was eligible is generally given effect commencing as of the next calendar year. The plan is administered by the Company’s Chief Executive Officer. Up to 150,000 shares may be issued pursuant to the plan.

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In the past, Directors of our Company and of the Banks have been granted 1,000 stock options at the time they join the Board. In addition, Directors of the Company and the Banks have been awarded grants at the inception of any new stock option plans. Stock options were granted to three new Directors of the Banks in 2009.

No Director who is also an employee of either the Company or the Banks receives any compensation for his or her services as a Director or as a committee member of the Company or the Banks. Accordingly, the compensation of Mr. Chapman, the Chief Executive Officer and President of the Company and who is also a Director of the Company and UBTW, is not set forth below, but is disclosed above in the Summary Compensation Table.

Chairman of the Board David S. Hickman entered into a management consulting agreement with United effective January 1, 2006 following his retirement as Chief Executive Officer of the Company, and that agreement remained in effect during 2009. The agreement provided the following material points:

•	No Director fees for services as a Director of the Company or of the Banks.

•	A five-year term, subject to cancellation by the Company or Mr. Hickman on 90 days’ notice.

•
Payment of $150,000 per year for consulting services on a 50% part-time basis, with emphasis on business development, Adrian market development, leadership transition, holding company activities, American Bankers Association and Michigan Bankers Association service, and community development.

•	No participation in our employee benefit plans after December 31, 2005.

•	Under our Supplemental Employee Retirement Plan, in which only Mr. Hickman participated, he receives payment of $5,088 per month for 180 months, beginning January, 2006.

•	Mr. Hickman has agreed to confidentiality, non-compete and non-solicitation of employees and customers provisions.

The agreement was subsequently modified in 2009, and the modified agreement provides the following material points:

•	Effective date is February 1, 2010, until April 30, 2011

•	No Director fees for services as a Director of the Company or of the Banks.

•	Subject to cancellation by the Company at will.

•	Payment of $50,000 per year.

•	No participation in our employee benefit plans.

•	Under our Supplemental Employee Retirement Plan, in which only Mr. Hickman participated, he receives payment of $5,088 per month for 180 months, beginning January, 2006.

•	Mr. Hickman has agreed to confidentiality, non-compete and non-solicitation of employees and customers provisions.

The following table shows the compensation paid to Directors of the Company by the Company and the Banks during 2009.

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Director Compensation for 2009

DIRECTOR	FEES EARNED OR PAID IN CASH (1)	OPTION AWARDS (2)	ALL OTHER (3)	TOTAL DIRECTOR COMPENSATION	STOCK AWARDS OUTSTANDING (4)
Stephanie H. Boyse	$14,600	$-	$-	$14,600	3,805.2
James D. Buhr	25,900	-	5,900	31,800	-
John H. Foss	26,350	-	-	26,350	7,667.7
Norman G. Herbert	15,550	-	-	15,550	-
David S. Hickman	-	-	211,056	211,056	-
James C. Lawson	25,350	-	78	25,428	8,030.8
D. J. Martin	23,450	-	78	23,528	7,783.3
David E. Maxwell	22,600	-	78	22,678	2,593.0
Len M. Middleton (5)	2,233	1,557	-	3,790	-
(1)
Amounts include fees earned as a Director of the Company and the Banks. As disclosed above, Directors are eligible to defer all or a portion of his or her retainer fees, and upon his or her termination as a director, to receive payment in the form of shares of common stock. Amounts deferred are included in this column, and were as follows for 2009: Boyse, $8,050; Foss, $9,400, Lawson, $9,400 and Martin, $8,950.

(2)
Amounts in this column reflect the grant date fair value of stock options awarded computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). Further information regarding option valuation is contained in Note 16 of the Notes to Consolidated Financial Statements.

(3)
For Mr. Buhr, the amount shown represents consulting fees paid by United Bank & Trust relating to Mr. Buhr’s attendance and participation on the bank’s Directors Loan Committee. For Mr. Hickman, the amount shown includes $150,000 paid under the terms of Mr. Hickman’s 2006 consulting contract and $61,056 paid under the Company’s SERP. Amounts for Mr. Lawson, Mr. Martin and Mr. Maxwell represent the amount of life insurance premiums paid by the Company as part of the Company’s group life insurance program, in which they participate on a grandfathered basis.

(4)
Aggregate number of shares of stock awards outstanding at the end of 2009, representing director fees deferred under the Director Retainer Stock Plan, along with accumulated cash dividends earned on deferred amounts.

(5)	Mr. Middleton was appointed as a director of United Bancorp, Inc. in December of 2009. All of the amounts shown reflect compensation as a director of United Bank & Trust – Washtenaw.

Compensation Committee Interlocks and Insider Participation

No officer, or employee or former officer or employee of the Company or any of its subsidiaries served as a member of the Compensation & Governance Committee during 2009. During 2009, other than for relationships involving subsidiaries of the Company:

1.
No executive officer of the Company served on the Compensation & Governance Committee of another entity, one of whose executive officers served on the Compensation & Governance Committee of the Company;

2.	No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation & Governance Committee of the Company;

3.	No executive officer of the Company served as a member of the Compensation & Governance Committee of another entity, one of whose executive officers served as a Director of the Company.

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Members of the Compensation & Governance Committee were clients of and had transactions (loans and commitments to lend) with the Banks in the ordinary course of business during 2009. All such loans and commitments were made by the Banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. See “Directors, Executive Officers, Principal Shareholders and Their Related Interests – Transactions with the Banks.”

Security Ownership of Certain Beneficial Owners

To the extent known by the Company, as of February 26, 2010, no persons except those listed in the following table, owned beneficially more than five percent (5%) of the voting securities of the Company. The following table discloses the name and address of such beneficial owner, the total number of shares beneficially owned, and the percentage of ownership in relation to the total Common Stock of the Company outstanding and entitled to vote as of February 26, 2010. The Company is not responsible for the accuracy of this information.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
United Bank & Trust as Trustee P.O. Box 248, Tecumseh, MI 49286	411,302	(1)	8.12%
United States Department of the Treasury Washington, D.C.	311,492	(2)	6.15%
(1)
United Bank & Trust as Trustee has sole voting and sole investment powers with respect to 386,780 of the shares, and shared voting and shared investment powers with respect to the remaining 24,522 of these shares. It is the policy of the Bank's Wealth Management Group to obtain written direction from the grantor or the beneficiaries for voting. If no direction is received, the Wealth Management Group will generally vote as recommended by the Board of Directors of the Company.

(2)
As a result of the Company’s participation in the troubled Asset Relief Program Capital Purchase Program, the United States Department of the Treasury (“Treasury”) holds a warrant to purchase 311,492 shares of the Company’s Common Stock. Under applicable regulations, the shares that could be acquired by exercise of that warrant are considered to be solely beneficially owned by Treasury. Treasury has agreed that it will not exercise any voting rights with respect to any shares it acquires and holds by reason of exercise of the warrant.

Security Ownership of Management

The table below discloses the name of each of the incumbent Directors, Director nominees and executive officers of the Company, the total number of shares beneficially owned by each, and their percentage of ownership in relation to the total Common Stock of the Company outstanding and entitled to vote as of February 26, 2010 plus shares of Common Stock subject to stock options that are currently exercisable or that will be exercisable within 60 days after February 26, 2010, according to information furnished to the Company by said persons. The table also discloses the total number of shares beneficially owned by all of the incumbent Directors, Director nominees and executive officers as a group, and the percentage of ownership of said group in relation to the total Common Stock of the Company outstanding and entitled to vote as of February 26, 2010 plus shares of Common Stock subject to stock options that are currently exercisable or that will be exercisable within 60 days after February 26, 2010 according to information furnished to the Company by said persons. The Company is not responsible for the accuracy of this information.

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The numbers of shares shown below includes shares owned directly or indirectly, through any contract, arrangement, understanding, relationship, or which the indicated beneficial owner otherwise has voting power, shared voting power, sole investment power or shared investment power. Amounts deferred under the Director Retainer Stock Plan or the Senior Management Bonus Deferral Stock Plan do not result in shares issued until the date upon which a person ceases being a member of the plan.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP			TOTAL BENEFICIAL OWNERSHIP	PERCENT OF CLASS (1)
	SHARED	SOLE	VESTED OPTIONS
DIRECTORS AND DIRECTOR NOMINEES OF UNITED BANCORP, INC.
Stephanie H. Boyse	-	3,270	3,032	6,302	*
James D. Buhr	-	1,472	4,636	6,108	*
Robert K. Chapman	3,070	14,255	41,541	58,866	1.10%
John H. Foss	-	5,306	2,206	7,512	*
Norman G. Herbert	400	-	2,000	2,400	*
David S. Hickman	-	87,336	17,136	104,472	1.95%
James C. Lawson	47,742	26,716	2,205	76,663	1.43%
D. J. Martin	-	135,942	2,340	138,282	2.59%
David E. Maxwell	8,022	79,257	2,340	89,619	1.68%
Len M. Middleton	-	-	-	-	*
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OF THE COMPANY
Todd C. Clark	1,242	1,095	20,949	23,286	*
Gary D. Haapala	1,375	-	8,950	10,325	*
Randal J. Rabe	1,464	3,683	21,782	26,929	*
Joseph R. Williams	87	4,952	12,881	17,920	*
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (14 PERSONS)	568,684	10.63%
(1)	The symbol “*” shown in this column indicates ownership of less than 1% of the current outstanding Common Stock of the Company, which is the Company’s only class of voting securities.

Directors, Executive Officers, Principal Shareholders and
their Related Interests – Transactions with the Banks

Directors and executive officers of the Company, and their related interests, were clients of and had transactions (including loans and commitments to lend) with the Banks in the ordinary course of business during 2008 and 2009. All such loans and commitments were made by the Banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Banks, and did not involve more than the normal risk of collectability or present other unfavorable features. None of these loan relationships presently in effect are in default as of the date of this Proxy Statement.

Under the charter of the Audit Committee, the Audit Committee is to review and approve all related party transactions for potential conflicts of interest to the extent such transactions are ongoing business relationships with United Bancorp, Inc. and its subsidiaries. Related party transactions are those involving United Bancorp, Inc. and its subsidiaries, which are required to be disclosed pursuant to SEC Regulation S-K, Item 404.

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The Banks have made loans to companies owned or controlled by former Director Robert G. Macomber. Loans to Development Services Group LLC, which is 29.3% owned by Mr. Macomber, had a maximum outstanding balance of $4.205 million during 2008, with balances of $4.205 million at December 31, 2008. Total principal of $1.904 million was advanced and $1.099 million of principal was paid on the loans during 2008. Total interest of $216,700 was paid on the loans during 2008, and the average interest rate on these loans was 4.94%.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s Directors and officers, and persons who own more than 10% of the Company’s Common Stock, are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all officers, Directors and greater than 10% beneficial owners timely filed required reports under Section 16(a) during 2009.

Relationship With Independent Public Accountants

The Company has engaged BKD as its independent public accountants to audit the Company’s financial statements for the year ending December 31, 2010. BKD has been engaged as the Company’s independent public accountants to audit the Company's financial statements since the year ended December 31, 2002. The following table details the fees billed by BKD for work performed for the fiscal years ended December 31, 2009 and 2008, by category of fee:

	2009	2008
Audit Fees	$140,000	$168,000
Audit Related Fees	2,500	3,000
Tax Fees	15,380	14,500
All Other Fees	- -	- -
Total	$157,880	$185,500

Audit fees consist of fees for the audit of the Company’s financial statements, or for services that are usually provided by an auditor in connection with statutory and regulatory filings and engagements. Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements. Tax fees consist of fees billed for tax preparation, tax compliance, tax advice and tax planning.

The Company’s Audit Committee has concluded that the provision of services covered under the captions “Audit Related Fees” and “Tax Fees” with respect to BKD is compatible with BKD maintaining its independence. In compliance with its Audit Committee charter, which requires all audit and permitted non-audit services to be pre-approved by the Audit Committee, all audit and non-audit services as disclosed above were pre-approved by the Audit Committee. None of the hours expended on BKD’s engagement to audit the consolidated financial statements for the year ended December 31, 2009 were attributed to work performed by persons other than BKD’s full-time, permanent employees.

Shareholder Proposals

To be considered timely, any proposal by a shareholder (other than director nominations) of the Company for the 2011 Annual Meeting of Shareholders, whether or not intended to be included

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in the proxy statement and form of proxy relating that meeting, must be received by Randal J. Rabe, Executive Vice President and Chief Financial Officer, at the principal executive offices of the Company by November 17, 2010. Director nominations must be submitted no less than 120 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting. All shareholder proposals and director nominations must fully comply with the notice and procedural requirements in the Company's Bylaws.

Other Matters

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented upon which a vote properly may be taken, it is intended that shares represented by Proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares.

As permitted by Securities and Exchange Commission rules, only one copy of this 2010 Proxy Statement and the 2009 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address who have notified us of their election to receive only one copy of such documents. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of our 2010 Proxy Statement and the 2009 Annual Report to Shareholders. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or verbal request. We will begin sending separate copies of such documents within thirty days of receipt of such instructions. All requests should be addressed to United Bancorp, Inc., Attn: Diane Skeels, P.O. Box 248, Tecumseh, MI, 49286, phone 517/423-1760.

March 17, 2010	By Order of the Board of Directors
/s/ Randal J. Rabe
Randal J. Rabe

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2009
Annual Report

Page AR-1

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A Message to Our Shareholders

This 2009 Annual Report contains audited financial statements and a detailed financial review. This is the Company's 2009 annual report to shareholders as required by Rule 14a-3 of the Securities and Exchange Commission (the "SEC"). Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the SEC, except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

Shareholders who would like to receive even more detailed information than that contained in this 2009 Annual Report are invited to request our Annual Report on Form 10-K or obtain a copy of it from the SEC's website at www.sec.gov. The Annual Report on Form 10-K, as filed with the SEC, will be provided to any shareholder, without charge, upon written request to: Randal J. Rabe, Executive Vice President and Chief Financial Officer, United Bancorp, Inc., P.O. Box 248, Tecumseh, Michigan 49286.

Forward-Looking Statements

This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates, plans and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "outlook," or "strategy"; that an event or trend "may," "should," "will," or "is likely" to occur or "continue" or "is scheduled" or "on track" or that United Bancorp, Inc. or its management "anticipates," "believes," "estimates," "plans," "forecasts," "intends," "predicts," "projects," or "expects" a particular result, or is "confident" or "optimistic" that an event will occur, and variations of such words and similar expressions. All of the information concerning interest rate sensitivity is forward-looking. Accounting estimates, including among others, determination of the provision and allowance for loan losses, the carrying value of goodwill, mortgage servicing rights, deferred tax assets, and investment securities (including whether any impairment is temporary or other than temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to fully comply with all of the provisions of our memoranda of understanding, improve regulatory capital ratios, successfully implement new programs and initiatives, increase efficiencies, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of this report; the timing and level of asset growth; changes in market interest rates, changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; changes in value and credit quality of investment securities; the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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Selected Financial Data

The following table shows summarized historical consolidated financial data for the Company. The table is unaudited. The information in the table is derived from the Company's audited financial statements for 2005 through 2009. This information is only a summary. You should read it in conjunction with the consolidated financial statements, related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations, and other information included in this report. Information is unaudited; in thousands, except per share data.

FINANCIAL CONDITION	2009	2008	2007	2006	2005
Assets:
Cash and demand balances in other banks	$10,047	$12,147	$17,996	$17,606	$20,416
Federal funds sold and interest bearing balances with banks	115,542	6,325	11,130	3,770	-
Securities available for sale	92,146	82,101	83,128	95,811	103,432
Net loans	638,012	683,695	637,994	593,914	551,751
Other assets	53,581	48,125	45,439	39,888	38,180
Total Assets	$909,328	$832,393	$795,687	$750,989	$713,779

Liabilities and shareholders' equity:
Noninterest bearing deposits	$99,893	$89,487	$77,878	$81,373	$88,404
Interest bearing certificates of deposit of $100,000 or more	107,942	132,139	122,266	102,492	68,062
Other interest bearing deposits	574,966	487,923	471,393	444,137	434,186
Total deposits	782,801	709,549	671,537	628,002	590,652
Short term borrowings	-	-	-	77	6,376
Other borrowings	42,098	50,036	44,611	40,945	42,228
Other liabilities	3,562	3,357	6,572	7,429	6,901
Total liabilities	828,461	762,942	722,720	676,453	646,157
Total shareholders' equity	80,867	69,451	72,967	74,536	67,622
Total Liabilities and Shareholders' Equity	$909,328	$832,393	$795,687	$750,989	$713,779

RESULTS OF OPERATIONS
Interest income	$43,766	$47,041	$51,634	$47,056	$38,649
Interest expense	12,251	17,297	21,873	17,802	12,286
Net interest income	31,515	29,744	29,761	29,254	26,363
Noninterest income	16,899	13,510	13,652	12,175	11,669
Noninterest expense (1)	33,647	29,963	27,559	26,914	25,195
Pre-tax, pre-provision income	14,767	13,291	15,854	14,515	12,837
Provision for loan losses	25,770	14,607	8,637	2,123	1,332
Goodwill impairment	3,469	-	-	-	-
Federal income tax	(5,639)	(1,280)	1,635	3,420	3,181
Net income (loss)	$(8,833)	$(36)	$5,582	$8,972	$8,324

Basic earnings (loss) per share (2) (3)	$(1.93)	$(0.01)	$1.06	$1.69	$1.58
Diluted earnings (loss) per share (2) (3)	(1.93)	(0.01)	1.06	1.69	1.57
Cash dividends paid per common share (3)	0.02	0.70	0.79	0.73	0.68

(1)	Excludes 2009 goodwill impairment
(2)	Earnings per share data is based on average shares outstanding plus average contingently issuable shares.
(3)	Adjusted to reflect stock dividends paid in 2007, 2006 and 2005.

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UNITED BANCORP, INC.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
and
Consolidated Financial Statements

Nature of Business

United Bancorp, Inc. (the "Company" or “United”) is a Michigan Bank Holding Company headquartered in Tecumseh, Michigan. The Company's subsidiary banks (the "Banks") have local Boards of Directors and are locally managed. The Banks offer a full range of financial services through a system of sixteen banking offices located in Lenawee, Monroe and Washtenaw Counties. While the Company's chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Companywide basis. Accordingly, all of the Company's financial services operations are considered by management to be aggregated in one reportable operating segment.

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Management's Discussion and Analysis of Financial Condition and Results of Operations

This discussion provides information about the consolidated financial condition and results of operations of the Company and its subsidiary banks, United Bank & Trust ("UBT") and United Bank & Trust – Washtenaw ("UBTW").

Background

The Company is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act. The Company has corporate power to engage in such activities as permitted to business corporations under the Michigan Business Corporation Act, subject to the limitations of the Bank Holding Company Act and regulations of the Federal Reserve. The Banks offer a full range of services to individuals, corporations, fiduciaries and other institutions. Banking services include checking, NOW accounts, savings, time deposit accounts, money market deposit accounts, safe deposit facilities, electronic banking and bill payment, and money transfers.

United’s lending operations provide real estate loans, secured and unsecured business and personal loans, consumer installment loans, check-credit loans, home equity loans, accounts receivable and inventory financing, equipment lease financing and construction financing. The Company’s Treasury Management Division provides cash management services including remote deposit capture, Image Positive Pay, lockbox services, business sweep accounts and credit card and merchant services.

UBT operates a trust department, and provides trust services to UBTW on a contract basis. The Wealth Management Group offers a variety of fiduciary services to individuals, corporations and governmental entities, including services as trustee for personal, pension, and employee benefit trusts. The department provides trust services, financial planning services, investment services, custody services, pension paying agent services and acts as the personal representative for estates. The Banks offer the sale of nondeposit investment products through licensed representatives in their banking offices, and sell credit and life insurance products. In addition, the Company and/or the Banks derive income from the sale of various insurance products to banking clients.

The Company operates United Structured Finance ("USFC"). USFC is a finance company that offers simple, effective financing solutions to small businesses, primarily by engaging in SBA 504 and 7(a) lending. The loans generated by USFC are typically sold on the secondary market. Gains on the sale of those loans are included in income from loan sales and servicing. USFC revenue provides additional diversity to the Company's income stream, and provides financing alternatives to clients of the Banks as well as non-bank clients.

Economic Trends

Unemployment for the State of Michigan at the end of December 2009 was 14.6%, and as a result, the State retains its position with the highest unemployment level among the fifty states. The U.S. average unemployment rate at the end of 2009 was 10.0%. The Lenawee County unemployment rate of 16.6% is above the State's average level, while the Washtenaw County unemployment rate of 8.0% results in its ranking of lowest in the State.

Automotive industry expert Polk reports that light vehicle sales for 2009 were 10.4 million, the lowest level in 27 years and 21.2% lower than in 2008. Polk predicts the light vehicle market will be 11.5 million units in 2010, according to its most recent U.S. light vehicle forecast.

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The American Bankers Association commented in November, 2009 that although economic recovery may have technically begun, activity is not yet back to full health, and many headwinds and imbalances still exist that will likely dampen growth moving into the near to intermediate future. The private sector is continuing a process of deleveraging. Consumer credit outstanding has declined for eight consecutive months as households have reduced their debt relative to income. Therefore, the savings rate has increased significantly since its lows of recent past years, and this is causing reduced consumption. Fiscal and monetary policies have aimed at countering this effect through large public deficits, very expansionary monetary policy, and various other measures designed to spur consumption.

These difficult economic conditions are having a profound and direct negative impact on the businesses and residents of Michigan. The Company's loan demand (other than for residential mortgages) has contracted and loan quality has deteriorated. Decreases in loan quality have been primarily concentrated in the areas of construction and residential real estate development, but have expanded somewhat to include a broader base of the Banks’ loan portfolios in 2009.

Market Developments

Deposit Insurance
Substantially all of the deposits of the Banks are insured up to applicable limits by the Deposit Insurance Fund ("DIF") of the FDIC and are subject to deposit insurance assessments to maintain the DIF. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a matrix that takes into account a bank's capital level and supervisory rating.

On February 27, 2009, the FDIC adopted a final rule modifying the risk-based assessment system and setting initial base assessment rates beginning April 1, 2009, at 12 to 45 basis points; and due to extraordinary circumstances, extended the time within which the reserve ratio must be returned to 1.15 percent from five to seven years. On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009. The Banks incurred expenses of $405,400 as a result of the special assessment in the second quarter of 2009.

On November 12, 2009, the FDIC amended its regulations requiring certain insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012. The prepaid assessment for these periods was collected on December 30, 2009, along with each institution's regular quarterly risk-based deposit insurance assessment for the third quarter of 2009. The prepayment has been treated as a prepaid expense on the books of the Company, and will be recognized as expense in the period for which the assessments are effective.

TARP Capital Purchase Program
In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (EESA) was signed into law. The EESA created the Troubled Asset Relief Program (TARP), under which the United States Department of the Treasury (Treasury) was given the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

EESA also temporarily increased the amount of deposit insurance coverage available on customer deposit accounts from $100,000 per depositor to $250,000 per depositor until December 31, 2009. In May 2009, the Helping Families Save Their Homes Act was signed into

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law, which extended the temporary deposit insurance increase of $250,000 per depositor through December 31, 2013.

In October 2008, the Treasury announced that it would purchase equity stakes in a wide variety of banks and thrifts. Under the program, known as the Capital Purchase Program (CPP), the Treasury made $250 billion of the $700 billion authorized under TARP available to U.S. financial institutions through the purchase of preferred stock. In conjunction with the purchase of preferred stock, the Treasury received, from participating financial institutions, warrants to purchase common stock with an aggregate market price equal to 15% of the preferred stock investment. Participating financial institutions were required to agree to restrictions on future dividends and share repurchases during the period in which the preferred stock remained outstanding.

In January of 2009, the Company issued and sold $20.6 million in preferred stock to the United States Department of the Treasury under the TARP Capital Purchase Program. The Board believes that it is in the Company's best interest to preserve capital given the severe economic and financial market conditions in Michigan and the U.S. In its ongoing efforts to preserve capital, the Board of Directors of the Company suspended payment of a quarterly dividend on its common shares in the second quarter of 2009.

Other
The federal government has introduced a comprehensive Financial Stability Plan to address the key problems at the heart of the current crisis and get the U.S. economy back on track. A critical piece of that effort is Making Home Affordable (MHA), a plan to stabilize the U.S. housing market and help Americans reduce their monthly mortgage payments to more affordable levels. In the spirit of the MHA program, United has implemented a proprietary mortgage modification program that was designed to comply with changes in the Michigan statutes governing foreclosure by advertisement that went into effect in July of 2009. This program is available both to holders of residential real estate mortgages in the portfolio of the Banks and those sold on the secondary market but serviced by United.

Other Developments

Memorandum of Understanding
On January 15, 2010, UBT entered into a Memorandum of Understanding ("MOU") with the FDIC and OFIR. The MOU is not a "written agreement" for purposes of Section 8 of the Federal Deposit Insurance Act. The MOU documents an understanding among UBT, the FDIC and OFIR that, among other things: (i) UBT will not declare or pay any dividend without the prior consent of the FDIC and OFIR; and (ii) UBT will have and maintain its Tier 1 capital ratio at a minimum of 9% within six months from the date of the MOU and for the duration of the MOU, and will maintain its total capital ratio at a minimum of 12% for the duration of the MOU. UBTW is also a party to a Memorandum of Understanding with the FDIC and OFIR that documents an understanding that UBTW will have and maintain its Tier 1 capital ratio at a minimum of 8%. For additional information about the capital ratios of UBT and UBTW, see Note 18 on Page A-46 hereof, which information is incorporated here by reference.

Consolidation of Banks
As previously announced, on January 15, 2010, the Company filed applications with its regulators for permission to consolidate and merge UBTW with and into UBT, with the consolidated bank operating under the charter of UBT. The proposed bank consolidation is subject to the receipt of all applicable federal and state regulatory approvals. It is anticipated that

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the proposed bank consolidation will be completed during the second quarter of 2010. Following the transaction, the consolidated bank will continue to operate the same banking offices in the same markets that UBT and UBTW currently operate.

Executive Summary

The ongoing economic downturn has taken its toll on the financial services industry, and United has seen a resulting impact to earnings and stock price. Economic issues continue to impact the credit quality of the Banks' loan portfolios, reflected in an increase in its allowance for loan losses and nonperforming loans. A significant contributor to the decline in loan quality is the decrease in collateral values and cashflows for the Banks’ personal and commercial borrowers. Foreclosures on residential real estate mortgages continue to increase, although the Banks sell most of their mortgage production without recourse on the secondary market.

The net loss for the year of $8.833 million for United Bancorp, Inc. reflects a deterioration from prior years, as difficult economic conditions increased the Company’s charge to its provision for loan losses. In addition, costs related to ORE property, increased FDIC insurance rates and a loss from goodwill impairment all served to significantly increase expenses for 2009. Loss per share of $1.93 was up from a loss of $0.01 per share for 2008. Return on average shareholders’ equity for 2009 was -10.47%, compared to -0.05% for 2008, and return on average assets for the year ended December 31, 2009 was -1.00%, compared to 0.00% for 2008.

There were positive components to the Company’s 2009 operating results. Net interest income improved by 6.0% from 2008 to 2009, and 2009 noninterest income improved by 25.1% over 2008. The Company's pre-tax, pre-provision ROA improved from 1.64% for 2008 to 1.67% for all of 2009. This calculation adjusts net income before tax by the amount of the Company's provision for loan losses and one-time goodwill impairment charge in 2009.

Gross portfolio loans declined by $47.0 million from the end of 2008, representing a drop of 6.7% for the year. Approximately half of that decline was the result of charge-offs within the Company’s loan portfolio during the year, and the remaining decline was a result of slowing economic conditions in the region. At the same time, the Company significantly increased its liquidity, with growth of investments and fed funds and equivalents held to improve the liquidity of the balance sheet during this period of economic uncertainty. The Company expects to maintain these higher levels of liquidity until portfolio loan volume improves and more attractive investment opportunities emerge. Total assets grew by 9.2% in 2009 over 2008, as growth was funded by deposit growth of 10.3%, or $73.3 million, less a reduction in borrowings of $7.9 million.

Net interest income continues to exhibit strength, reaching record levels for 2009. While mortgage volumes were particularly strong in the first half of 2009, primarily as a result of refinancing during a period of low rates, the volume of refinancing activity has begun to subside. We do not anticipate that credit quality will improve significantly until the economy rebounds, and other noninterest income will remain under pressure as long as the economy is struggling. However, the Company’s business includes a diversity of sources of noninterest income that provided 34.9% of 2009 net revenue.

While current economic conditions present significant challenges, United has taken steps intended to protect its capital for the long-term benefit of its shareholders. The Company instituted cost containment and reduction measures during 2009. The Company did not pay merit increases to its staff in 2009, and incentive compensation was not paid at the depressed level of earnings. In addition, effective July 1, 2009, the Company discontinued its profit sharing and

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employer matching contributions to our 401(k) plan. In the fourth quarter of 2009, the Company implemented a number of staff reductions, which along with attrition, should result in annualized savings in excess of $1.0 million in 2010. Reductions were also made in Director fees for 2010.

Financial Condition

Securities
Balances in the securities portfolio increased in recent periods, generally reflecting deposit growth in excess of loan growth. The makeup of the Company’s investment portfolio evolves with the changing price and risk structure, and liquidity needs of the Company. The table below reflects the carrying value of various categories of investment securities of the Company, along with the percentage composition of the portfolio by type as of the end of 2009 and 2008.

At December 31,	2009		2008
In thousands of dollars	Balance	% of total	Balance	% of total
U.S. Treasury and agency securities	$32,239	35.0%	$19,712	24.0%
Mortgage backed agency securities	23,142	25.1%	21,972	26.8%
Obligations of states and political subdivisions	34,111	37.0%	37,889	46.1%
Corporate, asset backed and other securities	2,623	2.8%	2,478	3.0%
Equity securities	31	0.0%	50	0.1%
Total Investment Securities	$92,146	100.0%	$82,101	100.0%

Investments in U.S. Treasury and agency securities are considered to possess low credit risk. Obligations of U.S. government agency mortgage-backed securities possess a somewhat higher interest rate risk due to certain prepayment risks. The municipal portfolio contains a small level of geographic risk, as approximately 4.7% of the investment portfolio is issued by political subdivisions located within Lenawee County, Michigan and 8.2% in Washtenaw County, Michigan. The Company's portfolio contains no mortgage securities or structured notes that the Company believes to be “high risk.” The Banks' investment in local municipal issues also reflects their commitment to the development of the local area through support of its local political subdivisions.

Management believes that the unrealized gains and losses within the investment portfolio are temporary, since they are a result of market changes, rather than a reflection of credit quality. Management has no specific intent to sell any securities, although the entire investment portfolio is classified as available for sale.

The following chart summarizes net unrealized gains (losses) in each category of the portfolio at the end of 2009 and 2008.

In thousands of dollars	2009	2008	Change
U.S. Treasury and agency securities	$393	$641	$(248)
Mortgage backed agency securities	685	526	159
Obligations of states and political subdivisions	856	372	484
Corporate, asset backed and other securities	(5)	(155)	150
Equity securities	5	6	(1)
Total Investment Securities	$1,934	$1,390	$544

FHLB Stock
The Banks are members of the Federal Home Loan Bank of Indianapolis (“FHLBI”) and collectively hold a $3.0 million investment in stock of the FHLBI. The investment is carried at

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par value, as there is not an active market for FHLBI stock. The Federal Home Loan Banks continue to record accounting impairments on their private label mortgage-backed securities portfolios, which they hold as long-term investments, and account for them on an amortized cost basis. If total Federal Home Loan Bank gross unrealized losses were deemed “other than temporary” for accounting purposes, this would significantly impair the FHLB capital levels and the resulting value of FHLB stock.

The Company regularly reviews the credit quality of FHLBI stock for impairment. FHLBI stock has a rating of Aaa, and that rating was affirmed in May of 2009 by Moody’s. In spite of some accounting impairments on private-label MBS securities, FHLBI was profitable in the first nine months of 2009, and paid dividends for each quarter of the year. Based on these and other factors, the Company determined that no impairment of FHLBI stock was necessary.

Loans
As full service lenders, the Banks offer a variety of loan products in their markets. Loan balances declined by 6.7% in 2009, with the declines across all major categories of the portfolio. Personal loans on the Company's balance sheet included home equity lines of credit, direct and indirect loans for automobiles, boats and recreational vehicles, and other items for personal use. Personal loan balances declined by 1.2% for the year.

Business loan balances were down 4.5% during 2009, following growth of 9.3% in 2008. The decline in loans to commercial enterprises reflects a reduction in demand, primarily relating to the current economic conditions, as well as write-downs, charge-offs and payoffs.

The Banks generally sell their production of fixed-rate mortgages on the secondary market, and retain high credit quality mortgage loans that are not otherwise eligible to be sold on the secondary market and shorter-term adjustable rate mortgages in their portfolios. As a result, the mix of mortgage production for any given year will have an impact on the amount of mortgages held in the portfolios of the Banks. The Banks experienced significant volume in residential real estate mortgage financing during 2009, and this included the refinancing of some portfolio loans sold on the secondary market. This resulted in a decline in residential mortgage balances on the Banks' portfolios of 4.3%, compared to growth of 5.0% in 2008.

Outstanding balances of loans for construction and development declined by approximately $24 million during 2009. The change in balances reflects a decrease in the amount of individual construction loan volume, the shift of some construction loans to permanent financing, and the payoff or charge-off of a number of residential construction and development loans. Residential construction loans generally convert to residential mortgages to be retained in the Banks' portfolios or to be sold in the secondary market, while commercial construction loans generally will be converted to commercial mortgages.

The following table shows the balances of the various categories of loans of the Company, along with the percentage change of the portfolio by type as of the end 2009 and 2008.

In thousands of dollars	2009	% Change	2008	% Change
Personal	$110,702	-1.2%	$112,095	14.3%
Business, including commercial mortgages	392,495	-4.5%	410,911	9.2%
Tax exempt	3,005	18.6%	2,533	-6.5%
Residential mortgage	86,417	-4.3%	90,343	5.0%
Construction and development	56,706	-29.5%	80,412	-0.8%
Deferred loan fees and costs	728	0.4%	725	46.5%
Total loans	$650,053	-6.7%	$697,019	8.1%

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Credit Quality
The Company actively monitors delinquencies, nonperforming assets and potential problem loans. The accrual of interest income is discontinued when a loan becomes ninety days past due unless it is both well secured and in the process of collection, or the borrower's capacity to repay the loan and the collateral value appears sufficient. The chart below shows the amount of nonperforming assets by category at December 31 for each of the past two years.

	December 31,		Change
Nonperforming Assets, in thousands of dollars	2009	2008	$	%
Nonaccrual loans	$26,188	$19,328	$6,860	35.5%
Accruing loans past due 90 days or more	5,474	1,504	3,970	264.0%
Troubled debt restructurings	1,035	690	345	50.0%
Total nonperforming loans	32,697	21,522	11,175	51.9%
Other assets owned	2,803	3,459	(656)	-19.0%
Total nonperforming assets	$35,500	$24,981	$10,519	42.1%
Percent of nonperforming loans to total loans	5.03%	3.09%	1.94%
Percent of nonperforming assets to total assets	3.90%	3.00%	0.90%
Allowance coverage of nonperforming loans	61.2%	85.1%	-23.86%

Total nonaccrual loans have increased by $6.9 million since the end of 2008, while accruing loans past due 90 days or more have increased by $4.0 million. The increase in nonaccrual loans reflects the move of some loans to nonaccrual status, net of payoff or charge-off of some nonperforming loans, while the increase in delinquency reflects the difficult operating environment facing certain borrowers of the Company. Loan workout and collection efforts continue with all delinquent clients, in an effort to bring them back to performing status.

Troubled debt restructurings consist of five loans at December 31, 2009, all of which are the result of residential mortgage loans modified as part of United’s mortgage modification program implemented in 2009. All of the loans include rate modifications as well as forbearance. Total nonperforming loans as a percent of total portfolio loans moved from 3.09% at the end of 2008 to 5.03% at the end of 2009.

Holdings of other assets owned decreased by $656,000 since the end of 2008. Other real estate owned includes fifteen properties that were acquired through foreclosure or in lieu of foreclosure. The properties include fourteen commercial properties, five of which are the result of out-of-state loan participations, and one residential home. One commercial property is leased, and all are for sale. Also included in these totals are other assets owned of $29,000, consisting of motor vehicles, boats and one mobile home. These assets are also for sale.

The table below reflects the changes in other assets owned during 2009:

In thousands of dollars	ORE	Other Assets	Total
Balance at January 1	$3,386	$72	$3,458
Additions	1,814	741	2,555
Sold	(1,274)	(345)	(1,619)
Write-downs	(1,152)	(439)	(1,591)
Balance at December 31	$2,774	$29	$2,803

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Management believes that the Company's allowance for loan losses provides for currently estimated losses inherent in the portfolio. An analysis of the allowance for loan losses for the twelve months ended December 31, 2009, 2008 and 2007 follows:

In thousands of dollars	2009	2008	2007
Balance, January 1	$18,312	$12,306	$7,849
Loans charged off	(24,368)	(8,772)	(4,290)
Recoveries credited to allowance	306	171	110
Provision charged to operations	25,770	14,607	8,637
Balance, December 31	$20,020	$18,312	$12,306
Allowance as % of total loans	3.08%	2.63%	1.91%

A loan is classified as impaired when it is probable that the bank will be unable to collect all amounts due (including both interest and principal) according to the contractual terms of the loan agreement. Within the Banks’ loan portfolios, $36.2 million of impaired loans have been identified as of December 31, 2009, compared with $37.2 million as of December 31, 2008, and the specific allowance for impaired loans was $5.8 million at December 31, 2009, compared to $8.1 million at December 31, 2008. The ultimate amount of the impairment and the potential losses to the Company may be higher or lower than estimated, depending on the realizable value of the collateral. The level of the provision made in connection with the loans reflects the amount management believes to be necessary to maintain the allowance for loan losses at an adequate level, based upon the Banks’ current analysis of losses inherent in their loan portfolios. Management believes, in its judgment, that the allowance is at a level that is appropriate for the risks in the Company’s loan portfolio.

In 2009, the Company modified its method of estimating allocation of the allowance for loan losses for non-impaired loans. The Company has identified pools of loans on which to apply historical loss experience methodology. For each of these pools, the Company calculated a historical base rate and then attempted to bring the historical charge-off rate up to current conditions through various qualitative adjustments. Beginning in 2007, the historical period used was a three-year period. Effective with the first quarter of 2009, the Company slightly modified this approach by using a rolling twelve quarter historical approach.

The Interagency Policy Statement on the Allowance for Loan and Lease Losses issued in 2006 by Federal banking regulators indicates that “during periods of significant economic expansion or contraction, the relevance of data that are several years old may be limited.” Current economic conditions have resulted in significantly increasing charge-offs. Total net charge-offs as a percent of average loans for 2007 were 0.66%, increased to 1.28% in 2008, and were 3.47% in 2009. For these reasons, the Company began using a rolling eight-quarter historical base effective with the fourth quarter of 2009.

Another change was made in the fourth quarter of 2009 with regard to the number of pools used. Historically, the Company used three pools on which to apply historical loss experience methodology, those being business, residential mortgage and consumer loans. The Company’s construction and land development (“CLD”) portfolio has incurred significantly higher losses than the overall business portfolio, due to the more severe impact of the recession on the real estate development segment and the more pronounced drop in collateral value (i.e. raw land and residential real estate developments). It became apparent that the CLD loans were not representative of the overall business loan portfolio and should be analyzed separately. As a result, a fourth classification for allocation of the allowance for loan losses was implemented as of December 31, 2009.

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The following table presents the allocation of the allowance for loan losses applicable to each loan category in thousands of dollars, as of December 31, 2009 and 2008. The allocation method used takes into account specific allocations for identified credits and a historical loss average, adjusted for certain qualitative factors, in determining the allocation for the balance of the portfolio.

Allocation of the allowance for loan losses at December 31,	2009	2008
Business and commercial mortgage (1)	$12,221	$16,148
Construction and development loans	5,164	-
Residential mortgage	760	673
Personal	1,875	1,491
Total	$20,020	$18,312
(1)	Includes construction and development loans for 2008

The personal loan portfolio consists of direct and indirect installment, home equity and unsecured revolving line of credit loans. Installment loans consist primarily of home equity loans and loans for consumer durable goods, principally automobiles. Indirect personal loans consist of loans for automobiles, boats and manufactured housing, but make up a small percent of the personal loans.

Business loans carry the largest balances per loan, and therefore, any single loss would be proportionally larger than losses in other portfolios. In addition to internal loan rating systems and active monitoring of loan trends, the Banks use an independent loan review firm to assess the quality of its business loan portfolio. There are no significant concentrations in the business loan portfolio.

CLD loans make up 8.7% of the Company’s loan portfolio. This sector of the economy has been particularly impacted by declines in housing activity, and has had a disproportionate impact on the credit quality of the Company.

The following table shows trends of CLD loans, along with ratios relating to their relative credit quality.

	CLD Loans		All Other Loans
Dollars in thousands	Balance	% of Total	Balance	% of Total	Total Loans
Balances at December 31, 2009	$56,706	8.7%	$593,347	91.3%	$650,053
Impaired loans	14,441	39.9%	21,719	60.1%	36,160
Specific allowance	2,097	36.3%	3,678	63.7%	5,775
YTD Net Charge-offs	14,379	59.8%	9,684	40.2%	24,063
Nonperforming loans (NPL)	14,138	43.2%	18,559	56.8%	32,697
NPL as % of loans	24.9%		3.1%		5.0%

While balances of CLD loans make up 8.7% of total portfolio loans, they represent 39.9% of the Company’s impaired loans and 59.8% of charge-offs in 2009. The currently impaired CLD loans, in addition to the specific allowance of $2.1 million, have been partially charged down by $13.4 million.

As can be seen in the following table, currently impaired loans represent 39.7% of the total CLD loans, and the Company has provided for loan losses on impaired CLD loans of 55.7% of the balance of such loans.

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	CLD Loans
Dollars in thousands	Total	Impaired	% of Total
Balances at December 31, 2009	$56,706	$14,441
Cumulative partial charge-offs	13,427	13,427
Loan balance before charge-offs	$70,133	$27,868	39.7%

Cumulative loss on impaired CLD loans is shown below.

Dollars in thousands	CLD
Cumulative partial charge-offs	$13,427
Specific allowance at December 31, 2009	2,097
Cumulative loss on impaired loans	$15,524
Percent of impaired loans	55.7%

Further information concerning credit quality is contained in Note 5 of the Notes to Consolidated Financial Statements, which information is incorporated here by reference.

Deposits
The following chart shows the percentage change in deposits by category for 2009 and 2008.

	2009 Change		2008 Change
In thousands of dollars	$000%		$000%
Noninterest bearing deposits	10,406	11.6%	11,609	14.9%
Interest bearing certificates of deposit of $100,000 or more	(24,197)	-18.3%	9,873	8.1%
Other interest bearing deposits	87,043	17.8%	16,530	3.5%
Total deposits	$73,252	10.3%	$38,012	5.7%

Total deposits grew $73.2 million in the twelve months ended December 31, 2009. Deposit growth was in noninterest bearing deposits (up 11.6%) and other interest bearing deposits (up 17.8%), while interest-bearing CDs of $100,000 or more declined by $24.2 million in 2009, or 18.3%.

The Banks utilize purchased or brokered deposits for interest rate risk management purposes, but they do not support their growth through the use of those products. The majority of the Banks’ deposits are derived from core client sources, relating to long term relationships with local personal, business and public clients. In addition, the Banks participate in the CDARS program, which allows them to provide competitive CD products while maintaining FDIC insurance for clients with larger balances. The Banks' deposit rates are consistently competitive with other banks in their market areas.

Cash Equivalents and Borrowed Funds
The Company maintains correspondent accounts with a number of other banks for various purposes. In addition, cash sufficient to meet the operating needs of its banking offices is maintained at its lowest practical levels. The Banks are also participants in the federal funds market, either as borrowers or sellers. Federal funds are generally borrowed or sold for one-day periods. The Banks also have the ability to utilize short term advances from the FHLBI and borrowings at the discount window of the Federal Reserve Bank as additional short-term funding

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sources. Federal funds were used during 2009 and 2008, while short term advances and discount window borrowings were not utilized during either year.

The Company periodically finds it advantageous to utilize longer-term borrowings from the FHLBI. These long-term borrowings, as detailed in Note 11 of the Notes to Consolidated Financial Statements, serve to provide a balance to some of the interest rate risk inherent in the Company's balance sheet. Additional information regarding borrowed funds is found in the Liquidity section below.

Results of Operations

Earnings Summary and Key Ratios
The Company experienced a consolidated net loss of $8.8 million for 2009. Growth of earning assets resulted in an increase in net interest income of 6.0% in 2009 compared to 2008 and followed a decline of 0.1% from 2007 to 2008. This increase occurred in spite of significant increases in the Company’s liquidity during the year, which had a negative impact on the Company’s net interest margin.

At the same time, noninterest income improved by 25.1% from 2008 compared to a decline of 1.0% from 2007 to 2008. By far, the biggest driver in that increase was income from loan sales and servicing, while most other categories of noninterest income were flat or down compared to 2008. Those items are discussed in more detail later in this discussion. Noninterest income represented 34.9% of the Company’s total revenues for 2009, compared to 31.2% for 2008. Noninterest expenses excluding goodwill impairment were up 12.3% over 2008, with those costs driven by increased FDIC insurance premiums, expenses relating to ORE property and costs incurred relative to exceptional levels of mortgage production during the year. The Company’s provision for loan losses was $25.8 million in 2009, up from $14.6 million in 2008, increasing by 76.4% following an increase of 69.1% in 2008 over 2007.

Return on average assets declined to -1.00%, down from 0.00% for 2008 and 0.72% for 2007. Return on average shareholders’ equity for 2009 was -10.47%, compared to -0.05% for 2008 and 7.44% for 2007. Book value per share of common stock also declined during the year. The following chart shows the trends of the major components of earnings for the five most recent quarters.

	2009				2008
Dollars in thousands	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Net interest income before provision	$8,180	$7,860	$7,913	$7,562	$7,342
Provision for loan losses	5,300	8,200	5,400	6,870	8,997
Noninterest income	4,022	4,081	4,713	4,083	2,538
Noninterest expense (1)	7,953	8,443	8,699	8,553	7,291
Federal income taxes	(569)	(1,812)	(711)	(2,547)	(2,392)
Net loss	$(482)	$(2,890)	$(762)	$(4,699)	$(4,016)
Basic and diluted earnings (loss) per share	$(0.15)	$(0.62)	$(0.20)	$(0.96)	$(0.79)
Return on average assets	-0.21%	-1.28%	-0.34%	-2.20%	-1.91%
Return on average shareholders' equity	-2.34%	-13.48%	-3.54%	-22.14%	-22.08%
Dividend payout ratio	0.0%	0.0%	0.0%	NA	NA
Tier 1 Leverage Ratio	8.6%	8.9%	9.4%	9.7%	7.9%

(1)	Excludes first quarter 2009 goodwill impairment charge

In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company calculates pre-tax, pre-provision income and return on average assets.

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This calculation adjusts net income before tax by the amount of the Company’s provision for loan losses and one-time goodwill impairment charge. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison. The table below shows the calculation and trend of pre-tax, pre-provision income and return on average assets for the twelve month periods ended December 31, 2009, 2008 and 2007.

	Twelve Months Ended December 31,
In thousands of dollars	2009	2008	Change	2007	Change
Interest income	$43,766	$47,041	-7.0%	51,634	-8.9%
Interest expense	12,251	17,297	-29.2%	21,873	-20.9%
Net interest income	31,515	29,744	6.0%	29,761	-0.1%
Noninterest income	16,899	13,510	25.1%	13,652	-1.0%
Noninterest expense (1)	33,647	29,963	12.3%	27,559	8.7%
Pre-tax, pre-provision income	$14,767	$13,291	11.1%	$15,854	-16.2%
Pre-tax, pre-provision ROA	1.67%	1.64%	0.03%	2.04%	-0.40%

(1) Excludes goodwill impairment charge in 1st quarter of 2009

Net Interest Income
Declining interest rates over the past three and a half years have reduced the Company’s yield on earning assets, but have also resulted in a reduction in its cost of funds. Interest income decreased 7.0% in 2009 compared to 2008, while interest expense decreased 29.2% for 2009, resulting in an improvement in net interest income of 6.0% for 2009 compared to 2008. Net interest margin for all of 2009 was 3.80%, compared to 4.04% for 2008. The decline in net interest margin resulted primarily from significantly increased liquidity on the balance sheets of the Banks.

Tax-equivalent yields on earning assets declined from 6.28% for 2008 to 5.25% for 2009, for a reduction of 103 basis points. The Company's average cost of funds decreased by 93 basis points, and tax equivalent spread declined from 3.59% for 2008 to 3.49% for all of 2009.

The following table provides a summary of the various components of net interest income, as well as the results of changes in balance sheet makeup that have resulted in the changes in spread and net interest margin for 2009, 2008 and 2007.

	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
Dollars in thousands	Balance	Interest (b)	Rate	Balance	Interest (b)	Rate	Balance	Interest (b)	Rate
Assets
Interest earning assets (a)
Federal funds sold and equivalents	$61,027	$153	0.25%	$5,170	$128	2.47%	$6,211	$271	4.36%
Taxable securities	60,363	1,896	3.14%	46,366	2,164	4.67%	52,799	2,593	4.91%
Tax exempt securities (b)	33,594	1,989	5.92%	36,939	2,148	5.82%	36,561	2,145	5.87%
Taxable loans	690,299	40,238	5.83%	670,279	43,171	6.44%	630,887	47,168	7.48%
Tax exempt loans (b)	2,767	210	7.57%	2,606	172	6.58%	2,967	195	6.57%
Total interest earning assets (b)	848,049	$44,486	5.25%	761,360	$47,783	6.28%	729,425	$52,372	7.18%
Cash and due from banks	12,301			17,260			14,202
Premises and equipment, net	12,703			13,006			14,149
Intangible assets	855			3,469			3,469
Other assets	30,630			26,870			23,831
Unrealized (gain) loss on securities
available for sale	1,839			370			74
Allowance for loan losses	(22,666)			(13,035)			(7,907)
Total Assets	$883,711			$809,300			$777,243

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	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest (b)	Rate	Balance	Interest (b)	Rate	Balance	Interest (b)	Rate
Liabilities and Shareholders' Equity
Interest bearing liabilities
NOW and savings deposits	$340,509	$1,752	0.51%	$310,569	$4,069	1.31%	$288,925	$6,641	2.30%
CDs $100,000 and over	112,866	3,725	3.30%	122,905	5,139	4.18%	120,653	5,924	4.91%
Other interest bearing deposits	196,096	4,925	2.51%	157,122	5,756	3.66%	156,062	7,065	4.53%
Total interest bearing deposits	649,471	10,402	1.60%	590,596	14,964	2.53%	565,640	19,631	3.47%
Short term borrowings	-	-	0.00%	4,399	96	2.18%	3,757	175	4.67%
Long term borrowings	44,896	1,849	4.12%	48,833	2,238	4.58%	43,580	2,067	4.74%
Total interest bearing liabilities	694,367	12,251	1.76%	643,828	17,298	2.69%	612,977	21,873	3.57%
Noninterest bearing deposits	102,549			86,248			81,701
Other liabilities	2,462			5,639			7,523
Shareholders' equity	84,333			73,585			75,042
Total Liabilities and
Shareholders' Equity	$883,711			$809,300			$777,243
Net interest income (b)		$32,236			$30,485			$30,499
Net spread (b)			3.49%			3.59%			3.61%
Net yield on interest earning assets (b)			3.80%			4.04%			4.18%
Tax equivalent adjustment on interest income		721			741			738
Net interest income per income statement		$31,515			$29,744			$29,761

Ratio of interest earning assets to interest bearing liabilities			1.22			1.18			1.19

(a)			Non-accrual loans and overdrafts are included in the average balances of loans.
(b)			Fully tax-equivalent basis; 34% tax rate.

The following table demonstrates the effect of volume and interest rate changes on net interest income on a taxable equivalent basis for the past two years. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Nonaccrual loans are included in total loans.

	2009 compared to 2008			2008 compared to 2007
	Increase (decrease) due to: (a)			Increase (decrease) due to: (a)
In thousands of dollars	Volume	Rate	Net	Volume	Rate	Net
Interest earned on:
Federal funds sold and equivalents	$234	$(209)	$25	$(40)	$(103)	$(143)
Taxable securities	551	(819)	(268)	(305)	(124)	(429)
Tax exempt securities (b)	(196)	37	(159)	22	(19)	3
Taxable loans	1,260	(4,193)	(2,933)	2,818	(6,815)	(3,997)
Tax exempt loans (b)	11	27	38	(24)	1	(23)
Total interest income	$1,860	$(5,157)	$(3,297)	$2,471	$(7,060)	$(4,589)

Interest expense on:
NOW and savings deposits	$360	$(2,677)	$(2,317)	$466	$(3,038)	$(2,572)
CDs $100,000 and over	(395)	(1,019)	(1,414)	109	(894)	(785)
Other interest bearing deposits	1,230	(2,061)	(831)	48	(1,357)	(1,309)
Short term borrowings	(48)	(48)	(96)	26	(106)	(80)
Long term borrowings	(173)	(216)	(389)	243	(72)	171
Total interest expense	$974	$(6,021)	$(5,047)	$892	$(5,467)	$(4,575)

Net change in net interest income	$886	$864	$1,751	$1,579	$(1,593)	$(14)

(a)	The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(b)	Fully tax-equivalent basis; 34% tax rate.

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Provision for Loan Losses
The Company’s provision for loan losses for the fourth quarter of 2009 was $5.3 million, bringing the full year 2009 provision to $25.8 million. The provision provides for probable incurred losses inherent in the current portfolio. Ongoing stresses within the economy and their resulting impact on borrowers has resulted in further additions to the Company’s provision for loan losses. The increases over 2008 levels reflect declines in borrowers’ ability to repay loans, in large part due to pressures on cashflows and from declining collateral values.

As the southeast Michigan real estate markets and the economy in general experience further deterioration, the loan portfolios of the Banks are affected by loans to a number of residential real estate developers that are struggling to meet their financial obligations. Loans in the Banks' residential land development and construction portfolios are secured by unimproved and improved land, residential lots, and single-family homes and condominium units. In addition, loans secured by commercial real estate are experiencing increased stresses resulting from the current economic conditions.

Generally, lot sales by the developers/borrowers are taking place at a greatly reduced pace and at reduced prices. As home sales volumes have declined, income of residential developers, contractors and other real estate-dependent borrowers has also been reduced. The Banks have continued to closely monitor the impact of economic circumstances on their borrowers, and are working with these clients to minimize losses. Additional information regarding the provision for loan losses is included in the Credit Quality discussion above.

Noninterest Income
Total noninterest income improved by 25.1% in 2009 over 2008, compared to a decrease of 1.0% in 2008 and an increase of 12.1% in 2007. The following table summarizes changes in noninterest income by category for 2009, 2008 and 2007, in thousands of dollars where appropriate.

In thousands of dollars	2009	2008	Change	2007	Change
Service charges on deposit accounts	$2,731	$3,381	-19.2%	$3,579	-5.5%
Wealth Management fee income	4,070	4,343	-6.3%	4,801	-9.5%
Gains (losses) on securities transactions	(24)	(18)	33.3%	9	-300.0%
Income from loan sales and servicing	6,689	2,187	205.9%	1,749	25.0%
ATM, debit and credit card fee income	2,174	2,257	-3.7%	2,118	6.6%
Income from bank-owned life insurance	493	486	1.4%	461	5.4%
Other income	766	874	-12.4%	935	-6.5%
Total Noninterest Income	$16,899	$13,510	25.1%	$13,652	-1.0%

Service charges on deposit accounts were down 19.2% in 2009 compared to a decrease of 5.5% in 2008 over 2007. This continuing decline is in spite of the Company's 11.6% growth of noninterest bearing deposit account balances over the twelve months ended December 31, 2009. No significant changes to service charge structure were implemented in 2009, although improvements in the Banks’ reporting systems in the second half of 2008 have made balance information more readily available to clients by electronic means. This has allowed clients to watch their balances more closely, helping them to avoid overdraft and NSF fees if they so choose.

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The Wealth Management Group of UBT provides a relatively large component of the Company's noninterest income. Wealth Management income includes trust fee income and income from the sale of nondeposit investment products within the Banks’ offices. Wealth Management income was down 6.3% in 2009 compared to 2008. Although market values of assets managed by the Wealth Management Group have begun to recover in the past year, the decline in Wealth Management income generally reflects a decline in the average market value of assets managed in 2009 compared to 2008.

Income from loan sales and servicing increased 205.9% in 2009 compared to 2008. This significant improvement in income is a result of the recent rate-driven refinancing boom in residential mortgages, along with an increase in home purchase activity. The Company had a positive valuation adjustment to loan servicing rights of $520,000 in 2009, reversing all of the valuation adjustment taken in 2008. The loan servicing rights valuation adjustment is a reflection of the change in the fair value of certain sectors of the Company’s portfolio of loan servicing rights. The Banks generally market their production of fixed rate long-term residential mortgages in the secondary market, and retain adjustable rate mortgages for their portfolios.

The Company maintains a portfolio of sold loans that it services, and this servicing provides ongoing income for the life of the loans. Loans serviced consist primarily of residential mortgages sold on the secondary market. In addition, a small number of loans originated by USFC are typically sold on the secondary market, and gains on the sale of those loans contributed to the increased income from loan sales and servicing. USFC revenue provides additional diversity to the Company's income stream, and provides additional financing alternatives to clients and non-clients of the Banks. The following table shows the breakdown of income from loan sales and servicing between residential mortgages and USFC:

In thousands of dollars	2009	2008	Change
Residential mortgage sales and servicing	$6,009	$1,684	256.8%
USFC loan sales and servicing	680	503	35.2%
Total income from loan sales and servicing	$6,689	$2,187	205.9%

ATM, debit and credit card fee income provides a steady source of noninterest income for the Company. The Banks operate nineteen ATMs throughout their market areas, and Bank clients are active users of debit cards. The Banks receive ongoing fee income from credit card referrals and operation of its credit card merchant business.

Income from bank-owned life insurance (“BOLI”) increased 1.4% in 2009 compared to 2008, following growth of 5.4% in 2008 compared to 2007. The larger increase in 2008 reflects increases in interest crediting rates and some minor restructuring of BOLI holdings during the last half of 2008. Other fee income during 2009 consisted primarily of income from various fee-based banking services, such as sale of official checks, wire transfer fees, safe deposit box income, sweep account and other fees.

Noninterest Expense
The following table summarizes changes in the Company's noninterest expense by category for 2009 , 2008 and 2007.

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In thousands of dollars	2009	2008	Change	2007	Change
Salaries and employee benefits	$17,904	$16,333	9.6%	$14,862	9.9%
Occupancy and equipment expense, net	5,255	4,874	7.8%	4,724	3.2%
External data processing	1,590	1,755	-9.4%	1,605	9.3%
Advertising and marketing	605	1,191	-49.2%	1,193	-0.2%
Attorney, accounting and other professional fees	1,183	1,020	16.0%	1,070	-4.7%
Director fees	404	397	1.8%	413	-3.9%
Expenses relating to ORE property	1,797	639	181.2%	169	278.1%
FDIC Insurance premiums	1,954	408	378.9%	221	84.6%
Goodwill impairment	3,469	-	100.0%	-	0.0%
Other expenses	2,955	3,346	-11.7%	3,302	1.3%
Total Noninterest Expense	$37,116	$29,963	23.9%	$27,559	8.7%

The largest increases in noninterest expense during 2009 were in four areas. Those were compensation costs of generating income from loan sales and servicing, the charge for impairment of the Company’s goodwill during the first quarter, increases in FDIC insurance costs, and expenses relating to ORE property.

Salaries and benefits are the Company’s largest single area of expense, and compensation expenses increased by 9.6% in 2009 compared to 2008. A significant portion of the additional expense reflects increased commissions and processing expense related to record volumes of residential mortgage originations during 2009. In addition, for comparison purposes, most salary increases for 2008 were effective April 1, 2008, so their impact on the income statement was not apparent until the second quarter of 2008. The Company did not pay merit increases to its staff during 2009, and incentive compensation was not paid given the depressed level of earnings. In addition, effective July 1, 2009, the Company discontinued its profit sharing and employer matching contributions to our 401(k) plan. In the fourth quarter of 2009, the Company implemented a number of staff reductions, which along with attrition, should result in annualized savings in excess of $1.0 million in 2010.

An increase of 7.8% in occupancy and equipment expense in 2009 over 2008 primarily reflects increases in maintenance and utility costs, along with an increase in building and premises lease expense. External data processing costs were down year to date compared to 2008, primarily as a result of a change of vendors in 2009 for credit card merchant processing. Advertising and marketing expenses for 2009 decreased by 49.2% compared to last year, as a result of the Company’s cost-containment efforts. Attorney, accounting and other professional fees were up 16.0% in 2009 compared to 2008, reflecting additional costs of doing business during difficult economic times. A significant portion of the increase represented attorney fees.

Expenses related to ORE property continued to make up a larger portion of the Company’s expenses. Those expenses included write-downs of the value and losses on the sale of property held as ORE, along with costs to maintain and carry those properties. Deterioration in the value of certain of these properties resulted in losses of $1.2 million for 2009, compared to $0.4 million in 2008. Assets were written down to their estimated fair value as a result of a decline in prevailing real estate prices and the Banks’ experience with increased foreclosures resulting from the weakened economy.

FDIC insurance costs increased by 378.9% in 2009 over 2008, as a result of increased premiums, a special assessment and the exhaustion of credits during 2008. The Banks incurred expenses of $405,400 in the second quarter of 2009 as a result of the industry-wide FDIC special assessment for that quarter. In addition, as a result of increased FDIC assessment rates, the Banks have

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experienced higher FDIC premium costs. Management anticipates continued increases in FDIC insurance costs during 2010 as a result of increased premiums resulting from higher base charges and an increase in average deposit balances.

As a result of an evaluation of the value of its goodwill, United took an impairment charge of $3.47 million during the first quarter of 2009. Additional information regarding the goodwill impairment charge is included in Note 8 to the consolidated financial statements, which information is incorporated here by reference.

Other expenses were down 11.7% in 2009 compared to 2008, with those expenses including shareholder and compliance expense, among others.

Federal Income Tax
The Company's effective tax rate for 2009 was 39.0% compared with 97.3% for the same period in 2008 and 22.7% for 2007. The effective tax rates for 2009 and 2008 were a calculated benefit based upon a pre-tax loss. The 2009 effective rate was slightly higher than the Company’s expected tax rate as the benefit from tax-exempt income more than offset the portion of the goodwill impairment that was not deductible for tax purposes. While the Company had a loss for both book and tax purposes for 2009, the Company had taxable income of $11.7 million from 2007 and 2008 that can be utilized for the Company’s tax loss in 2009. The Company’s net deferred tax asset was $6.6 million at December 31, 2009. A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Based on the levels of taxable income in prior years and the Company’s expectation of a return to profitability in future years as a result of strong core earnings, Management has determined that no valuation allowance was required at December 31, 2009.

The following chart shows the effective federal tax rates of the Company for the past three years, in thousands of dollars where applicable.

Dollars in thousands	2009	2008	2007
Income (loss) before tax	$(14,472)	$(1,316)	$7,217
Federal income tax	(5,639)	(1,280)	1,635
Effective federal tax rate	39.0%	97.3%	22.7%

Liquidity, Funds Management and Market Risk

Liquidity
The Company maintains correspondent accounts with a number of other banks for various purposes. In addition, cash sufficient to meet the operating needs of its banking offices is maintained at its lowest practical levels. At times, the Banks are participants in the federal funds market, either as borrowers or sellers. Federal funds are generally borrowed or sold for one-day periods. At times, the Banks utilize short-term interest-bearing balances with banks as a substitute for excess federal funds.

The Company’s balances in federal funds sold and short-term interest-bearing balances with banks were $115.5 million at December 31, 2009, up from $6.3 million at December 31, 2008. The increase has resulted from funding growth in excess of loan and investment growth, and reflects short-term investments held to improve the liquidity of the balance sheet during this period of economic uncertainty. The Company expects to maintain these higher balances until portfolio loan volume improves and more attractive investment opportunities emerge.

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The Banks also have the ability to utilize short-term advances from the FHLBI and borrowings at the discount window of the Federal Reserve Bank as additional short-term funding sources. Short-term advances and discount window borrowings were not utilized during 2009 or 2008.

The Company periodically finds it advantageous to utilize longer term borrowings from the FHLBI. Theselong-term borrowings serve primarily to provide a balance to some of the interest rate risk inherent in the Company's balance sheet. During 2009, the Banks procured $10.5 million in new advances and repaid $18.4 million in matured borrowings and scheduled principal payments, resulting in a decrease in total FHLBI borrowings outstanding for the year. Total FHLBI advances have declined $7.9 million in 2009, as the Banks have replaced portions of that funding with deposit growth. Information concerning available lines is contained in Note 10 of the Notes to Consolidated Financial Statements.

Funds Management and Market Risk
The composition of the Company’s balance sheet consists of investments in interest earning assets (loans and investment securities) that are funded by interest bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk.

Policies of the Company place strong emphasis on stabilizing net interest margin while managing interest rate, liquidity and market risks, with the goal of providing a sustained level of satisfactory earnings. The Funds Management, Investment and Loan policies provide direction for the flow of funds necessary to supply the needs of depositors and borrowers. Management of interest sensitive assets and liabilities is also necessary to reduce interest rate risk during times of fluctuating interest rates.

Interest rate risk is the exposure of the Company’s financial condition to adverse movements in interest rates. It results from differences in the maturities or timing of interest adjustments of the Company’s assets, liabilities and off-balance-sheet instruments; from changes in the slope of the yield curve; from imperfect correlations in the adjustment of interest rates earned and paid on different financial instruments with otherwise similar repricing characteristics; and from interest rate related options embedded in the Company’s products such as prepayment and early withdrawal options.

A number of measures are used to monitor and manage interest rate risk, including interest sensitivity and income simulation analyses. An interest sensitivity model is the primary tool used to assess this risk, with supplemental information supplied by an income simulation model. The simulation model is used to estimate the effect that specific interest rate changes would have on twelve months of pretax net interest income assuming an immediate and sustained up or down parallel change in interest rates of 300 basis points. Key assumptions in the models include prepayment speeds on mortgage related assets; cash flows and maturities of financial instruments; changes in market conditions, loan volumes and pricing; and management’s determination of core deposit sensitivity. These assumptions are inherently uncertain and, as a result, the models cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude, and frequency of interest rate changes and changes in market conditions.

The Funds Management Committee is also responsible for evaluating and anticipating various risks other than interest rate risk. Those risks include prepayment risk, pricing for credit risk and liquidity risk. The Committee is made up of senior members of management, and continually

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monitors the makeup of interest sensitive assets and liabilities to assure appropriate liquidity, maintain interest margins and to protect earnings in the face of changing interest rates and other economic factors.

The Funds Management policy provides for a level of interest sensitivity that, Management believes, allows the Company to take advantage of opportunities within the market relating to liquidity and interest rate risk, allowing flexibility without subjecting the Company to undue exposure to risk. In addition, other measures are used to evaluate and project the anticipated results of Management's decisions.

We conducted multiple simulations as of December 31, 2009, in which it was assumed that changes in market interest rates occurred ranging from up 300 basis points to down 200 basis points in equal quarterly installments over the next twelve months. The following table reflects the suggested impact on net interest income over the next twelve months in comparison to estimated net interest income based on our balance sheet structure, including the balances and interest rates associated with our specific loans, securities, deposits and borrowed funds as of December 31, 2009. The resulting estimates are within our policy parameters established to manage and monitor interest rate risk.

Dollars in thousands	Change in Net Interest Income
Interest Rate Scenario	Amount	Percent
Interest rates down 200 basis points	(2,476)	-9.0%
Interest rates down 100 basis points	(1,176)	-4.3%
No change in interest rates	-	0.0%
Interest rates up 100 basis points	1,402	5.1%
Interest rates up 200 basis points	2,687	9.7%
Interest rates up 300 basis points	3,841	13.9%

In addition to changes in interest rates, the level of future net interest income is also dependent on a number of other variables, including the growth, composition and levels of loans, deposits and other earnings assets and interest-bearing liabilities, level of nonperforming assets, economic and competitive conditions, potential changes in lending, investing and deposit gathering strategies, client preferences and other factors.

Capital Resources

The common stock of the Company is quoted on the OTC Bulletin Board under the symbol “UBMI.” As was the case with much of the financial services industry, the stock of the Company continued to experience significant price declines during 2009. It had been the policy of the Company to pay 30% to 45% of net earnings as cash dividends to shareholders. In its ongoing efforts to preserve capital, the Board of Directors of the Company suspended payment of a quarterly dividend on its common shares in the second quarter of 2009. Book value per share of the Company’s common stock declined from $13.75 at December 31, 2008 to $11.98 at the end of 2009.

In January of 2009, through its participation in the TARP CPP, United sold to Treasury 20,600 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which pays cumulative dividends at a rate of 5% for the first five years and 9% thereafter. United also issued to Treasury a 10-year Warrant to purchase 311,492 shares of United common stock at an exercise price of $9.92 per share. United will have the right to redeem the preferred stock at any time after three

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years. Terms of the preferred stock and warrants are set by Treasury and are standardized for most institutions participating in the CPP.

Current capital ratios for the Company and the Banks are shown in Note 18 of the Notes to Consolidated Financial Statements. At December 31, 2009, the Company’s level of Tier 1 capital as a percentage of its total assets was 8.6% and its level of qualifying total capital as a percentage of risk-weighted assets was 13.2%.

On January 15, 2010, UBT entered into the MOU with the FDIC and OFIR. The MOU is not a "written agreement" for purposes of Section 8 of the Federal Deposit Insurance Act. The MOU documents an understanding among UBT, the FDIC and OFIR that, among other things: (i) UBT will not declare or pay any dividend without the prior consent of the FDIC and OFIR; and (ii) UBT will have and maintain its Tier 1 capital ratio at a minimum of 9% within six months from the date of the MOU and for the duration of the MOU, and will maintain its total capital ratio at a minimum of 12% for the duration of the MOU. UBTW is also a party to a Memorandum of Understanding with the FDIC and OFIR that documents an understanding that UBTW will have and maintain its Tier 1 capital ratio at a minimum of 8%. For additional information about the capital ratios of UBT and UBTW, see Note 18 on Page A-46 hereof, which information is incorporated here by reference.

Management and the Board of UBT are evaluating alternatives to reach and maintain the prescribed capital levels. The proposed consolidation of the banks is expected to improve the capital ratios of the resulting bank. Other alternatives are also being explored to increase capital levels at UBT within the prescribed timeline. The Board has not determined whether it will be able to meet the timeline prescribed by the MOU for reaching a 9% tier 1 capital ratio. Achievement of this ratio could be impacted positively or negatively as a result of certain uncertainties, including, but not limited to, earnings levels, changing economic conditions, asset quality and property values.

Contractual Obligations

The following table details the Company's known contractual obligations at December 31, 2009, in thousands of dollars:

Contractual Obligations	Payments due by period
Thousands of dollars	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Long term debt (FHLB advances)	$11,776	$8,582	$19,819	$1,921	$42,098
Operating lease arrangements	1,073	2,169	2,153	3,034	8,429
Total	$12,849	$10,751	$21,972	$4,955	$50,527

Critical Accounting Policies

Generally accepted accounting principles are complex and require Management to apply significant judgments to various accounting, reporting and disclosure matters. The Company's Management must use assumptions and estimates to apply these principles where actual measurement is not possible or practical. For a complete discussion of the Company's significant accounting policies, see "Notes to the Consolidated Financial Statements" on pages A-29 to A50 of the Company's Annual Report on Form 10-K for the year ended December 31, 2009. Certain policies are considered critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the financial statements.

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Allowance for Credit Losses
The allowance for credit losses provides coverage for probable losses inherent in the Company’s loan portfolio. Management evaluates the adequacy of the allowance for credit losses each quarter based on changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors. This evaluation is inherently subjective, as it requires the use of significant management estimates. Many factors can affect management’s estimates of incurred losses, including volatility of default probabilities, credit rating migrations, loss severity and economic and political conditions. The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

The Company determines the amount of the allowance based on relative risk characteristics of the loan portfolio. The allowance recorded for commercial loans is based on reviews of individual credit relationships and an analysis of the migration of commercial loans and actual loss experience. The allowance recorded for homogeneous consumer loans is based on an analysis of loan mix, risk characteristics of the portfolio, fraud loss and bankruptcy experiences, and historical losses, adjusted for current trends, for each homogeneous category or group of loans. The allowance for credit losses relating to impaired loans is based on the loan’s observable market price, the collateral value for collateral-dependent loans, or the discounted cash flows using the loan’s effective interest rate.

Regardless of the extent of the Company’s analysis of client performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a client’s financial condition or changes in their unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or client-specific conditions affecting the identification and estimation of losses for larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogenous groups of loans are among other factors. The Company estimates a range of inherent losses related to the existence of these exposures. The estimates are based upon the Company’s evaluation of imprecision risk associated with the commercial and consumer allowance levels and the estimated impact of the current economic environment.

Loan Servicing Rights
Loan servicing rights (“LSRs”) associated with loans originated and sold, where servicing is retained, are capitalized and included in other intangible assets in the consolidated balance sheet. The value of the capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. Critical accounting policies for LSRs relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of LSRs requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates, mortgage loan prepayment speeds and the payment performance of the underlying loans. The carrying value of the LSRs is periodically reviewed for impairment based on a determination of fair value. For purposes of measuring impairment, the servicing rights are compared to a valuation prepared based on a discounted cash flow methodology, utilizing current prepayment speeds and discount rates. Impairment, if any, is recognized through a valuation allowance and is recorded as amortization of intangible assets.

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Goodwill and Other Intangibles
The Company records all assets and liabilities acquired in purchase acquisitions, including goodwill and other intangibles, at fair value as required by ASC 350. Goodwill is subject, at a minimum, to annual tests for impairment. Other intangible assets are amortized over their estimated useful lives using straight-line and accelerated methods, and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount. The initial goodwill and other intangibles recorded and subsequent impairment analysis requires management to make subjective judgments concerning estimates of how the acquired asset will perform in the future. Events and factors that may significantly affect the estimates include, among others, customer attrition, changes in revenue growth trends, specific industry conditions and changes in competition.

Deteriorating economic conditions in the United States have significantly impacted the banking industry in the past two years. The resulting impact on the Company’s financial results was reflected in a substantial decline in stock price below book value. As of March 31, 2009, management performed the first phase of an impairment evaluation used to identify potential impairment of goodwill carried by the Company’s subsidiary banks (the "Banks"). That Phase I impairment evaluation determined that the carrying value of the Company’s goodwill exceeded its fair value.

In accordance with ASC 350-10, that determination of impairment necessitated a Phase 2 impairment analysis of the entity-wide goodwill. The second phase calculates an implied fair value of goodwill by comparing the fair value of the Company to the aggregate fair values of its individual assets, liabilities, and identified intangibles. The second phase of the analysis confirmed that the goodwill of the Company was fully impaired. A goodwill impairment charge was taken in the first quarter of 2009 for the entire book value of goodwill of $3.469 million. This non-cash charge was recorded as a component of noninterest expense. The goodwill on the books of the Banks originally resulted from the acquisition of various banking offices between 1992 and 1999.

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Report of Independent Registered Public Accounting Firm

United Bancorp, Inc. and Subsidiaries

Audit Committee, Board of Directors and Shareholders
United Bancorp, Inc.
Tecumseh, MI

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in 2009. Our 2009 audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP
Indianapolis, Indiana
February 25, 2010

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Consolidated Balance Sheets
United Bancorp, Inc. and Subsidiaries

In thousands of dollars	December 31,
Assets	2009	2008
Cash and demand balances in other banks	$10,047	$12,147
Interest bearing balances with banks	115,247	6,325
Federal funds sold	295	-
Total cash and cash equivalents	125,589	18,472

Securities available for sale	92,146	82,101
FHLB Stock	2,992	2,992
Loans held for sale	7,979	4,988

Portfolio loans	650,053	697,019
Less allowance for loan losses	20,020	18,312
Net portfolio loans	630,033	678,707

Premises and equipment, net	12,332	13,205
Goodwill	-	3,469
Bank-owned life insurance	12,939	12,447
Accrued interest receivable and other assets	25,318	16,012
Total Assets	$909,328	$832,393

Liabilities
Deposits
Noninterest bearing deposits	$99,893	$89,487
Interest bearing certificates of deposit of $100,000 or more	107,942	132,139
Other interest bearing deposits	574,966	487,923
Total deposits	782,801	709,549

FHLB advances payable	42,098	50,036
Accrued interest payable and other liabilities	3,562	3,357
Total Liabilities	828,461	762,942

Commitments and Contingent Liabilities

Shareholders' Equity
Preferred stock, no par value; 2,000,000 shares authorized, 20,600 shares outstanding in 2009, no shares outstanding in 2008	20,158	-
Common stock and paid in capital, no par value; 10,000,000 shares authorized; 5,066,384 and 5,052,573 shares issued and outstanding	68,122	67,340
Retained earnings (accumulated deficit)	(8,689)	1,193
Accumulated other comprehensive income, net of tax	1,276	918
Total Shareholders' Equity	80,867	69,451
Total Liabilities and Shareholders' Equity	$909,328	$832,393

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated Statements of Operations
United Bancorp, Inc. and Subsidiaries
	For the years ended December 31,
In thousands of dollars, except per share data	2009	2008	2007
Interest Income
Interest and fees on loans	$40,379	$43,288	$47,301
Interest on securities
Taxable	1,896	2,164	2,593
Tax exempt	1,338	1,461	1,469
Interest on federal funds sold and balances with banks	153	128	271
Total interest income	43,766	47,041	51,634

Interest Expense
Interest on deposits	10,402	14,964	19,631
Interest on fed funds and other short term borrowings	-	96	175
Interest on FHLB advances	1,849	2,237	2,067
Total interest expense	12,251	17,297	21,873
Net Interest Income	31,515	29,744	29,761
Provision for loan losses	25,770	14,607	8,637
Net Interest Income After Provision for Loan Losses	5,745	15,137	21,124

Noninterest Income
Service charges on deposit accounts	2,731	3,381	3,579
Wealth Management fee income	4,070	4,343	4,801
Gains (losses) on securities transactions	(24)	(18)	9
Income from loan sales and servicing	6,689	2,187	1,749
ATM, debit and credit card fee income	2,174	2,257	2,118
Income from bank-owned life insurance	493	486	461
Other income	766	874	935
Total noninterest income	16,899	13,510	13,652

Noninterest Expense
Salaries and employee benefits	17,904	16,333	14,862
Occupancy and equipment expense, net	5,255	4,874	4,724
External data processing	1,590	1,755	1,605
Advertising and marketing	605	1,191	1,193
Attorney, accounting and other professional fees	1,183	1,020	1,070
Director fees	404	397	413
Expenses relating to ORE property	1,797	639	169
FDIC Insurance premiums	1,954	408	221
Goodwill impairment	3,469	-	-
Other expenses	2,955	3,346	3,302
Total noninterest expense	37,116	29,963	27,559
Income (Loss) Before Federal Income Tax	(14,472)	(1,316)	7,217
Federal income tax	(5,639)	(1,280)	1,635
Net Income (Loss)	$(8,833)	$(36)	$5,582

Basic and diluted earnings (loss) per share	$(1.93)	$(0.01)	$1.06

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated Statements of Cash Flows
United Bancorp, Inc. and Subsidiaries
	For the years ended December 31,
In thousands of dollars	2009	2008	2007
Cash Flows from Operating Activities
Net income (loss)	$(8,833)	$(36)	$5,582

Adjustments to Reconcile Net Income to Net Cash from Operating Activities
Depreciation and amortization	2,121	1,679	1,390
Provision for loan losses	25,770	14,607	8,637
Gain on sale of loans	(5,891)	(2,229)	(1,248)
Proceeds from sales of loans originated for sale	309,558	120,027	70,931
Loans originated for sale	(306,658)	(117,016)	(69,681)
Losses (gains) on securities transactions	24	18	(9)
Change in deferred income taxes	(2,672)	(2,036)	(1,290)
Stock option expense	150	137	205
Increase in cash surrender value on bank owned life insurance	(493)	(486)	(461)
Change in investment in limited partnership	(135)	(116)	(36)
Goodwill impairment	3,469	-	-
Change in accrued interest receivable and other assets	(5,410)	1,607	588
Change in accrued interest payable and other liabilities	441	(2,969)	(779)
Total adjustments	20,274	13,223	8,247
Net cash from operating activities	11,441	13,187	13,829

Cash Flows from Investing Activities
Securities available for sale
Purchases	(43,373)	(46,896)	(13,980)
Sales	-	214	-
Maturities and calls	26,789	44,526	19,495
Principal payments	6,629	3,840	4,898
Net change in portfolio loans	21,090	(63,334)	(54,829)
Premises and equipment expenditures	(514)	(1,386)	(1,226)
Net cash from investing activities	10,621	(63,036)	(45,642)

Cash Flows from Financing Activities
Net change in deposits	73,252	38,012	43,535
Net change in short term borrowings	-	-	(77)
Principal payments on other borrowings	(18,438)	(8,575)	(21,364)
Proceeds from other borrowings	10,500	14,000	25,030
Proceeds from issuance of preferred stock and warrants	20,600	-	-
Purchase of common stock	-	(831)	(3,873)
Proceeds from other common stock transactions	98	133	425
Cash dividends paid on common and preferred	(957)	(3,544)	(4,113)
Net cash from financing activities	85,055	39,195	39,563
Net Change in Cash and Cash Equivalents	107,117	(10,654)	7,750
Cash and cash equivalents at beginning of year	18,472	29,126	21,376
Cash and Cash Equivalents at End of Year	$125,589	$18,472	$29,126

Supplemental Disclosures:
Interest paid	$12,707	$19,060	$20,677
Income tax paid	-	2,163	3,271
Loans transferred to other real estate	1,814	2,244	2,110

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated Statements of Changes in Shareholders' Equity
United Bancorp, Inc. and Subsidiaries
For the years ended December 31, 2009, 2008, 2007
In thousands of dollars, except per share data	Preferred Stock	Common Stock (1)	Retained Earnings (Accumulated Deficit)	AOCI (2)	Total
Balance, December 31, 2006	$-	$71,075	$3,393	$68	$74,536
Net income, 2007			5,582		5,582
Other comprehensive income:
Net change in unrealized gains on securities available for sale, net of reclass adjustments for realized gains and related taxes				225	225
Total comprehensive income					5,807
Cash dividends declared, $0.79 per share			(4,113)		(4,113)
Common stock transactions		423			423
Purchase of common stock		(3,873)			(3,873)
Tax effect of options exercised		20			20
Director and management deferred stock plans	-	215	(48)	-	167
Balance, December 31, 2007	$-	$67,860	$4,814	$293	$72,967
Net loss, 2008			(36)		(36)
Other comprehensive income:
Net change in unrealized gains on securities available for sale, net of reclass adjustments for realized losses and related taxes				625	625
Total comprehensive income					589
Cash dividends declared, $0.70 per share			(3,544)		(3,544)
Common stock transactions		137			137
Purchase of common stock		(831)			(831)
Director and management deferred stock plans	-	174	(41)	-	133
Balance, December 31, 2008	$-	$67,340	$1,193	$918	$69,451
Net loss, 2009			(8,833)		(8,833)
Other comprehensive income:
Net change in unrealized gains on securities available for sale, net of reclass adjustments for realized losses and related taxes				358	358
Total comprehensive income (loss)					(8,475)
Preferred stock issued	20,067				20,067
Warrants issued		533			533
Accretion of discount on preferred stock	91		(91)		-
Cash dividends paid on preferred shares			(855)		(855)
Cash dividends paid on common shares, $0.02 per share			(102)		(102)
Common stock transactions		150			150
Director and management deferred stock plans	-	99	(1)	-	98
Balance, December 31, 2009	$20,158	$68,122	$(8,689)	$1,276	$80,867

(1)		Includes Paid In Capital
(2)		Accumulated Other Comprehensive Income (Loss), Net of Tax

The accompanying notes are an integral part of these consolidated financial statements.

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Notes to Consolidated Financial Statements
United Bancorp, Inc. and Subsidiaries

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation
The consolidated financial statements include the accounts of United Bancorp, Inc. and its wholly owned subsidiaries, United Bank & Trust and United Bank & Trust – Washtenaw, after elimination of significant intercompany transactions and accounts. The Company is engaged 100% in the business of commercial and retail banking, including trust and investment services, with operations conducted through its offices located in Lenawee, Washtenaw, and Monroe Counties in southeastern Michigan. These counties are the source of substantially all of the Company's deposit, loan, trust and investment activities.

Use of Estimates
 The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period as well as affecting the disclosures provided. Actual results could differ from those estimates. The allowance for loan losses, goodwill, loan servicing rights and the fair values of financial instruments are particularly subject to change.

Securities
Securities available for sale consist of bonds and notes that might be sold prior to maturity. Securities classified as available for sale are reported at their fair values and the related net unrealized holding gain or loss is reported in other comprehensive income. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity. Realized gains or losses are based upon the amortized cost of the specific securities sold.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

Loans
Loans that Management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and the allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Loans are placed on non-accrual status at ninety days or more past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

Allowance for Loan Losses
The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred credit losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, amount and composition of the loan portfolio, and other factors management believes to be relevant. The Company’s past loan loss experience is

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determined by evaluating the average charge-offs over the most recent eight quarters.  Prior to the fourth quarter of 2009, the Company used a rolling twelve quarter historical approach. The allowance is increased by provisions for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Loan impairment is reported when full payment under the loan terms is not expected. Impaired loans are carried at the present value of estimated future cash flows using the loan's existing rate, or the fair value of collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations require an increase in the allowance for loan losses, that increase is recorded as a component of the provision for loan losses. Loans are evaluated for impairment when payments are delayed or when the internal grading system indicates a substandard or doubtful classification.

Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When credit analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, including the Company’s subsidiary banks' loans to the borrower, the loan is evaluated for impairment. Often this is associated with a delay or shortfall of payments of thirty days or more. Loans are generally moved to nonaccrual status when ninety days or more past due or in bankruptcy. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. This typically occurs when the loan is 120 or more days past due unless the loan is both well-secured and in the process of collection.

Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation. The provisions for depreciation are computed principally by the straight-line method, based on useful lives of ten to forty years for premises and three to eight years for equipment.

Other Real Estate Owned
Other real estate consists of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure and property acquired for possible future expansion. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value, less estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed and the real estate is carried at the lower of cost basis or fair value, less estimated selling costs. The historical average holding period for such properties is less than eighteen months. As of December 31, 2009 and 2008, other real estate owned totaled $2,774,000 and $3,386,000, and is included in other assets on the consolidated balance sheets.

Goodwill
Goodwill is tested annually for impairment, or more frequently if events indicate that the asset might be impaired. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. The Company has no goodwill on its balance sheet at December 31, 2009.

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Servicing Rights

Servicing rights are recognized as assets for the allocated value of retained servicing on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates, remaining loan terms and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Long-term Assets
Long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are written down to discounted amounts.

Income Tax
The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates, adjusted for allowances made for uncertainty regarding the realization of deferred tax assets. The Company has no uncertain tax positions as defined by The Tax Position Topic of the FASB Accounting Standards Codification (“FASB ASC”) Topic 740-10-05

Earnings Per Share
Amounts reported as earnings per share are based on income available to common shareholders divided by weighted average shares outstanding. Income available to common shareholders is calculated by subtracting dividends on preferred stock and the accretion of discount on preferred stock from net income. Weighted average shares outstanding include the weighted average number of common shares outstanding plus the weighted average number of contingently issuable shares associated with the Directors' and Senior Management Group's deferred stock plans. In 2007, the company paid a 100% stock dividend. Earnings per share, dividends per share, and weighted average shares have been restated to reflect the stock dividend.

Stock Based Compensation
At December 31, 2009, the Company has a stock-based employee compensation plan, which is described more fully in Note 16. The Company’s disclosure regarding this plan is in accordance with the fair value recognition provisions of FASB ASC Topic 718-10.

Statements of Cash Flows
 For purposes of this Statement, cash and cash equivalents include cash on hand, demand balances with banks, and federal funds sold. Federal funds are generally sold for one-day periods. The Company reports net cash flows for client loan and deposit transactions, deposits made with other financial institutions, and short-term borrowings with an original maturity of ninety days or less.

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes net unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of shareholders' equity.

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Industry Segment
The Company and its subsidiaries are primarily organized to operate in the banking industry. Substantially all revenues and services are derived from banking products and services in southeastern Michigan. While the Company's chief decision makers monitor various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by Management to be aggregated in one business segment.

Recently Issued Accounting Standards
FASB ASC Topic 860-10, Accounting for Transfers of Financial Assets (“SFAS 166”), and No. 167, Amendments to FASB ASC 810-10 (“SFAS 167”) In June 2009, FASB issued FASB ASC Topic 860-10 and FASB ASC 810-10, which change the way entities account for securitizations and special-purpose entities, and will have a material effect on how banking organizations account for off-balance sheet vehicles. The new standards amend Statement of FASB ASC 860-10, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and FASB ASC 810-10, Consolidation of Variable Interest Entities. Both FASB ASC Topic 860-10 and FASB ASC Topic 810-10 were effective January 1, 2010 for companies reporting earnings on a calendar-year basis.

On January 21, 2010, the Board of Governors of the Federal Reserve System issued final risk-based capital rules related to the adoption of these accounting standards by financial institutions. FAS 166 and FAS 167 make substantive changes to how banking organizations account for many items, including securitized assets, that had been previously excluded from their balance sheets. Banking organizations affected by FAS 166 and FAS 167 generally will be subject to higher risk-based regulatory capital requirements intended to better align risk-based capital requirements with the actual risks of certain exposures.

United is evaluating the impact that adoption of these standards will have on the Company’s consolidated financial statements. We will take into account in our internal capital planning processes the impact of these standards and will assess whether additional capital may be necessary to support the risks associated with off-balance-sheet vehicles affected by the new accounting standards.

Current Economic Conditions
The current protracted economic decline continues to present financial institutions with circumstances and challenges that in many cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Company.

At December 31, 2009, the Company held $2.6 million in commercial real estate and $299.2 million in loans collateralized by commercial and development real estate. Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed.

At December 31, 2009, the Company held $99,000 in agricultural production loans and $1.6 million in agricultural real estate loans. These totals do not represent a significant portion of the Company’s loan portfolio.

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Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

NOTE 2 - RESTRICTIONS ON CASH AND DEMAND BALANCES IN OTHER BANKS

The Banks are subject to average reserve and clearing balance requirements in the form of cash on hand or balances due from the Federal Reserve Bank. The amount of reserve and clearing balances required at December 31, 2009 were $355,000. These reserve balances vary depending on the level of client deposits in the Banks.

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2009 and 2008, cash equivalents consisted primarily of fed funds sold.

The financial institution holding the Company’s cash accounts is participating in the FDIC’s Transaction Account Guarantee Program. Under that program, through June 30, 2010, all non-interest bearing transactions are fully guaranteed by the FDIC for the entire amount in the account.

Effective October 3, 2008, the FDIC insurance limits increased to $250,000. The increase in federally insured limits is currently set to expire December 31, 2013. At December 31, 2009, the Company’s cash accounts did not exceed federally insured limits. At December 31, 2009, the Company had cash balances of $115,678,000 at the FRB and FHLB that did not have FDIC insurance coverage.

NOTE 3 - SECURITIES

Balances of securities by category are shown below, as of December 31, 2009 and 2008:

In thousands of dollars	Securities Available for Sale
2009	Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury and agency securities	$31,846	$412	$(19)	$32,239
Mortgage backed agency securities	22,457	713	(28)	23,142
Obligations of states and political subdivisions	33,255	997	(141)	34,111
Corporate, asset backed and other debt securities	2,628	-	(5)	2,623
Equity securities	26	5	-	31
Total	$90,212	$2,127	$(193)	$92,146

2008
U.S. Treasury and agency securities	$19,071	$641	$-	$19,712
Mortgage backed agency securities	21,446	540	(14)	21,972
Obligations of states and political subdivisions	37,517	630	(258)	37,889
Corporate, asset backed and other debt securities	2,633	-	(155)	2,478
Equity securities	44	6	-	50
Total	$80,711	$1,817	$(427)	$82,101

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The following table shows the gross unrealized loss and fair value of the Company's investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008.

	Less than 12 Months		12 Months or Longer		Total
In thousands of dollars	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
2009
U.S. Treasury and agency securities	$10,105	$(19)	$-	$-	$10,105	$(19)
Mortgage backed agency securities	5,123	(28)	-	-	5,123	(28)
Obligations of states and political subdivisions	1,156	(41)	2,089	(100)	3,245	(141)
Corporate, asset backed and other debt securities	-	-	2,496	(5)	2,496	(5)
Equity securities	-	-	-	-	-	-
Total	$16,384	$(88)	$4,585	$(105)	$20,969	$(193)

2008
Mortgage backed agency securities	$-	$-	$1,984	$(14)	$1,984	$(14)
Obligations of states and political subdivisions	4,177	(115)	2,964	(143)	7,141	(258)
Corporate, asset backed and other debt securities	2,346	(155)	-	-	2,346	(155)
Total	$6,523	$(270)	$4,948	$(157)	$11,471	$(427)

Unrealized gains and losses within the investment portfolio are determined to be temporary. The Company has performed an evaluation of its investments for other than temporary impairment, and losses of $24,000 and $123,000 were recognized during 2009 and 2008, respectively. Loss from other than temporary impairment for 2009 and 2008 consisted of write-down of one equity security that was deemed to be impaired.

The entire investment portfolio is classified as available for sale. However, management has no specific intent to sell any securities, and it is more likely than not that the Company will not have to sell any security before recovery of its cost basis. Sales activities for securities for the years indicated are shown in the following table. All sales were of securities identified as available for sale.

In thousands of dollars	2009	2008	2007
Sales proceeds	$-	$214	$-
Gross gains on sales	-	15	-
Gross gains on calls	-	90	9
Loss from other than temporary impairment	(24)	(123)	-

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The fair value of securities available for sale by contractual maturity as of December 31, 2009 is shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Asset-backed securities are included in the shortest category.

In thousands of dollars	Fair Value
Due in one year or less	$34,727
Due after one year through five years	48,695
Due after five years through ten years	7,708
Due after ten years	985
Equity securities	31
Total securities	$92,146

Securities carried at $8,122,000 and $8,780,000 as of December 31, 2009 and 2008 were pledged to secure deposits of public funds, funds borrowed, repurchase agreements, and for other purposes as required by law.

NOTE 4 - LOANS

The following table shows total loans outstanding at December 31, and the percentage change in balances from the prior year. All loans are domestic and contain no concentrations by industry or client.

In thousands of dollars	2009	% Change	2008	% Change
Personal	$110,702	-1.2%	$112,095	14.3%
Business, including commercial mortgages	392,495	-4.5%	410,911	9.2%
Tax exempt	3,005	18.6%	2,533	-6.5%
Residential mortgage	86,417	-4.3%	90,343	5.0%
Construction and development	56,706	-29.5%	80,412	-0.8%
Deferred loan fees and costs	728	0.4%	725	46.5%
Total loans	$650,053	-6.7%	$697,019	8.1%

Accruing loans delinquent ninety days or more totaled $5,474,000 and $1,504,000 at December 31, 2009 and 2008. Non-accruing loans at December 31, 2009 and 2008 were $26,188,000 and $19,328,000.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses for the years ended December 31 follows:

In thousands of dollars	2009	2008	2007
Balance, January 1	$18,312	$12,306	$7,849
Loans charged off	(24,368)	(8,772)	(4,290)
Recoveries credited to allowance	306	171	110
Provision charged to operations	25,770	14,607	8,637
Balance, December 31	$20,020	$18,312	$12,306

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Information regarding impaired loans for the years ended December 31 follows:

In thousands of dollars	2009	2008	2007
Average investment in impaired loans	$40,295	$27,342	$17,031
Interest income recognized on impaired loans	936	794	545
Interest income recognized on a cash basis	936	794	545

Balance of impaired loans at December 31	$36,160	$37,206	$24,692
Portion for which no allowance for loan losses is allocated	7,029	4,160	1,121
Portion for which an allowance for loan losses is allocated	29,131	33,046	23,571
Portion of allowance for loan losses allocated to impaired loans	5,775	8,126	6,055

NOTE 6 - LOAN SERVICING

Loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balance of loans serviced for others was $522,462,000 and $326,659,000 at December 31, 2009 and 2008. The balance of loans serviced for others related to servicing rights that have been capitalized was $521,076,000 and $324,643,000 at December 31, 2009 and 2008.

Unamortized cost of loan servicing rights included in accrued interest receivable and other assets on the consolidated balance sheet, for the years ended December 31 was as follows:

	2009			2008
		Residential			Residential
In thousands of dollars	Commercial	Mortgage	Total	Commercial	Mortgage	Total
Balance, January 1	$86	$1,686	$1,772	$29	$1,694	$1,723
Amount capitalized	108	2,211	2,319	85	780	865
Amount amortized	(16)	(819)	(835)	(23)	(272)	(295)
Valuation allowance (increase) decrease	4	516	520	(5)	(516)	(521)
Balance, December 31	$182	$3,593	$3,775	$86	$1,686	$1,772

Activity in the valuation allowance for 2009 and 2008 was as follows:

	2009			2008
In thousands of dollars	Commercial	Residential Mortgage	Total	Commercial	Residential Mortgage	Total
Balance, January 1	$5	$516	$521	$-	$-	$-
Additions	-	-	-	5	516	521
Deductions	4	516	520	-	-	-
Balance, December 31	$1	$0	$1	$5	$516	$521

The fair value of servicing rights as follows at December 31:

	2009		2008
		Residential		Residential
In thousands of dollars	Commercial	Mortgage	Commercial	Mortgage
Fair value, January 1	$86	$1,686	$29	$2,705
Fair value, December 31	$195	$4,340	$86	$1,686

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NOTE 7 - PREMISES AND EQUIPMENT

Depreciation expense was approximately $1,387,000 in 2009, $1,371,000 in 2008 and $1,281,000 in 2007. Premises and equipment as of December 31 consisted of the following:

In thousands of dollars	2009	2008
Land	$1,863	$1,863
Buildings and improvements	14,783	14,630
Furniture and equipment	14,687	14,368
Total cost	31,333	30,861
Less accumulated depreciation	(19,001)	(17,656)
Premises and equipment, net	$12,332	$13,205

The company has several noncancellable operating leases, primarily for banking facilities, that expire over the next fifteen years. The leases generally contain renewal options for periods ranging from one to five years. Rental expense for these leases was $1.1 million, $988,000 and $885,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Future minimum lease payments under operating leases are shown in the table below:

In thousands of dollars
2010	$1,073
2011	1,082
2012	1,087
2013	1,101
2014	1,052
Thereafter	3,034
Total Minimum Lease Payments	$8,429

NOTE 8 - GOODWILL

Deteriorating economic conditions in the United States have significantly impacted the banking industry in the past two years. The resulting impact on the Company’s financial results was reflected in a substantial decline in stock price below book value. As of March 31, 2009, management performed the first phase of an impairment evaluation used to identify potential impairment of goodwill carried by the Company’s subsidiary banks (the "Banks"). That Phase I impairment evaluation determined that the carrying value of the Company’s goodwill exceeded its fair value.

In accordance with ASC 350-10, that determination of impairment necessitated a Phase 2 impairment analysis of the entity-wide goodwill. The second phase calculates an implied fair value of goodwill by comparing the fair value of the Company to the aggregate fair values of its individual assets, liabilities, and identified intangibles. The second phase of the analysis confirmed that the goodwill of the Company was fully impaired. A goodwill impairment charge was taken in the first quarter of 2009 for the entire book value of goodwill of $3.469 million. This non-cash charge was recorded as a component of noninterest expense. The goodwill on the books of the Banks originally resulted from the acquisition of various banking offices between 1992 and 1999.

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NOTE 9 - DEPOSITS

Information relating to maturities of time deposits as of December 31 is summarized below:

In thousands of dollars	2009	2008
Within one year	$211,353	$175,655
Between one and two years	36,947	54,616
Between two and three years	19,923	21,113
Between three and four years	15,828	6,480
Between four and five years	6,420	6,968
Total time deposits	$290,471	$264,832
Interest bearing time deposits in denominations of $100,000 or more	$107,942	$132,139

NOTE 10 - SHORT TERM BORROWINGS

The Company has several credit facilities in place for short term borrowing which are used on occasion as a source of liquidity. These facilities consist of borrowing authority totaling $7.9 million from correspondent banks to purchase federal funds on a daily basis. There were no fed funds purchased outstanding at December 31, 2009 and 2008.

The Banks may also enter into sales of securities under agreements to repurchase ("repurchase agreements"). These agreements generally mature within one to 120 days from the transaction date. U.S. Treasury, agency and other securities involved with the agreements are recorded as assets and are generally held in safekeeping by correspondent banks. Repurchase agreements are offered principally to certain clients as an investment alternative to deposit products. There were no balances outstanding at any time during 2009 or 2008.

NOTE 11 - OTHER BORROWINGS

The Banks carried fixed rate, non-callable advances from the Federal Home Loan Bank of Indianapolis totaling $42.1 million and $50.0 million at December 31, 2009 and 2008. As of December 31, 2009, the rates on the advances ranged from 2.74% to 5.36% with a weighted average rate of 3.90%. Amounts advanced totaling $2.0 million are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate one year after the date of the advance, and advances totaling $8.0 million are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate two years after the date of the advance. If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be pre-payable at the Company’s option, at par without a penalty fee.

Advances are primarily collateralized by residential mortgage loans under a blanket security agreement. Additional coverage is provided by Other Real Estate Related (“ORER”) and Community Financial Institution (“CFI”) collateral. The unpaid principal balance of the loans pledged as collateral required is between 155% and 250%, depending on the type of collateral and was $145.8 million at year-end 2009. Interest payments are made monthly, with principal due annually and at maturity. If principal payments are paid prior to maturity, advances are subject to a prepayment penalties.

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Maturities and scheduled principal payments for other borrowings over the next five years as of December 31 are shown below.

In thousands of dollars	2009
Within one year	$11,777
Between one and two years	6,286
Between two and three years	2,296
Between three and four years	10,306
Between four and five years	9,513
More than five years	1,920
Total	$42,098

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Banks are party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of their clients. These financial instruments include commitments to make loans, unused lines of credit, and letters of credit. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Banks follow the same credit policy to make such commitments as is followed for loans and investments recorded in the consolidated financial statements. The Banks' commitments to extend credit are agreements at predetermined terms, as long as the client continues to meet specified criteria, with fixed expiration dates or termination clauses. The following table shows the commitments to make loans and the unused lines of credit available to clients at December 31:

	2009		2008
In thousands of dollars	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate
Commitments to make loans	$1,486	$10,285	$9,247	$8,046
Unused lines of credit	95,891	5,361	102,621	10,853
Standby letters of credit	7,380	-	11,266	-

Commitments to make loans generally expire within thirty to ninety days, while unused lines of credit expire at the maturity date of the individual loans. At December 31, 2009, the rates for amounts in the fixed rate category ranged from 4.25% to 8.50%.

In December 2001, United Bank & Trust entered into a limited partnership agreement to purchase tax credits awarded from the construction, ownership and management of an affordable housing project and a residual interest in the real estate. As of December 31, 2009 and 2008, the total recorded investment including the obligation to make additional future investments were $1,134,000 and $1,235,000 and was included in other assets. As of December 31, 2009 and 2008, the obligation of UBT to the limited partnership were $890,000 and $1,126,000, which was reported in other liabilities. While UBT is a 99% partner, the investment is accounted for on the equity method as UBT is a limited partner and has no control over the operation and management of the partnership or the affordable housing project.

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NOTE 13 - FEDERAL INCOME TAX

Income tax expense consists of the following for the years ended December 31:

In thousands of dollars	2009	2008	2007
Current	$(2,967)	$756	$2,925
Deferred	(2,672)	(2,036)	(1,290)
Total income tax expense	$(5,639)	$(1,280)	$1,635

The components of deferred tax assets and liabilities at December 31 are as follows:

In thousands of dollars	2009	2008
Deferred tax assets:
Allowance for loan losses	$6,807	$6,226
Deferred compensation	750	559
Low income housing and Alternative Minimum Tax credit	1,231	-
Other	1,256	407
Total deferred tax assets	$10,044	$7,192

Deferred tax liabilities:
Property and equipment	$(484)	$(555)
Mortgage servicing rights	(1,284)	(603)
Unrealized appreciation on securities available for sale	(657)	(473)
Other	(1,051)	(1,480)
Total deferred tax liabilities	$(3,476)	$(3,111)
Net deferred tax asset	$6,568	$4,081

The Company’s net deferred tax asset is included in the category “Accrued interest receivable and other assets” on the balance sheet. While the Company had a loss for both book and tax purposes for 2009, the Company had taxable income of $11.7 million from 2007 and 2008 that can be utilized for the Company’s tax loss in 2009. The Company’s net deferred tax asset was $6.6 million at December 31, 2009. A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Based on the levels of taxable income in prior years and the Company’s expectation of a return to profitability in future years as a result of strong core earnings, Management has determined that no valuation allowance was required at December 31, 2009 or 2008. Reconciliation between total federal income tax and the amount computed through the use of the federal statutory tax rate for the years ended is as follows:

In thousands of dollars	2009	2008	2007
Income taxes at statutory rate of 34%	$(4,920)	$(447)	$2,454
Non-taxable income, net of nondeductible interest expense	(476)	(490)	(487)
Income on non-taxable bank owned life insurance	(168)	(165)	(157)
Affordable housing credit	(188)	(188)	(188)
Goodwill write-off	150	-	-
Other	(37)	10	13
Total federal income tax	$(5,639)	$(1,280)	$1,635

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NOTE 14 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Banks, including their immediate families and companies in which they are principal owners, are clients of the Banks. Loans to these parties did not, in the opinion of Management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of these loans at December 31, 2008 was $12,786,000. That balance was adjusted to exclude Directors and Officers that were not with the Company at the end of 2009. During 2009, new and newly reportable loans to such related parties amounted to $2,373,000 and repayments amounted to $3,114,000, resulting in a balance at December 31, 2009 of $12,029,000. Related party deposits totaled $9,284,000 and $7,607,000 at December 31, 2009 and 2008.

NOTE 15 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Banking laws and regulations restrict the amount the Banks can transfer to the Company in the form of cash dividends and loans. Under the Memorandums of Understanding described in Note 18, as of January 15, 2010, neither United Bank & Trust nor United Bank & Trust – Washtenaw may declare or pay any dividends without prior approval of regulators. It is not the intent of Management to pay dividends in amounts that would reduce the capital of the Banks to a level below that which is considered prudent by Management and in accordance with the guidelines of regulatory authorities.

NOTE 16 - EMPLOYEE BENEFIT PLANS

Employee Savings Plan
The Company maintains a 401(k) employee savings plan ("plan") which is available to substantially all employees. Individual employees may make contributions to the plan up to 100% of their compensation up to a maximum of $16,500 for 2009, and $15,500 for 2008 and 2007. The Banks offers discretionary matching of funds for a percentage of the employee contribution, plus an amount based on Company earnings. In July 1, 2009, the Company discontinued its profit sharing and employer matching contributions to the plan. The expense for the plan for 2009, 2008 and 2007 was $238,000, $556,000 and $486,000.

The plan offers employees the option of purchasing Company stock with the match portion of their 401(k) contribution. Prior to 2008, those shares were issued specifically for that purpose. Beginning in 2008, shares available to employees within the plan are purchased on the open market. On that basis, 4,136 shares in 2007 of United Bancorp, Inc. common stock were issued to the 401(k) plan for the benefit of plan participants who so elected Company stock for their match.

Director Retainer Stock Plan
The Company maintains a deferred compensation plan designated as the Director Retainer Stock Plan ("Director Plan"). The plan provides eligible directors of the Company and the Banks with a means of deferring payment of retainers and certain fees payable to them for Board service. Under the Director Plan, any retainers or fees elected to be deferred under the plan by an eligible director ultimately will be payable in common stock at the time of payment.

Senior Management Bonus Deferral Stock Plan
The Company maintains a deferred compensation plan designated as the Senior Management Bonus Deferral Stock Plan ("Management Plan"). The Management Plan has essentially the same purposes as the Director Plan discussed above and permits eligible employees of the Company and its affiliates to elect cash bonus deferrals and, after employment termination, to

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receive payouts in whole or in part in the form of common stock on terms substantially similar to those of the Director Plan.

Stock Options
In 2004, Shareholders approved the Company's 2005 Stock Option Plan (the "2005 Plan"), which became effective January 1, 2005. The plan is a non-qualified stock option plan as defined under Internal Revenue Service regulations. Under the plan, directors and management of the Company and subsidiaries are given the right to purchase stock of the Company at the market price at the time the options are granted. The 2005 Plan replaced the 1999 Stock Option Plan ("the 1999 Plan"), under which no more options are to be granted. The 2005 Stock Option Plan expired effective January 1, 2010, and no additional options may be granted under the plan.

The stock subject to the options is shares of authorized and unissued common stock of the Company. As defined in the 2005 Plan, options representing no more than 385,875 shares (adjusted for stock dividends declared) are to be made available to the plan. The options have a three-year vesting period, and with certain exceptions, expire at the end of ten years, or three years after retirement.

The following table summarizes option activity for the 1999 Plan and the 2005 Plan during 2009:

	Options	Weighted Avg.
In thousands of dollars	Outstanding	Exercise Price
Balance, January 1, 2009	353,861	$24.93
Options granted	100,000	7.20
Options exercised	-	-
Options forfeited	(18,300)	22.19
Balance, December 31	435,561	$20.98
Options exercisable at year-end	281,525	$25.92
Weighted average fair value of options granted during the year		$1.66

The following table provides information regarding stock options under the 2005 Plan at December 31, 2009:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life		Weighted Avg. Exercise Price	Number Outstanding	Weighted Avg. Exercise Price
$6.00 to $32.14	435,561	6.23	Years	$20.98	281,525	$25.92

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2009	2008	2007
Dividend yield	1.00%	4.02%	3.26%
Expected life	5 years	5 years	5 years
Expected volatility	25.67%	17.55%	11.61%
Risk-free interest rate	1.98%	2.76%	4.68%

The Company has recorded approximately $150,000, $137,000 and $205,000 in compensation expense related to vested stock options less estimated forfeitures for the periods ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2009, unrecognized compensation

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expense related to the stock options totaled $164,000, and is expected to be recognized over three years.

At December 31, 2009, the total options outstanding had no aggregate intrinsic value. Intrinsic value represents the difference between the Company's closing stock price on the last day of trading for 2009 and the exercise price multiplied by the number of in-the-money options assuming all option holders had exercised their stock options on December 31, 2009. No stock options were exercised during 2009 or 2008. The intrinsic value of options exercised in 2007 was $59,000.

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Measurements. The Fair Value Measurements Topic of the FASB Accounting Standards Codification (“FASB ASC”) defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FASB ASC Topic 820-10-20 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820-10-55 establishes a fair value hierarchy that emphasizes use of observable inputs and minimizes use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities
Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the inputs and valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of those instruments under the valuation hierarchy.

Available-for-sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities include U.S. Government agency securities, mortgage backed securities, obligations of states and municipalities, and certain corporate securities. Matrix pricing is a mathematical technique widely used in the banking industry to value investment securities without relying exclusively on quoted prices for specific investment securities, but rather, relying on the investment securities’ relationship to other benchmark quoted investment securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

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The following table presents the fair value measurements of assets recognized in the accompanying condensed consolidated balance sheets measured at fair value on a recurring basis and the level within the FASB ASC fair value hierarchy in which the fair value measurements fall at December 31, 2009 and 2008:

In thousands of dollars		Fair Value Measurements Using
December 31, 2009	Fair Value	Level 1	Level 2	Level 3
Available for sale securities:
U.S. Treasury and agency securities	$32,239	$-	$32,239	$-
Mortgage backed agency securities	23,142	-	23,142	-
Obligations of states and political subdivisions	34,111	-	34,111	-
Corporate, asset backed and other debt securities	2,623	-	2,623	-
Equity securities	31	-	31	-
Total available for sale securities	$92,146	$-	$92,146	$-

December 31, 2008
Available for sale securities:
U.S. Treasury and agency securities	$19,712	$-	$19,712	$-
Mortgage backed agency securities	21,972	-	21,972	-
Obligations of states and political subdivisions	37,889	-	37,889	-
Corporate, asset backed and other debt securities	2,478	-	2,478	-
Equity securities	50	-	50	-
Total available for sale securities	$82,101	$-	$82,101	$-

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of those instruments under the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans. If the impaired loan is identified as collateral dependent, the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

During the three and twelve months ended December 31, 2009 and 2008, certain loans became impaired, while certain loans previously identified as impaired were partially charged-off or re-evaluated. These changes during the fourth quarter of 2009 resulted in a balance for these loans, net of specific allowance, of $23.3 million. Year to date changes resulted in a balance, net of specific allowance, of $26.9 million at December 31, 2009.

Changes during the fourth quarter of 2008 resulted in a balance for these loans, net of specific allowance, of $16.5 million. Full year 2008 changes resulted in a balance, net of specific allowance, of $17.3 million at December 31, 2008. This valuation was considered Level 3, consisting of appraisals of underlying collateral and discounted cash flow analysis.

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Prior to the third quarter of 2009, for construction and development loans, the Company used the loan’s effective interest rate to discount future cash flows to determine fair value, except for situations when the Company determined that foreclosure was probable. In those cases, the Company used appraised values and the discount rates contained in the appraisals.

Effective for the third quarter of 2009, the Company changed its valuation estimates for all impaired collateral-dependent construction and land development loans. Current valuation is based on estimated collateral values using appraised values or estimated cash flows from disposal of the collateral utilizing discount rates ranging from 15% to 24%, which are generally higher than those used in prior periods. This resulted in an increase to our provision for loan losses of $2.7 million in the third quarter of 2009. While either approach is acceptable under generally accepted accounting principles, the current valuation better reflects bank regulatory reporting requirements within the consolidated financial statements of the Company.

The carrying amounts and estimated fair value of principal financial assets and liabilities were as follows:

As of December 31,	2009		2008
In thousands of dollars	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets
Cash and cash equivalents	$125,589	$125,589	$18,472	$18,472
Securities available for sale	92,146	92,146	82,101	82,101
FHLB Stock	2,992	2,992	2,992	2,992
Loans held for sale	7,979	7,979	4,988	4,988
Net portfolio loans	630,033	632,831	678,707	683,346
Accrued interest receivable	3,349	3,349	3,492	3,492

Financial Liabilities
Total deposits	$(782,801)	$(787,443)	$(709,549)	$(715,331)
FHLB advances	(42,098)	(43,167)	(50,036)	(51,776)
Accrued interest payable	(930)	(930)	(1,379)	(1,379)

Estimated fair values require subjective judgments and are approximate. The above estimates of fair value are not necessarily representative of amounts that could be realized in actual market transactions, or of the underlying value of the Company. Changes in the following methodologies and assumptions could significantly affect the estimated fair value:

Cash and cash equivalents, FHLB stock, loans held for sale, accrued interest receivable and accrued interest payable – The carrying amounts are reasonable estimates of the fair values of these instruments at the respective balance sheet dates.

Net portfolio loans – The carrying amount is a reasonable estimate of fair value for personal loans for which rates adjust quarterly or more frequently, and for business and tax exempt loans that are prime related and for which rates adjust immediately or quarterly.

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The fair value for residential mortgage loans that are held for sale on the secondary market is the price offered by the secondary market purchaser. The fair value of all other loans is estimated by discounting future cash flows using current rates for loans with similar characteristics and maturities. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns.

Total deposits – With the exception of certificates of deposit, the carrying value is deemed to be the fair value due to the demand nature of the deposits. The fair value of fixed maturity certificates of deposit is estimated by discounting future cash flows using the current rates paid on certificates of deposit with similar maturities.

FHLB Advances – The fair value is estimated by discounting future cash flows using current rates on advances with similar maturities.

Off-balance-sheet financial instruments – Commitments to extend credit, standby letters of credit and undisbursed loans are deemed to have no material fair value as such commitments are generally fulfilled at current market rates.

NOTE 18 - REGULATORY CAPITAL REQUIREMENTS

The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and Banks to maintain minimum ratios of Total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The Company and the Banks were categorized as well-capitalized at year end 2009 and 2008 under applicable regulations.

On January 15, 2010, UBT entered into a Memorandum of Understanding (“MOU”) with the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Regulation. The MOU is not a “written agreement” for purposes of Section 8 of the Federal Deposit Insurance Act. The MOU documents an understanding among UBT, the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Regulation, that, among other things, (i) UBT will not declare or pay any dividend without the prior consent of the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Regulation; and (ii) UBT will have and maintain its Tier 1 capital ratio at a minimum of 9% within six months from the date of the MOU and for the duration of the MOU, and will maintain its total capital ratio at a minimum of 12% for the duration of the MOU. UBTW is also a party to a Memorandum of Understanding with the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Regulation that documents an understanding that UBTW will have and maintain its Tier 1 capital ratio at a minimum of 8% and will not declare or pay any dividend without the approval of its regulators.

The following table shows the Company's and the Banks' capital ratios and the Company's amounts compared to regulatory requirements at year-end 2009 and 2008.

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	Actual		Regulatory Minimum for Capital Adequacy (1)		Regulatory Minimum to be Well Capitalized (2)
As of December 31, 2009	$000%		$000%		$000%
Tier 1 Capital to Average Assets
United Bancorp, Inc. (consolidated)	$78,076	8.6%	$36,108	4.0%	N/A	N/A
United Bank & Trust	37,590	7.3%	20,495	4.0%	25,618	5.0%
United Bank & Trust – Washtenaw	33,506	8.7%	15,487	4.0%	19,358	5.0%

Tier 1 Capital to Risk Weighted Assets
United Bancorp, Inc. (consolidated)	78,076	11.9%	26,219	4.0%	N/A	N/A
United Bank & Trust	37,590	11.2%	13,376	4.0%	20,064	6.0%
United Bank & Trust – Washtenaw	33,506	10.6%	12,694	4.0%	19,041	6.0%

Total Capital to Risk Weighted Assets
United Bancorp, Inc. (consolidated)	86,416	13.2%	52,438	8.0%	N/A	N/A
United Bank & Trust	41,872	12.5%	26,752	8.0%	33,440	10.0%
United Bank & Trust – Washtenaw	37,517	11.8%	25,388	8.0%	31,735	10.0%

As of December 31, 2008
Tier 1 Capital to Average Assets
United Bancorp, Inc. (consolidated)	$65,696	7.9%	$33,470	4.0%	N/A	N/A
United Bank & Trust	33,497	6.7%	19,967	4.0%	24,959	5.0%
United Bank & Trust – Washtenaw	29,156	8.6%	13,667	4.0%	17,083	5.0%

Tier 1 Capital to Risk Weighted Assets
United Bancorp, Inc. (consolidated)	65,696	9.5%	27,744	4.0%	N/A	N/A
United Bank & Trust	33,497	8.9%	15,076	4.0%	22,614	6.0%
United Bank & Trust – Washtenaw	29,256	9.2%	12,668	4.0%	19,003	6.0%

Total Capital to Risk Weighted Assets
United Bancorp, Inc. (consolidated)	74,487	10.7%	55,488	8.0%	N/A	N/A
United Bank & Trust	38,295	10.2%	30,152	8.0%	37,690	10.0%
United Bank & Trust – Washtenaw	33,149	10.5%	25,337	8.0%	31,671	10.0%

(1)	Represents minimum required to be categorized as adequately capitalized under Federal regulatory requirements.
(2)
 Represents minimum generally required to be categorized as well-capitalized under Federal regulatory prompt corrective action provisions. The Memorandum of Understanding described above in Note 18 subjects UBT and UBTW to higher requirements.

NOTE 19 - EARNINGS PER SHARE
A reconciliation of basic and diluted earnings per share follows:

In thousands of dollars, except share data		2009	2008	2007
Net income (loss)		$(8,833)	$(36)	$5,582
Less:	Accretion of discount on preferred stock	(91)	-	-
Dividends on preferred stock		(987)	-	-
Income available to common shareholders		$(9,911)	$(36)	$5,582

Basic earnings (loss) per share:
Weighted average common shares outstanding		5,059,669	5,061,544	5,190,868
Weighted average contingently issuable shares		67,244	59,830	59,743
Total weighted average shares outstanding		5,126,913	5,121,374	5,250,611
Basic earnings (loss) per share		$(1.93)	$(0.01)	$1.06

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Diluted earnings (loss) per share:	2009	2008	2007
Weighted average common shares outstanding from basic earnings per share	5,126,913	5,121,374	5,250,611
Dilutive effect of stock options	-	-	-
Dilutive effect of warrants	-	-	-
Total weighted average shares outstanding	5,126,913	5,121,374	5,250,611
Diluted earnings (loss) per share	$(1.93)	$(0.01)	$1.06

Stock options for 416,594, 340,886 and 263,808 shares of common stock were not considered in computing diluted earnings per share for 2009, 2008 and 2007 because they were not dilutive.

NOTE 20 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

In thousands of dollars	2009	2008	2007
Unrealized gains on securities available for sale	$519	$936	$350
Reclassification for realized amount included in income	24	18	9
Other comprehensive income before tax effect	543	954	341
Tax expense	185	329	116
Other comprehensive income	$358	$625	$225

NOTE 21 - PARENT COMPANY ONLY FINANCIAL INFORMATION

The condensed financial information for United Bancorp, Inc. is summarized below.

CONDENSED BALANCE SHEETS	December 31,
In thousands of dollars	2009	2008
Assets
Cash and cash equivalents	$844	$18
Investment in subsidiaries	73,885	66,404
Furniture and equipment	2,262	2,571
Loan to subsidiaries	2,400	-
Other assets	2,150	1,424
Total Assets	$81,541	$70,417

Liabilities and Shareholders' Equity
Liabilities	$674	$966
Shareholders' equity	80,867	69,451
Total Liabilities and Shareholders' Equity	$81,541	$70,417

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CONDENSED STATEMENTS OF OPERATIONS	For the years ended December 31,
In thousands of dollars	2009	2008	2007
Income
Dividends from subsidiaries	$-	$5,480	$9,250
Other income	11,144	10,273	8,664
Total Income	11,144	15,753	17,914

Total Noninterest Expense	11,757	10,525	8,679
Income (loss) before undistributed net income of subsidiaries and income taxes	(613)	5,228	9,235
Income tax benefit	(258)	(87)	(1)
Net income (loss) before undistributed net income of subsidiaries	(355)	5,315	9,236
(Excess distributed) net income of subsidiaries	(8,478)	(5,351)	(3,654)
Net Income (Loss)	(8,833)	(36)	5,582
Other comprehensive income, including net change in unrealized gains on securities available for sale	358	625	225
Comprehensive Income (Loss)	$(8,475)	$589	$5,807

CONDENSED STATEMENTS OF CASH FLOWS	For the years ended December 31,
In thousands of dollars	2009	2008	2007
Cash Flows from Operating Activities
Net Income	$(8,833)	$(36)	$5,582
Adjustments to Reconcile Net Income to Net Cash from Operating Activities
Excess distributed net income of subsidiaries	8,478	5,351	3,654
Stock option expense	150	137	205
Change in other assets	(727)	(16)	(104)
Change in other liabilities	(292)	48	(646)
Total adjustments	7,609	5,520	3,109
Net cash from operating activities	(1,224)	5,484	8,691

Cash Flows from Investing Activities
Proceeds from sale of securities available for sale	-	214	-
Investments in subsidiaries	(15,600)	(1,500)	(1,000)
Loan to subsidiaries	(2,400)	-	-
Net (increase) decrease in premises and equipment	309	(540)	(243)
Net cash from investing activities	(17,691)	(1,826)	(1,243)

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock and warrants	20,600	-	-
Proceeds from common stock transactions	98	133	425
Purchase of common stock	-	(831)	(3,873)
Cash dividends paid on common and preferred stock	(957)	(3,544)	(4,113)
Net cash from financing activities	19,741	(4,242)	(7,561)

Net Change in Cash and Cash Equivalents	826	(584)	(113)
Cash and cash equivalents at beginning of year	18	602	715
Cash and Cash Equivalents at End of Year	$844	$18	$602

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NOTE 22 – QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial information is summarized below.

In thousands of dollars, except per share data	Full Year	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
2009
Interest Income	43,766	10,955	10,775	11,007	11,029
Interest Expense	12,251	2,775	2,915	3,094	3,467
Net Interest Income	31,515	8,180	7,860	7,913	7,562
Provision for Loan Losses	25,770	5,300	8,200	5,400	6,870
Net Income (Loss)	(8,833)	(482)	(2,890)	(762)	(4,699)
Basic and Diluted Earnings (Loss) per Share	(1.93)	(0.15)	(0.62)	(0.20)	(0.96)

2008
Interest Income	47,041	11,516	11,618	11,491	12,416
Interest Expense	17,297	4,174	4,081	4,104	4,938
Net Interest Income	29,744	7,342	7,537	7,387	7,478
Provision for Loan Losses	14,607	8,997	3,300	1,650	660
Net Income (Loss)	(36)	(4,016)	397	1,695	1,888
Basic and Diluted Earnings (Loss) per Share	(0.01)	(0.79)	0.08	0.33	0.37

NOTE 23 – SUBSEQUENT EVENTS

On January 15, 2010, the Company filed applications with its regulators for permission to consolidate and merge UBTW with and into UBT, with the consolidated bank operating under the charter of UBT. The proposed bank consolidation is subject to the receipt of all applicable federal and state regulatory approvals. It is anticipated that the proposed bank consolidation will be completed during the second quarter of 2010. Following the transaction, the consolidated bank will continue to operate the same banking offices in the same markets that UBT and UBTW currently operate.

Subsequent events have been evaluated through February 26, 2010, which is the date the financial statements were issued.

Market for Common Stock

The following table shows the high and low bid prices of common stock of the Company for each quarter of 2009 and 2008 as quoted on the OTC Bulletin Board, under the symbol of "UBMI.” The prices listed below are OTC Bulletin Board quotations. They reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. They also do not include private transactions not involving brokers or dealers. The Company had 1,233 shareholders of record as of December 31, 2009.

	2009			2008
	Market Price		Cash Dividends	Market Price		Cash Dividends
Quarter	High	Low	Declared	High	Low	Declared
1st	$10.50	$5.50	$0.02	$22.00	$17.55	$0.20
2nd	7.00	5.60	-	20.00	14.00	0.20
3rd	6.90	4.74	-	14.98	9.20	0.20
4th	6.50	5.00	-	12.99	7.55	0.10

The board of directors of the Company suspended payment of cash dividends on its common shares in the second quarter of 2009. The board believes that it is in the Company’s best interest to preserve capital given the severe financial market conditions in Michigan and the U.S.

Banking laws and regulations restrict the amount the Banks can transfer to the Company in the form of cash dividends and loans. Those restrictions are discussed in Note 15 of the consolidated financial statements, which appear in this report. In addition, the Company is subject to restrictions on the declaration and payment of dividends to common shareholders as a result of its participation in the TARP Capital Purchase Plan.

Board of Directors of United Bancorp, Inc.
Stephanie H. Boyse	President and Chief Executive Officer, Brazeway, Inc.
James D. Buhr	President, J.D. Buhr & Company, LLC
Robert K. Chapman	President and Chief Executive Officer, United Bancorp, Inc.
John H. Foss	Retired Vice President, Treasurer, and Chief Financial Officer, Tecumseh Products Co.
Norman G. Herbert	Independent financial consultant to Michigan Information Technology Center Foundation
David S. Hickman	Chairman of the Board, United Bancorp, Inc.
James C. Lawson	General Manager, Avery Oil & Propane
D.J. Martin	President, Martin’s Home Center
David E. Maxwell	Retired Executive Vice President, Brazeway, Inc.
Len M. Middleton	Professor of Strategy and Entrepreneurship, Ross School of Business, University of Michigan

Executive Officers of United Bancorp, Inc.
Robert K. Chapman	President and Chief Executive Officer
Randal J. Rabe	Executive Vice President, Chief Financial Officer, Secretary to the Board
Todd C. Clark	Executive Vice President
Gary D. Haapala	Executive Vice President
Joseph R. Williams	Executive Vice President

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Attachment B
UNITED BANCORP, INC.
STOCK INCENTIVE PLAN OF 2010

Effective February 25, 2010

SECTION 1

Establishment of Plan; Purpose of Plan

1.1           Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 2010 for its corporate and Subsidiary directors, Consultative Board Members, officers and other key employees. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based and stock-related awards.

1.2           Purpose of Plan. The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code. Finally, it is intended that all grants and payments under the Plan are exempt from Section 409A of the Code as either equity-based compensation or short-term deferrals and the Plan shall be interpreted accordingly.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1           “Act” means the Securities Exchange Act of 1934, as amended.

2.2           “Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3           “Board” means the Board of Directors of the Company.

2.4           “Change in Control,” unless otherwise defined in an Incentive Award agreement, means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company=s then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation

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continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 60% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (iii) any complete liquidation or dissolution of the Company; (iv) any reorganization, reverse stock split or recapitalization of the Company which would result in a Change in Control as otherwise defined in this Plan; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.5           “Code” means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.6           “Committee” means the Compensation and Governance Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in Section 162(m) of the Code.

2.7           “Common Stock” means the Company’s common stock, no par value.

2.8           “Company” means United Bancorp, Inc., a Michigan corporation, and its successors and assigns.

2.9           “Consultative Board Member” means any person appointed to a Community Consultative Board by the board of directors of a bank Subsidiary of the Company.

2.10           “Continuing Directors” means the individuals who were either (a) first elected or appointed as a director prior to February 25, 2010, or (b) subsequently appointed as a director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2.11           “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.
2.12           “Director” means a member of the Board or a member of the board of directors of one of the Company’s Subsidiaries.

2.13           “Disability” means an inability of a Participant to perform his or her employment duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company’s long-term disability policy or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

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2.14           “Employee” means an employee of the Company or one of its Subsidiaries or Affiliates.

2.15           “Incentive Award” means the award or grant of a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

2.16           “Market Value” shall equal the mean of the highest and lowest bid and asked prices of shares of Common Stock (or, if applicable, the closing sales price) reported on the Over the Counter Bulletin Board (or any successor exchange or system that is the primary stock exchange or system for trading of Common Stock) at the close of the market on the date of grant, exercise or vesting, as applicable, or if the Over the Counter Bulletin Board (or any such successor) is closed on that date, the last preceding date on which the Over the Counter Bulletin Board (or any such successor) was open for trading and on which shares of Common Stock were traded.  If the Common Stock is not readily tradable on an established securities market, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Code.

2.17           “Participant” means a Director, Consultative Board Member, officer or any key employee of the Company or its Subsidiaries who is granted an Incentive Award under the Plan.

2.18           “Performance” means the level of achievement of the performance goals established by the Committee pursuant to Section 10.1.

2.19           “Performance Measures” means measures as described in Section 10 on which the performance goals are based.

2.20           “Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

2.21           “Performance-Based Compensation” means compensation under an Incentive Award that satisfies the requirements of Section 162(m) of the Code for certain “performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Incentive Award that does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.22           “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.23           “Plan” means the United Bancorp, Inc. Stock Incentive Plan of 2010 as set forth herein, as it may be amended from time to time.

2.24           “Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 7 or 8. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

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2.25           “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 7 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 7.

2.26           “Restricted Stock Unit” means an award to a Participant pursuant to Section 7 of the Plan and described as a “Restricted Stock Unit” in Section 7.

2.27           “Retirement” means the voluntary termination of directorship or all employment by the Participant after the Participant has attained 65 years of age for an Employee or 70 years of age for a Director or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

2.28           “Stock Appreciation Right” or “SAR” means any right granted to a Participant pursuant to Section 6 of the Plan.

2.29           “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

2.30           “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

2.31           “Subsidiary” means any corporation or other entity in which the Company has a 50% or more controlling interest either directly or through a chain of corporations or other entities. “Controlling interest” for this purpose means “controlling interest” as defined under the Code Section 409A regulations.

2.32           “Termination” or “Cessation” of employment shall be considered to occur on the date on which the Employee is no longer obligated to perform services for the Company or any of its Subsidiaries or Affiliates and the Employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Employee continues to receive compensation from the Company or any of its Subsidiaries or Affiliates after such date. The following shall not be considered such a termination or cessation: (i) a transfer of an employee among the Company and its Subsidiaries or Affiliates; (ii) a leave of absence, duly authorized in writing by the Participant’s employer, for military service or for any other purpose approved by the Participant’s employer if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Participant’s employer, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Participant’s employer; or (iv) a termination of employment as an officer with continued service as an Employee or director.

SECTION 3

Administration

3.1           Power and Authority. The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Employees, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides

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Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan.  All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

3.2           Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject; and (f) any restrictions on shares of Common Stock acquired pursuant to an Incentive Award under the Plan as the Committee considers advisable, including without limitation holding periods, transfer restrictions, forfeiture or “claw-back” provisions and restrictions under federal and state securities laws.

3.3           Amendments or Modifications of Incentive Awards. Subject to Section 12, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided such actions do not cause an Incentive Award to become subject to Section 409A of the Code, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 shall be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant; (c) extend the term of an Incentive Award at a time when the exercise price or base price equals or exceeds the Market Value, provided that any such extension shall be considered to be a new grant for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (d) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (e) accept the surrender of any outstanding Incentive Award; and (f) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however, that such grant of new

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Incentive Awards shall be considered to be a new grant for purposes of Section 409A of the Code and shall be made at Market Value on the date of grant.

3.4           Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.4 shall not be construed as limiting the Company’s or any Subsidiary’s or Affiliate’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1           Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan,  the total number of shares available for Incentive Awards under the Plan shall be 500,000 shares of Common Stock; plus (a) shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or that expire or terminate prior to the exercise or vesting of the Incentive Awards in full, (b) shares that are surrendered to the Company in connection with the exercise or vesting of Incentive Awards, whether previously owned or otherwise subject to such Incentive Awards, including shares surrendered to satisfy tax withholding obligations, and (c) with respect to SARs, shares subject to an SAR that are not actually issued upon settlement of the SAR.  Such shares shall be authorized and may be unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), and shares issued and otherwise reacquired by the Company.

4.2           Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as Performance-Based Compensation. The purpose of this Section 4.2 is to ensure that the Plan provides Performance-Based Compensation and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options (within the meaning of Section 422(b) of the Code) granted under the Plan shall not exceed 250,000, subject to adjustment as provided in Section 4.3, but only to the extent that such adjustment will not affect the status of any Stock Option intended to qualify as an incentive stock option under Section 422(b) of the Code.

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4.3	Adjustments.

(a)           Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to outstanding Incentive Awards and available for issuance under the Plan, together with applicable exercise prices and base prices and the limitations provided in Sections 4.1 and 4.2, shall be adjusted on a pro rata basis in such manner and at such time as shall be equitable under the circumstances.  No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

(b)           Other Actions Affecting Common Stock. If there occurs, other than as described in Section 4.3(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices and base prices) and reserves for Incentive Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances and would not cause the Incentive Award to become subject to Section 409A of the Code.  It is intended that in the event of any such transaction, Incentive Awards under the Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

SECTION 5

Stock Options

5.1           Grant. A Participant may be granted one or more Stock Options under the Plan.  No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until such shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a

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Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code, subject to Section 5.5 of the Plan.

5.2           Stock Option Agreements. Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options. To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

5.3           Stock Option Exercise Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant. The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.4           Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code. Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.5           Incentive Stock Options. Notwithstanding anything to the contrary in this Section 5, in the case of the grant of a Stock Option that the Committee designates as intended to qualify as an “incentive stock option” (within the meaning of Section 422(b) of the Code): (a) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the purchase price of such Stock Option must be at least 110 percent of the fair market value of the Common Stock on the date of grant and the Stock Option must expire within a period of not more than five (5) years from the date of grant, and (b) termination of employment will be deemed to occur when the person to whom an Incentive Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 5 to the contrary, options designated as incentive stock options shall not be eligible for treatment under the Code as incentive stock options to the extent that either (i) the aggregate fair market value of shares of Common Stock (determined as of the time of grant) with respect to which such Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Stock Options into account in the order in which they were granted, and (ii) such Stock Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).  Options granted to Directors or Consultative Board Members who are not also Employees may not be designated as “incentive stock options.”

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5.6           Limits on Exercisability. Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company or its Subsidiaries or Affiliates for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.7           Restrictions on Transferability.

(a)           General. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option.  All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries or Affiliates, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

(b)           Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

5.8           Termination of Employment. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

(a)           General. If a Participant is no longer a Director, Consultative Board Member, or employed by the Company or any Subsidiary or Affiliate for any reason other than the Participant’s Retirement or death or, with respect to Employees, the Employee’s Disability or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of 3 months after such termination of employment, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination.

(b)           Death. If a Participant dies either while a Director, Consultative Board Member, or an Employee or otherwise during a time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for a period of one year after such Participant’s death to the extent that the Participant was entitled to exercise the

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      Stock Options on the date of death or termination, whichever first occurred, but not beyond the original term of the Stock Options.

(c)           Disability. If a Participant ceases to be employed by the Company or one of its Subsidiaries or Affiliates due to the Participant’s Disability, he or she may exercise his or her Stock Options in accordance with their terms for one year after he or she ceases to be employed unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

(d)           Participant Retirement. If a Participant ceases to be a Director, Consultative Board Member, or employed by the Company or one of its Subsidiaries or Affiliates due to Retirement, the Participant may exercise his or her Stock Options in accordance with their terms after such termination of directorship, board membership or employment unless such Stock Options earlier expire by their terms.

(e)           Termination for Cause. If a Participant’s employment is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted to him or her. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 6

Stock Appreciation Rights

6.1           Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. An SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant.

6.2           Exercise; Payment. To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Market Value of the shares subject to the Stock Option exceeds the exercise price of the Stock Option. When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares. Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock. For purposes of determining the number of shares available under the Plan, each Stock Appreciation Right shall count as one share of Common Stock, subject to the provisions for adding back such shares that are not actually issued upon settlement of a Stock Appreciation Right.

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SECTION 7

Restricted Stock and Restricted Stock Units

7.1           Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock (which may also be called “Performance Shares”) are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued directorship, board membership or employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. Restricted Stock Units (which may also be called “Performance Units”) are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued directorship or employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate, provided that such conditions constitute a substantial risk of forfeiture for purposes of Code Section 409A.  For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable pursuant to Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

7.2           Restricted Stock Agreements. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 7.

7.3           Vesting. The grant, issuance, retention, vesting and settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued directorship or employment, and/or such performance criteria as deemed appropriate by the Committee, provided that, with respect to Restricted Stock Units such criteria constitute a substantial risk of forfeiture for purposes of Code Section 409A.

7.4           Settlement.                      To the extent determined by the Committee, Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest.

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7.5           Termination of Employment. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

 (a)           General. If a Participant ceases to be a Director, Consultative Board Member, or an Employee during the Restricted Period for any reason other than death or Retirement or, with respect to Employees, Disability or termination for cause, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.

(b)           Death, Retirement or Disability. In the event a Participant terminates his or her directorship, board membership or employment with the Company because of Retirement or death or, with respect to Employees, Disability during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period.  All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or Retirement of the Participant.

 (c)           Termination for Cause. If a Participant’s employment is terminated for cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

7.6           Restrictions on Transferability.

 (a)           General. Unless the Committee otherwise consents or permits or unless the terms of the restricted stock or restricted stock unit agreement or grant provide otherwise: (i) neither shares of Restricted Stock nor Restricted Stock Units may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or his or her guardian or legal representative.

 (b)           Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock or issuable pursuant to Restricted Stock Unit awards under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

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7.7           Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant’s share certificate, any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the United Bancorp, Inc. Stock Incentive Plan of 2010 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

7.8           Rights as a Shareholder. A Participant shall have all cash dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant’s restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have all cash dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock. Unless the Committee determines otherwise or unless the terms of the applicable restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate. Any dividend payment with respect to Restricted Stock or Restricted Stock Units shall be made no later than the 15th day of the third month following the later of the date the dividends are paid to shareholders or, with respect to Restricted Stock Units, the date that any vesting restrictions related to that payment lapse.

7.9           Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

SECTION 8

Stock-Based Awards

8.1           Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, in addition to any Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of

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Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Notwithstanding the previous sentence, the shares of stock subject to Stock Awards shall be issued no later than the 15th day of the third month after the end of the calendar year in which the award is granted. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

8.2           Rights as a Shareholder.

 (a)           Stock Awards. A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Any dividend payment with respect to a Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

 (b)           General. With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 9

Change in Control

9.1           Acceleration of Vesting. If a Change in Control of the Company occurs, then, unless the Committee or the Board otherwise determines and expressly states in the agreements governing one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options and Stock Appreciation Rights shall become vested and exercisable in full immediately prior to the effective time of a Change in Control and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options and Stock Appreciation Rights have been granted remain in the employ or service of the Company or any Subsidiary or Affiliate; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

9.2           Cash Payment for Stock Options and Stock Appreciation Rights. If a Change in Control of the Company occurs, then the Committee, in its sole discretion and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options and/or Stock Appreciation Rights shall receive, with respect to and in lieu of some or all of the shares of Common Stock subject to such Stock Options and/or Stock Appreciation Rights, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the greater of (a) the highest sales price of the shares on the applicable market or exchange on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options and/or the base price per share of such Stock Appreciation Rights.  Such amount shall be paid no later than the 15th day of the third month following the date of the Committee’s determination. Upon a Participant’s receipt of such amount with respect to some or all of his or her Stock Options and/or Stock Appreciation Rights, the respective Stock Options and/or Stock Appreciation Rights shall be cancelled and may no longer be exercised by such Participant.

SECTION 10

Performance Measures

10.1           Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 10, the performance goals upon which the payment or vesting of an Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be based shall be limited to the following Performance Measures:

(a)	Net income (before or after taxes, interest, depreciation, and/or amortization);

(b)	Net income per share;

(c)	Return on equity;

(d)	Cash earnings;

(e)	Cash earnings per share (reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends);

(f)	Cash earnings return on equity;

(g)	Core earnings (pre-tax earnings excluding provisions for loan losses and asset impairments);

(h)	Ratios of core earnings to assets or shareholders’ equity;

(i)	Operating income;

(j)	Operating income per share;

(k)	Operating income return on equity;

(l)	Return on assets;

(m)	Cash flow;

(n)	Cash flow return on capital;

(o)	Return on capital;

(p)	Productivity ratios;

(q)	Share price (including without limitation growth measures, total shareholder return or comparison to indices);

(r)	Expense or cost levels;

(s)	Margins, including net interest income or contribution margins;

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(t)	Operating efficiency;

(u)	Efficiency ratio;

(v)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;

(w)	Economic value added measurements;

(x)	Market share, market penetration or growth with respect to specific designated products or services, product or service groups and/or specific geographic areas;

(y)	Reduction of losses, loss ratios, expense ratios, fixed costs or credit risk measurements;

(z)	Nonperforming assets and nonperforming asset ratios;

(aa)	Employee turnover; and

(bb)	Specified objective social goals.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 10.

10.2           Evaluation of Performance. The Committee may provide in any such Incentive Award that any evaluation of Performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year, (f) acquisitions, mergers, divestitures or accounting changes, (g) amortization of goodwill or other intangible assets, (h) discontinued operations, and (i) other special charges or extraordinary items.  To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

10.3           Committee Discretion. In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 10.1.

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10.4           Adjustment of Performance-Based Compensation. Incentive Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such Incentive Awards downward, and such Incentive Awards may be forfeited in whole or in part.

10.5           Performance-Based Compensation Conditioned on Performance. Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 10, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

10.6           Time of Determination of Performance Goals by Committee. All performance goals to be made by the Committee for a Performance Period pursuant to this Section 10 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

10.7           Objective Standards. Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 10, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 10 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 10.6.

SECTION 11

General Provisions

11.1           No Rights to Incentive Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

11.2           Withholding. The Company or a Subsidiary or Affiliate shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary or Affiliate), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award.  Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

11.3           Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11.4           No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

11.5           No Right to Employment or Directorship. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate or to continue as a Director or Consultative Board Member of the Company or any Subsidiary. The Company or any Subsidiary or Affiliate may at any time dismiss a Participant from board membership or employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant. The shareholders may in their unfettered discretion fail to re-elect or terminate the directorship of any Participant for any or no reason, consistent with the applicable articles of incorporation and bylaws of the Company or the Subsidiary.

11.6           No Liability of Company. The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

11.7           Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment with the Company and its Subsidiaries and Affiliates is under consideration.

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11.8           Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

11.9           Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 12

Termination and Amendment

12.1           Board and Committee Actions. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.3 and 6.1, respectively; (ii) increase the individual maximum limits in Section 4.2; (iii) require shareholder approval by law or under listing requirements or other applicable rules of an applicable exchange or market; or (iv)  cause the Plan to fail to be exempt from Section 409A of the Code.

12.2           No Impairment. Notwithstanding anything to the contrary in Section 12.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder’s consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any tax or accounting standard, law or regulation.

SECTION 13

Effective Date and Duration of the Plan

The Plan shall take effect February 25, 2010, subject to approval by the shareholders at the 2010 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after February 24, 2020.

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Proxy Solicited on Behalf of the Board of Directors for the
Annual Meeting of Shareholders to be Held on April 27, 2010

The undersigned shareholder appoints David S. Hickman and Robert K. Chapman, or either of them, with full power of substitution, as attorneys and proxies for the undersigned, to attend the meeting referred to above and any adjournment thereof, and to vote and act with respect to all shares of common stock of United Bancorp, Inc. (the "Company") that the undersigned is entitled to vote at the meeting and any adjournment thereof, on all matters that come before the meeting and on all matters incident to the conduct of the meeting, including any vote to adjourn the meeting.

If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for approval of the proposals. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting and on any matter incident to the conduct of the meeting, including any adjournment of the meeting.

The Board of Directors recommends a vote FOR all proposals.

Proposal 1
To elect two directors constituting Class I of the Board of Directors, to serve for three years until the 2013 Annual Meeting of Shareholders and upon the election of their successors.
Class I Director Nominees:
James D. Buhr	James C. Lawson
Please mark only one box
☐ FOR all nominees	☐ FOR, except vote withheld from the following nominees:
☐ WITHHELD from all nominees

Proposal 2
To approve an advisory proposal to approve the Company’s executive compensation practices as disclosed in the Company’s 2010 Proxy Statement.
❑ FOR	❑AGAINST	❑ABSTAIN
Proposal 3
To approve the Company’s Stock Incentive Plan of 2010.
❑ FOR	❑AGAINST	❑ ABSTAIN

Signed this _______ day of __________________, 2010.

(Signature)	(Signature)
Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

Post Office Box 248 ● 205 East Chicago Boulevard ● Tecumseh, Michigan  49286 ● Phone 517.423.8373 ● Fax 517.423.5041 ● www.ubat.com